REGISTRATION FILE NO. 33-57389

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO.1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          CAROLINA FIRST CORPORATION
             (Exact name of Registrant as specified in its charter)

      SOUTH CAROLINA                          6711                     57-0824914
 (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
 of incorporation or organization)   Classification Code No.)      Identification No.)


                             102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (803) 255-7913
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                            WILLIAM S. HUMMERS, III
                            EXECUTIVE VICE PRESIDENT
                           CAROLINA FIRST CORPORATION
                             102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (803) 255-7913
               (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                                          COPIES TO:
 WILLIAM P. CRAWFORD, JR., ESQ.                                  GEORGE S. KING, JR., ESQ.
WYCHE, BURGESS, FREEMAN & PARHAM, P.A.                              SINKLER & BOYD, P.A.
         POST OFFICE BOX 728                                  1426 MAIN STREET, SUITE 1200
    GREENVILLE, SOUTH CAROLINA 29602                         COLUMBIA, SOUTH CAROLINA 29201
(803) 242-8265 (TEL) (803) 235-8900 (FAX)               (803) 779-3080 (TEL) (803) 765-1243 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and after the waiver or satisfaction of all other conditions to the merger of Aiken County National Bank ("ACNB") with and into a wholly-owned subsidiary of the Registrant, all as set forth in the Merger Agreement described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []


                        CALCULATION OF REGISTRATION FEE

                                        Proposed        Proposed
Title of each class                     maximum          maximum
of securities to be    Amount to be      price      aggregate offering        Amount of
 registered           registered(1)    per unit(2)       price(2)        registration fee(2)

Common Stock             452,813          $8.41         $3,808,157           $1,313.17(3)



    (1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of ACNB with and into a wholly-owned subsidiary of the Registrant.

    (2) Estimated solely for the purpose of computing the registration fee based on the book value of the ACNB common stock computed as of December 31, 1994 (the latest practicable date prior to the filing date hereof).


(3) Previously paid.


    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 Item
Number  Caption in Form S-4                                         Caption in Prospectus

       1        Forepart of Registration Statement and
                Outside Front Cover Page of
                  Prospectus.....................................    Facing Page of Registration Statement,
                                                                     Cross Reference Sheet, Prospectus
                                                                     Cover Page

       2        Inside Front and Outside Back Cover Pages
                   of Prospectus.................................    Available Information, Incorporation by
                                                                     Reference; Table of Contents
       3        Risk Factors, Ratio of Earnings to Fixed
                   Charges and Other Information.................    Summary, Risk Factors


       4        Terms of the Transaction.........................    The Proposed Transaction,Comparative Rights
                                                                     of Shareholders


       5        Pro Forma Financial Information..................    Pro Forma Condensed Financial Information

       6        Material Contacts with the Company Being Acquired.   The Proposed Transaction

       7        Additional Information Required for
                Reoffering by Persons and Parties Deemed
                  to be Underwriters.............................    Not Applicable

       8        Interests of Named Experts and Counsel...........    Legal Matters; Experts

       9        Disclosure of Commission Position on
                Indemnification for Securities Act
                  Liabilities....................................    Not Applicable

       10       Information with Respect to S-3 Registrants......    Information about Carolina First Corporation

       11       Incorporation of Certain Information by Reference.   Information about Carolina First Corporation

       12       Information with Respect to S-2 and S-3
                  Registrants......................................    Not Applicable

       13       Incorporation of Certain Information by Reference..   Not Applicable
       14       Information with Respect to Registrants
                  Other Than S-3 or S-2 Registrants................   Not Applicable

       15       Information with Respect to S-3 Companies........    Not Applicable

       16       Information with Respect to S-2 or S-3 Companies.    Not Applicable

       17       Information with Respect to Companies
                  Other Than S-3 or S-2 Companies................    Information About ACNB

       18       Information if Proxies, Consents or Authorizations
                  are to be Solicited............................    Information About the Special Meeting; The
                                                                     Proposed Transaction; Management
                                                                     Information; Information about Carolina First
                                                                     Corporation; Information about ACNB;

       19       Information if Proxies, Consents or Authorizations are
                not to be Solicited or in an Exchange
                  Offer..........................................    Not Applicable

                           AIKEN COUNTY NATIONAL BANK
                             AIKEN, SOUTH CAROLINA

                                                              February 13, 1995


Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Aiken County National Bank ("ACNB") to be held at the offices of ACNB located at 142 Chesterfield Street, S.E. in Aiken, South Carolina 29801, on March 20, 1995 at 10:30 a.m., local time.


    At the Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Reorganization (the "Merger Agreement"), dated October 13, 1994, among Carolina First Corporation, Carolina First Bank and ACNB, which Merger Agreement is described in the accompanying Proxy Statement/Prospectus.
If the Merger Agreement is approved by holders of two-thirds of the outstanding stock of ACNB, ACNB will be merged with and into Carolina First Bank (the "Merger"). Upon the effective date of the Merger (the "Effective Date"), ACNB shareholders will become entitled to receive 1.125 shares of Carolina First Corporation common stock for each share of ACNB common stock owned by them. As a result of the Merger, the ACNB common stock will be cancelled and Carolina First Bank will be the surviving corporation. The current ACNB offices will continue in operation as branch offices of Carolina First Bank.


    Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank and ACNB, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the appendices thereto.


    THE BOARD OF DIRECTORS OF ACNB BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ACNB AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.


    Because the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of ACNB common stock is required to approve the Merger, it is important that your shares of ACNB common stock be represented at the Special Meeting, whether or not you are personally able to attend. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Special Meeting, you may vote your shares in person, even if you have already returned your Proxy.

                                    Sincerely,


                                   Michael L. Laughlin
                                   Chairman of the Board of Directors

                           AIKEN COUNTY NATIONAL BANK
                          142 CHESTERFIELD STREET S.E.
                          AIKEN, SOUTH CAROLINA 29801


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 20, 1995




TO THE SHAREHOLDERS OF AIKEN COUNTY NATIONAL BANK:

    NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Aiken County National Bank ("ACNB") will be held at the offices of ACNB located at 142 Chesterfield Street, S.E. in Aiken, South Carolina 29801, on March 20, 1995 at 10:30 a.m., local time, for the following purposes:


    1. CONSIDERATION OF THE MERGER. To consider and vote upon a proposal to approve the Reorganization Agreement dated October 13, 1994, providing for the merger of ACNB with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation, and, in connection therewith, the conversion of each share of ACNB common stock into the right to receive 1.125 shares of common stock of Carolina First Corporation.


    2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


    Only shareholders of record at the close of business on January 31, 1995, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by written notice to the Secretary of ACNB at any time before it is voted, by submitting a proxy having a later date, by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders, or by giving notice of such revocation in the open meeting of the shareholders.


                                By Order of the Board of Directors


                                Michael L. Laughlin,
                                Chairman

Dated: February 13, 1995

PROXY STATEMENT/PROSPECTUS

                           CAROLINA FIRST CORPORATION
                                   PROSPECTUS
                                 452,813 SHARES
                           COMMON STOCK $1 PAR VALUE

                          AIKEN COUNTY NATIONAL BANK
                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS

    This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 452,813 shares (the "CFC Shares") of its common stock in connection with the proposed merger (the "Merger") of Aiken County National Bank ("ACNB") with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation. The CFC Shares are offered to the ACNB shareholders as contemplated in the Reorganization Agreement, dated as of October 13, 1994, (the "Merger Agreement") and entered into among Carolina First Corporation, Carolina First Bank and ACNB. The Merger Agreement provides that in connection with the Merger, each outstanding share of ACNB common stock will automatically be converted into 1.125 shares of Carolina First Corporation common stock, par value $1 per share ("CFC common stock"). Cash will be paid in lieu of fractional shares.


    This Proxy Statement/Prospectus also serves as the Proxy Statement of ACNB in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of ACNB (the "Special Meeting") to be held on March 20, 1995 for the purposes described herein. This Proxy Statement/Prospectus is first being sent to ACNB shareholders on or about February 13, 1995.


    The Merger is subject to certain conditions, including, among others, approval by the shareholders of ACNB at the Special Meeting described herein and approval by applicable regulatory authorities. Conditions to the transactions not required by state or federal law may be waived by the respective parties. Any shareholder of ACNB who, at or prior to the Special Meeting, gives written notice that he dissents from the Merger or who votes against the Merger shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the ACNB common stock owned by such shareholder at the time and in the manner set forth herein. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of ACNB." It is a condition to consummation of the Merger, however, that dissenters' rights not have been perfected with respect to more than 10% of the outstanding shares of ACNB common stock.


    THE ACNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER.


    The CFC common stock is traded on the Nasdaq National Market under the NASDAQ market symbol "CAFC." On February 6, 1995, the closing bid price of the CFC common stock, as reported by NASDAQ, was $14.00 per share. There is no established public trading market for ACNB's common stock.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSEDUPON THE ACCURACYOR ADEQUACY OF THISPROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THE CFC SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


       The date of this Proxy Statement/Prospectus is February 13, 1995.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................      4

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..................      4

OTHER INFORMATION..................................................      5

SUMMARY............................................................      6
       Introduction................................................      6
       Time, Place and Purpose of the Special
         Meeting...................................................      6
       Parties to the Merger.......................................      6
       Terms of the Proposed Transaction...........................      6
       Vote Required and Record Date...............................      7
       Recommendation of Board of Directors........................      7
       Rights of Dissenting Shareholders...........................      7
       Certain Differences in Shareholder's
         Rights....................................................      7
       Conditions and Regulatory Approvals.........................      7
       Termination of the Merger...................................      8
       Effective Date of the Merger................................      8
       Opinion of Financial Adviser................................      8
       Special Considerations......................................      8
       Certain Income Tax Consequences.............................      8
       Restrictions on Resales by Affiliates.......................      8
       Accounting Treatment........................................      9
       Market Prices and Dividends.................................      9

       Selected Consolidated Financial Data........................     10
       Comparative Per Share Data..................................     13
       Recent Financial Developments...............................     14

INFORMATION CONCERNING THE SPECIAL MEETING.........................     15
       Purpose of the Special Meeting..............................     15
       Record Date and Voting Rights...............................     15
       Proxies.....................................................     16
       Recommendation..............................................     16

THE PROPOSED TRANSACTION...........................................     17
       General Description of the Terms of the
         Merger....................................................     17
       Background of and Reasons for the Merger....................     17
       Opinion of Financial Advisor................................     20
       Exchange of ACNB Stock Certificates.........................     25
       Conditions to Consummation of the Merger....................     26
       Termination.................................................     27
       Amendment...................................................     27
       Conduct of ACNB's and Carolina First
         Corporation's Business Prior to the Effective Date .......     27
       Required Regulatory Approvals...............................     28
       Operations After the Merger.................................     29
       Accounting Treatment........................................     29
       Certain Federal Income Tax Consequences.....................     30
       Restrictions on Resales by Affiliates.......................     31
       Rights of Dissenting Shareholders of ACNB...................     32
       Recommendation of Board of Directors........................     32

PRO FORMA COMBINED FINANCIAL INFORMATION...........................     33

INFORMATION ABOUT CAROLINA FIRST CORPORATION.......................     38
       In General..................................................     38
       Recent Developments.........................................     39
       Market Prices of and Dividends Paid on CFC
         Common Stock..............................................     41
       Special Considerations......................................     41
       Incorporation of Certain Information By
         Reference.................................................     42
       Certain Regulatory Matters..................................     43

                                         2


INFORMATION ABOUT ACNB.............................................     52
       General.....................................................     52
       Competition.................................................     52
       Consent Agreement with the OCC..............................     53
       Dividends...................................................     55
       Market Price of ACNB Common Stock and
         Related ACNB Stockholder Matters..........................     55
       Recent Developments.........................................     55
       Management's Discussion and Analysis of
         Financial Condition and Results of Operations.............     56
       Results of Operations.......................................     57
       Net Interest Income.........................................     59
       Liquidity and Interest Rate Sensitivity.....................     60
       Provision for Loan Losses...................................     62
       Investment Securities Portfolio.............................     62
       Loan Portfolio..............................................     64
       Nonperforming Loans; Other Problem Assets...................     65
       Potential Problem Loans.....................................     66
       Other Real Estate...........................................     66
       Allowance for Loan Losses...................................     67
       Deposits....................................................     68
       Return on Equity and Assets.................................     69
       Liquidity...................................................     69
       Capital Adequacy and Resources..............................     69
       Inflation...................................................     70
       Properties..................................................     70
       Supervision and Regulation of ACNB..........................     70

MANAGEMENT INFORMATION.............................................     73
       Management and Principal Shareholders of
         Carolina First Corporation................................     73
       Business Experience of Carolina First
         Corporation Directors.....................................     74
       Business Experience of Carolina First
         Corporation Executive Officers............................     74
       Other Information Regarding Carolina First
         Corporation...............................................     75
       Management and Principal Shareholders of
         ACNB......................................................     76
       Interests of Certain Persons in the
         Merger....................................................     76

COMPARATIVE RIGHTS OF SHAREHOLDERS.................................     77
       Comparison of CFC Common Stock and ACNB
         Common Stock..............................................     77

CAROLINA FIRST CORPORATION CAPITAL STOCK...........................     80
       Common Stock................................................     80
       Preferred Stock.............................................     80
       Stockholders' Rights Agreement..............................     80
       Management Contracts........................................     82
       Board of Directors..........................................     82
       Voting......................................................     83
       Control Share Acquisition / Business
         Combination Statutes......................................     83
       Transfer Agent..............................................     84
       Dividend Reinvestment Plans.................................     84
       Terms of the Preferred Stock................................     84

LEGAL MATTERS......................................................     85

EXPERTS............................................................     86

OTHER MATTERS......................................................     86

APPENDICES
   Merger Agreement................................................    APPENDIX A
   12 U.S.C. (Section Mark) 214a(b)................................    APPENDIX B
   Opinion of The Carson-Medlin Company............................    APPENDIX C

   Financial Statements of the Parties to the Merger...............    APPENDIX D


                                AVAILABLE INFORMATION

    Carolina First Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information statements filed by Carolina
First Corporation with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


    Carolina First Corporation has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CFC Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Carolina First Corporation, ACNB and the CFC Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, microfiche of the Registration Statement and exhibits thereto are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007, and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606.


    Carolina First Corporation furnishes its shareholders with annual reports containing audited financial information.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


    This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of any such documents (other than exhibits to such a document unless such exhibit is specifically incorporated by reference into such documents) are available without charge to any person, including any ACNB shareholder, to whom this Proxy Statement/Prospectus is delivered upon oral or written request to William S. Hummers III, Executive Vice President, Carolina First Corporation, 102 South Main Street, Greenville, SC 29601, telephone number 803-255-7900. In order to ensure timely delivery of the documents, any request should be made by March 6, 1995.


    Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Carolina First Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and Carolina First Corporation's Current Reports on Form 8-K dated May 2, 1994, November 22, 1994 and January 24, 1995, in each case filed with the Commission pursuant to Section 13 of the Exchange Act; the description of the CFC common stock which is contained in its registration statements filed under
Section 12 of the Exchange Act,
including any amendment or report filed for the purpose of updating such description; and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1993, from the date of filing of such document, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus.


    All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                               OTHER INFORMATION

    This Proxy Statement/Prospectus does not cover any resales of the CFC common stock offered hereby to be received by the stockholders deemed to be "affiliates" of Carolina First Corporation or ACNB upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although securities received by those stockholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or ACNB may be traded without the use of this Proxy Statement/Prospectus.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAROLINA FIRST CORPORATION OR ACNB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING APPENDICES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.


    INTRODUCTION. This Proxy Statement/Prospectus is furnished in connection with the issuance by Carolina First Corporation of the CFC Shares and the solicitation of proxies by the Board of Directors of ACNB with respect to the Special Meeting to be held on March 20, 1995 and at any adjournment(s) thereof, for the purpose of considering and voting upon the Merger of ACNB with and into Carolina First Bank. This Proxy Statement/Prospectus is first being mailed to shareholders of ACNB on or about February 13, 1995.


    TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING. The Special Meeting will be held on March 20, 1995 at 10:30 a.m. at ACNB's main office, 142 Chesterfield Street, S.E., Aiken, South Carolina. At the Special Meeting, shareholders of ACNB will consider and vote on the proposal to approve the Merger Agreement, which provides for the Merger of ACNB into Carolina First Bank and the conversion of ACNB common stock into CFC common stock. See "INFORMATION CONCERNING THE SPECIAL MEETING."


    PARTIES TO THE MERGER. CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its two subsidiaries: Carolina First Bank and Carolina First Mortgage Company, which is a mortgage loan origination and servicing company headquartered in Columbia, South Carolina. Carolina First Corporation is a South Carolina corporation which was organized in 1986. At September 30, 1994, it had total assets of approximately $1.07 billion, total loans of approximately $816 million and total deposits of approximately $940 million. Its principal executive offices are located are 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (803) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."


    ACNB. ACNB is a national bank, the deposit accounts of which are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). ACNB's principal office is located at 142 Chesterfield Street, S.E., Aiken, South Carolina 29801, and its telephone number is (803) 649-9991. As of September 30, 1994, ACNB had total assets of approximately $43 million, total loans of approximately $31 million, and total deposits of approximately $39 million and operated through two branches. See "INFORMATION ABOUT ACNB."


    CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered bank which is a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 44 locations, which are located throughout South Carolina. It began its operations in December 1986 and at September 30, 1994, had total assets of approximately $805 million, total loans of approximately $609 million, total deposits of approximately $717 million and operated through 30 branches. On February 3, 1995, Carolina First Savings Bank, F.S.B., a wholly-owned savings bank subsidiary of Carolina First Corporation, was merged into Carolina First Bank, adding assets of approximately $264 million and 13 branch locations. The deposits of Carolina First Bank are insured by the FDIC. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." The Merger will be effected through the merger of ACNB with and into Carolina First Bank.


    TERMS OF THE PROPOSED TRANSACTION. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of ACNB's common stock will be converted into 1.125 shares of CFC common stock, and current shareholders of ACNB will no longer have any rights in ACNB's common stock. Cash will be paid in lieu of issuance of fractional shares. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Merger."


    VOTE REQUIRED AND RECORD DATE. Only ACNB shareholders of record at the close of business on January 31, 1995 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of ACNB's common stock eligible to vote at the Special Meeting. As of the Record Date, there were 402,500 shares of ACNB's common stock entitled to vote. As of the date hereof, the directors and executive officers of ACNB and their affiliates beneficially owned 86,688 shares, or approximately 21.5%, of ACNB's common stock, all of which are expected to be voted in favor of the Merger.
Upon consummation of the transactions contemplated hereby, such persons will beneficially own 97,524 shares of CFC common stock, or approximately 2.0% of the outstanding CFC common stock.


    No shareholder vote is required on behalf of Carolina First Corporation. Carolina First Corporation will vote all shares of Carolina First Bank in favor of the Merger. See "THE PROPOSED TRANSACTION."


    RECOMMENDATION OF BOARD OF DIRECTORS. The Board of Directors of ACNB has approved the Merger Agreement and believes that the Merger is in the best interests of ACNB and its shareholders. IT UNANIMOUSLY RECOMMENDS THAT ACNB'S SHAREHOLDERS VOTE FOR THE MERGER. See "THE PROPOSED TRANSACTION -- Recommendation of Board of Directors."


    RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of ACNB who give written notice at or prior to the Special Meeting that they dissent to the proposed Merger, or who vote against the proposed Merger will be entitled to obtain payment of the value of their shares of ACNB common stock under federal law. Failure to comply strictly with certain statutory procedures may result in the forfeiture of such rights. It is a condition to consummation of the Merger that dissenters' rights not have been perfected with respect to more than 10% of ACNB's outstanding shares of common stock. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of ACNB."


    CERTAIN DIFFERENCES IN SHAREHOLDER'S RIGHTS. Upon effectiveness of the Merger, the outstanding shares of ACNB common stock will be converted into shares of CFC common stock. Accordingly, the ACNB shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by South Carolina corporations law and by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation will differ from the rights of shareholders of ACNB in several important respects, including the right to remove directors, required shareholder votes on certain matters, classification of directors, nominations of directors, preemptive rights, cumulative voting, and statutory and other restrictions on certain business combinations and control share acquisitions. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."


    CONDITIONS AND REGULATORY APPROVALS. Consummation of the transactions contemplated by the Merger Agreement is subject to various conditions, including receipt of the approval by the FDIC, the South Carolina State Board of Financial Institutions (the "State Board"), and the shareholders of ACNB. Applications to the FDIC and the State Board seeking approval of the proposed transaction have been filed and are now pending. Consummation of the Merger is also conditioned upon, among other things, a determination by Carolinal First Corporation that the Merger will qualify for pooling-of-interests accounting treatment and dissenters' rights not being exercised by the holders of more than 10% of the outstanding shares of ACNB common stock. Carolina First Corporation and ACNB may waive certain of the conditionsto their respective obligations to consummate the Merger, other than conditions required by law. See "THE
PROPOSED TRANSACTION -- Conditions to Consummation of the Merger, and -- Required Regulatory Approvals."

    TERMINATION OF THE MERGER. The Merger Agreement may be terminated at any time prior to the closing date (i) by mutual consent of Carolina First Corporation, ACNB and Carolina First Bank; (ii) by either Carolina First Corporation or ACNB if any order preventing consummation of the Merger is entered by any state or federal governmental or regulatory body; (iii) by either Carolina First Corporation or ACNB if the other party has failed to comply with the agreements or fulfill the conditions of the Merger Agreement in a way that is material to the consolidated businesses of the breaching party and has not cured the failure to comply within a reasonable period of time after being given notice thereof; (iv) by either Carolina First Corporation or ACNB if the closing has not occurred by April 30, 1995; or (v) by ACNB if the average of the closing sales price of CFC common stock for any period of ten consecutive trading days from October 13, 1994 through the day before the closing date is less than $12.00 per share. The Merger Agreement may be amended by mutual written consent of all the parties.


    EFFECTIVE DATE OF THE MERGER. The Effective Date of the Merger will be the time and date specified in the Articles of Merger that are delivered for filing to the Secretary of State of South Carolina. The Effective Date will occur as soon as practicable following the date that all conditions specified in the Merger Agreement have been satisfied or waived. The Effective Date currently is anticipated to be in the first quarter of 1995, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Date. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."


    OPINION OF FINANCIAL ADVISER. The Carson Medlin Company ("Carson Medlin") has served as financial adviser to ACNB in connection with the Merger and has rendered an opinion to the ACNB Board of Directors that the exchange ratio of CFC common stock for ACNB common stock is fair from a financial point of view to the ACNB stockholders. For additional information concerning Carson-Medlin and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of Financial Adviser" and the opinion of Carson-Medlin attached as Appendix C to this Proxy Statement/Prospectus.


    SPECIAL CONSIDERATIONS. In considering whether or not to vote for the Merger, ACNB shareholders should consider certain factors applicable to Carolina First Corporation, including its dependence on senior management, its growth through acquisitions, and its anti-takeover measures which are in place. For further information regarding these factors, see "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Special Considerations."


    CERTAIN INCOME TAX CONSEQUENCES. ACNB has received an opinion of counsel stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service (the "IRS"). In such opinion, counsel has opined that if certain conditions are met, no taxable gain or loss for federal tax purposes will be recognized by ACNB shareholders upon the exchange of ACNB common stock solely for CFC common stock, except to the extent that such shareholders receive cash in lieu of fractional shares. A dissenting shareholder who receives cash in lieu of CFC common stock will be taxed to the extent that the cash exceeds such dissenting shareholder's basis in the ACNB common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." BECAUSE OF THE COMPLEXITIES OF THE FEDERAL INCOME TAX LAWS AND BECAUSE THE TAX CONSEQUENCES MAY VARY DEPENDING UPON A HOLDER'S INDIVIDUAL CIRCUMSTANCES OR TAX STATUS, IT IS RECOMMENDED THAT EACH STOCKHOLDER OF ACNB CONSULT HIS OR HER TAX ADVISOR CONCERNING THE FEDERAL (AND ANY APPLICABLE STATE, LOCAL OR OTHER) TAX CONSEQUENCES OF THE MERGER.


    RESTRICTIONS ON RESALES BY AFFILIATES. As a condition to Carolina First Corporation's obligation to consummate the Merger, affiliates of ACNB must deliver written agreements to Carolina First Corporation that they will not dispose of any shares of CFC common stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and rules and regulations promulgated thereunder.
See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."


    ACCOUNTING TREATMENT. The Merger is expected to be accounted for as a "pooling-of-interests" of ACNB and Carolina First Corporation under generally accepted accounting principles.


    MARKET PRICES AND DIVIDENDS. CFC common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.06 per common share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the CFC common stock, there can be no assurance that Carolina First Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on CFC common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.


    Trading in ACNB common stock is limited. There are no market makers for the ACNB common stock, and it is not listed on any exchange or with the Nasdaq Stock Market. Management is aware of transactions in the ACNB common stock at prices ranging from $9.50 to $13.50 per share over the past two years. The most recent trade of which management is aware occurred in September, 1994 in which 3,400 shares were traded at $10.00 per share. Such trades may not be arm's length transactions and may not be indicative of the market value of the ACNB common stock.


    ACNB has never paid any dividends, and ACNB's ability to pay dividends is presently restricted by an agreement between ACNB and the Office of Comptroller of the Currency (the "OCC"), as well as by the National Bank Act. See "INFORMATION ABOUT ACNB -- Dividends."


    The information presented in the following table reflects the last reported sales prices for CFC common stock on October 12, 1994, the last trading day prior to the public announcement of the proposed Merger, and the ACNB common stock on an equivalent per share basis, calculated by multiplying the closing price of the CFC common stock on such date by the 1.125 exchange ratio. The table also reflects the last reported sales prices for CFC common stock on or prior to February 6, 1995:



                                 MARKET VALUES PER SHARE
                  Carolina First Corporation                  ACNB
                        Historical                 Historical       Equivalent
October 12, 1994       $ 15.50                $     10.00 *          $17.44

February 6, 1995       $ 14.13                Not Available          $15.89


* Estimated


    ACNB stockholders are advised to obtain current market quotations for the CFC common stock. The market price of CFC common stock on the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

             SELECTED CONSOLIDATED FINANCIAL DATA
    The following tables present selected unaudited historical financial information of Carolina First Corporation (consolidated) and ACNB and selected unaudited combined pro forma financial information for Carolina First Corporation (consolidated) and ACNB. Except for the Recent Financial Developments, this information is derived from the historical financial statements of Carolina First Corporation (consolidated) and ACNB, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data is presented using the pooling-of-interests method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation (consolidated) and ACNB is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Merger been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, including pro forma results of additional acquisitions by Carolina First Corporation, see "PRO FORMA COMBINED FINANCIAL STATEMENTS."



                                                          CAROLINA FIRST CORPORATION

                                                                                                  Nine Months Ended
                                                   Years Ended December 31,                         September 30,
                                  1989       1990         1991         1992         1993          1993       1994(1)
                                                        (dollars in thousands, except per share data)
STATEMENT OF INCOME DATA
Net interest income             $ 8,021    $ 10,241      $ 12,866     $ 17,819     $ 26,943     $ 19,346      $ 28,864
Provision for loan losses           869         790         1,423        1,453          909          909           450
Noninterest income, excluding
   securities transactions          967       1,099         1,622        2,939        5,590        3,673         6,014
Securities transactions              17          (4)          664          517          662          546           189
Noninterest income                  984       1,095         2,286        3,456        6,252        4,219         6,203
Noninterest expenses              6,695       8,927        11,607       16,145       25,178       17,649        27,186
Net income                          925       1,045         1,680        2,517        4,935        3,408         5,247
Dividends on common stock            --          --            --           --          214           --           668
Dividends on preferred stock         --          --            --          625        1,930        1,381         1,702
Net income applicable to
   common stockholders              925       1,045         1,680        1,892        3,005        2,027         3,545
BALANCE SHEET DATA (PERIOD END)
Total assets                   $326,475    $345,745      $447,314     $529,063     $816,421     $754,649    $1,067,664
Debt securities and temporary
   investments                   74,197      42,186        69,007       80,766      168,938      139,696       125,442
Loans, net of unearned income   232,995     275,315       338,701      396,557      565,158      536,890       816,341
Allowance for loan losses         2,041       2,403         3,727        4,263        5,688        5,352         5,029
Total earning assets            307,192     317,501       407,708      477,323      734,346      676,586       941,783
Total deposits                  287,565     299,933       407,371      476,268      724,585      651,997       940,275
Borrowed funds                    3,473      12,260         2,755        2,591       16,779       33,324        30,714
Long-term debt                    3,376         276         1,322        1,268        1,214        1,264         1,212
Preferred stock                      --          --            --       10,319       15,662       25,891        37,063
Stockholders' equity             28,834      30,235        31,875       44,225       62,869       62,281        87,024
PER SHARE DATA(2)
Net income per common share:
 Primary                      $    0.29    $   0.32     $    0.51    $    0.57    $    0.90    $    0.61    $     0.79
 Fully diluted                      n/a         n/a           n/a          n/a          n/a          n/a          0.77
Book value per common
   share (period end)              8.94        9.28          9.71         9.90        10.27        10.17         10.45
Tangible book value per
   common share (period end)       8.94        9.28          8.90         9.07         7.02         6.39          6.85
Common shares outstanding:
 Weighted average             3,221,792   3,233,633     3,266,288    3,290,692    3,331,787    3,313,613     4,519,486
 Period end                   3,224,142   3,259,429     3,284,593    3,306,008    4,493,710    3,348,601     4,524,361




(1) This information does not reflect the writedown of approximately $6,000,000 and tax liability of approximately $1,000,000 which occurred in the fourth quarter of 1994. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments--Corporate Restructuring."

(2)   Adjusted for stock dividends.

                                       AIKEN COUNTY NATIONAL BANK




                                                                                         Nine Months Ended
                                              Years Ended December 31,                      September 30,
                                  1989       1990       1991        1992        1993       1993       1994
                                              (dollars in thousands, except per share data)
STATEMENT OF INCOME DATA
Net interest income              $ 856     $ 1,225    $ 1,429     $ 1,550     $ 1,630    $ 1,231    $ 1,398
Provision for loan losses          332           3        264         375          52         53         30
Noninterest income, excluding
   securities transactions          79         152        185         217         211        150        213
Securities transactions             --          --          2          19          --         --         --
Noninterest income                  79         152        187         235         211        150        213
Noninterest expenses               883       1,132      1,282       1,544       1,677      1,238      1,354
Net income                        (279)        243         59        (134)        112         90        156
BALANCE SHEET DATA (PERIOD END)
Total assets                  $ 22,762     $35,752    $46,116    $ 45,288     $43,952    $44,419    $43,039
Debt securities and temporary
   investments                   2,270       6,323      8,075       9,365      10,260     10,864      7,755
Loans, net of unearned income   16,998      25,617     33,530      30,615      29,361     28,749     30,525
Allowance for loan losses          249         328        540         621         582        651        529
Total earning assets            20,150      32,231     41,700      40,096      39,621     39,613     38,280
Total deposits                  17,588      31,536     41,849      41,431      40,092     40,571     39,045
Borrowed funds
Long-term debt                     348         258        160          55          24         24         --
Stockholders' equity             3,422       3,664      3,723       3,589       3,701      3,679      3,808

PER SHARE DATA
Net income per common share   $  (0.69)    $  0.60    $  0.15    $  (0.33)    $  0.28    $  0.22    $  0.39
Book value per common
   share (period end)             8.50        9.10       9.25        8.92        9.20       9.14       9.46
Tangible book value per
   common share (period end)      8.50        9.10       9.25        8.92        9.20       9.14       9.46
Common shares outstanding:
 Weighted average              402,500     402,500    402,500     402,500     402,500    402,500    402,500
 Period end                    402,500     402,500    402,500     402,500     402,500    402,500    402,500

                                      PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                        OF CAROLINA FIRST CORPORATION AND ACNB



                                                                                                    Nine Months Ended
                                                   Years Ended December 31,                           September 30,
                                  1989         1990        1991         1992         1993          1993        1994(1)
                                              (dollars in thousands, except per share data)
STATEMENT OF INCOME DATA
Net interest income             $ 8,877     $ 11,466     $ 14,295     $ 19,369     $ 28,573     $ 20,577      $ 30,262
Provision for loan losses         1,201          793        1,687        1,828          961          962           480
Noninterest income, excluding
   securities transactions        1,046        1,251        1,807        3,156        5,801        3,823         6,227
Securities transactions              17           (4)         666          536          662          546           189
Noninterest income                1,063        1,247        2,473        3,691        6,463        4,369         6,416
Noninterest expenses              7,578       10,059       12,889       17,689       26,855       18,887        28,540
Net income                          645        1,288        1,739        2,383        5,047        3,498         5,403
Dividends on common stock            --           --           --           --          214           --           668
Dividends on preferred stock         --           --           --          625        1,930        1,381         1,702
Net income applicable to
   common stockholders              645        1,288        1,739        1,758        3,117        2,117         3,701

BALANCE SHEET DATA (PERIOD END)

Total assets                  $ 349,237    $ 381,497    $ 493,430    $ 574,351    $ 860,373    $ 799,068    $1,110,703

Debt securities and temporary
   investments                   76,467       48,509       77,082       90,131      179,198      150,560       133,197
Loans, net of unearned income   249,993      300,932      372,231      427,172      594,519      565,639       846,866
Allowance for loan losses         2,290        2,731        4,267        4,884        6,270        6,003         5,558
Total earning assets            327,342      349,732      449,408      517,419      773,967      716,199       980,063

Total deposits                  307,153      331,469      449,220      517,699      764,677      692,568       979,320

Borrowed funds                    3,473       12,260        2,755        2,591       16,779       33,324        30,714
Long-term debt                    3,724          534        1,482        1,323        1,238        1,288         1,212
Preferred stock                      --           --           --       10,319       15,662       25,891        37,063
Stockholders' equity             32,256       33,899       35,598       47,814       66,570       65,960        90,832

PER SHARE DATA(2)
Net income per common share:
 Primary                      $    0.18    $    0.35    $    0.47    $    0.47    $    0.82    $    0.56    $     0.74
 Fully diluted                      n/a          n/a          n/a          n/a          n/a          n/a          0.72
Book value per common
   share (period end)              8.77         9.13         9.53         9.67        10.08         9.93         10.26
Tangible book value per
   common share (period end)       8.77         9.13         8.81         8.93         7.12         6.60          6.99
Common shares outstanding:
 Weighted average             3,674,604    3,686,445    3,719,100    3,743,504    3,784,599    3,766,426     4,972,299
 Period end                   3,676,954    3,712,241    3,737,406    3,758,820    4,946,523    3,801,414     4,977,174



(1) This information does not reflect the write down of approximately $6,000,000 and tax liability of approximately $1,000,000 which occurred in the fourth quarter of 1994. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments--Corporate Restructuring."

(2) Adjusted for stock dividends.

                           COMPARATIVE PER SHARE DATA



    The following table presents at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for CFC common stock after giving effect to the Merger and (ii) certain historical and pro forma data for ACNB common stock. The pro forma financial data is presented using the pooling-of-interests method of accounting, and an exchange ratio of 1.125 shares of CFC common stock for each share of ACNB common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. Data for 1994 is derived from unaudited financial information. The data is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented and is not indicative of future results.




                                              Historical              Pro Forma
                                             CFC     ACNB   CFC Combined  ACNB Equivalent(1)
Primary Earnings Per Common Share
Years Ended December 31,
 1994 (through 9/30/94)                     $ .79    $ .39     $ .74        $ .83
 1993                                         .90      .28       .82          .92
 1992                                         .57     (.33)      .47          .53
 1991                                         .51      .15       .47          .53
 1990                                         .32      .60       .35          .36
 1989                                         .29     (.69)      .18          .21

Fully Diluted Earnings Per Share
 Years Ended December 31,
 1994 (through 9/30/94)                       .77      n/a       .72          .81
 1993                                         n/a      n/a       n/a          n/a
 1992                                         n/a      n/a       n/a          n/a
 1991                                         n/a      n/a       n/a          n/a
 1990                                         n/a      n/a       n/a          n/a
 1989                                         n/a      n/a       n/a          n/a

Cash Dividends Declared Per Common Share
Years Ended December 31,
 1994 (through 9/30/94)                       .15       --       .13          .15
 1993                                         .05       --       .04          .05
 1992                                          --       --        --           --
 1991                                          --       --        --           --
 1990                                          --       --        --           --
 1989                                          --       --        --           --

Book Value Per Common Share
Years Ended December 31,
 1994 (through 9/30/94)                     10.45     9.46     10.26        11.54
 1993                                       10.27     9.20     10.08        11.34
 1992                                        9.90     8.92      9.67        10.88

 1991                                        9.71     9.25      9.53        10.72

 1990                                        9.28     9.10      9.13        10.27
 1989                                        8.94     8.50      8.77         9.90


(1) Calculated by multiplying the CFC Combined by the 1.125 exchange ratio.

                          RECENT FINANCIAL DEVELOPMENTS

    The following table presents selected unaudited financial information of CFC (consolidated) and ACNB for the year ended December 31, 1994.
For further information, see "INFORMATION ABOUT ACNB--Recent Developments" and "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments".



                                        Year Ended December 31, 1994
                             (dollars in thousands, except per share data)
                                    Carolina First                  Pro Forma
                                       Corporation        ACNB       Combined
STATEMENT OF INCOME DATA
Net interest income                 $       41,627     $ 1,844     $   43,471
Provision for loan losses                      950         140          1,090
Noninterest income, excluding
 securities transactions                     7,624         287          7,911
Securities transactions                        234        (159)            75
Noninterest income                           7,858         129          7,987
Noninterest expenses                        49,960       2,139         52,099
Net income (loss)                           (1,869)       (306)        (2,175)
Dividends on common stock                      214           -            214
Dividends on preferred stock                 2,433           -          2,433
Net income applicable to
 common stockholders                        (4,302)       (306)        (4,608)

BALANCE SHEET DATA (PERIOD END)
Total assets                        $    1,120,097     $41,625     $1,161,722
Debt securities and temporary
 investments                               117,559       6,726        124,285
Loans, net of unearned income              865,869      29,736        895,605
Allowance for loan losses                    5,267         402          5,669
Total earning assets                       983,428      36,462      1,019,890
Total deposits                             925,448      38,022        963,470
Borrowed funds                             106,040           -        106,040
Long-term debt                               1,160           -          1,160
Preferred stock                             37,014           -         37,014
Stockholders' equity                        79,041       3,393         82,434

PER SHARE DATA (1)(2)
Net income (loss) per common share:
 Primary                                    ($0.95)     ($0.73)        ($0.93)
 Fully diluted                                 N/A         N/A            N/A
Book value per common
 share (period end)                           8.58        8.43           8.48
Tangible book value per
 common share (period end)                    4.16        8.43           4.46

Common shares outstanding:
 Weighted average                        4,521,274     402,500      4,974,087
 Period end                              4,581,247     402,500      5,034,060

    For further information,see "INFORMATION ABOUT ACNB--Recent Developments" and "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments."

                INFORMATION CONCERNING THE SPECIAL MEETING


    This Proxy Statement/Prospectus is being furnished to shareholders of ACNB as of the Record Date in connection with the solicitation of proxies by the Board of Directors of ACNB for use at the Special Meeting and at any adjournment or adjournments thereof. The Special Meeting is to be held on March 20, 1995 at 10:30 a.m. at the main office of ACNB, 142 Chesterfield Street, S.E., Aiken, South Carolina. This Proxy Statement/Prospectus also serves as the Prospectus of Carolina First Corporation with regard to the offering of the CFC Shares to shareholders of ACNB.


    Holders of ACNB common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to ACNB in the enclosed postage-paid envelope.



PURPOSE OF THE SPECIAL MEETING


    The purpose of the Special Meeting is to consider and take action with respect to approval of the Merger Agreement. Approval of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of ACNB common stock. See "Record Date and Voting Rights." Approval of the Merger Agreement by holders of at least two-thirds of the outstanding ACNB common stock is required by federal law.


    This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of ACNB on or about February 13, 1995.



RECORD DATE AND VOTING RIGHTS


    Only the holders of ACNB common stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 402,500 shares of ACNB common stock outstanding, which were held by 465 holders of record. Each share of ACNB common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting; provided, however, that shares held of record by persons whose liabilities to ACNB are past due and unpaid may not be voted at the Special Meeting.


    A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.


    APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF ACNB COMMON STOCK. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT.


    As of January 16, 1995, the directors and executive officers of ACNB and their affiliates owned a total of 86,688 shares, or approximately 21.5% of ACNB common stock, all of which are expected to be voted in favor of the Merger Agreement.

PROXIES


    The accompanying Proxy is for use at the Special Meeting. A shareholder may use this Proxy if he is unable to attend the Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Merger Agreement. The Board of Directors of ACNB is not aware of any other matters that may be presented for action at the Special Meeting of Shareholders, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.


    If a quorum is not obtained, or if fewer shares of ACNB common stock are voted in favor of approval of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matter at a previous meeting.


    The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked (1) by written notice to the Secretary of ACNB at any time before it is voted, (2) by submitting a proxy having a later date, (3) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders, or (4) by giving notice of such revocation in the open meeting of the shareholders.


    Solicitation of proxies may be made in person or by mail, or by telephone or telegraph by directors, officers and regular employees of ACNB, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. ACNB will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.


    No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by ACNB, Carolina First Corporation or any other person. The delivery of this Proxy
Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of ACNB or Carolina First Corporation since the date of this Proxy Statement/Prospectus.



RECOMMENDATION


    THE ACNB BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF ACNB AND ITS STOCKHOLDERS. THE ACNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACNB'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                          THE PROPOSED TRANSACTION

    THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS SET FORTH IN FULL AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.



GENERAL DESCRIPTION OF THE TERMS OF THE MERGER


    The Merger Agreement provides for the Merger of ACNB with and into Carolina First Bank. As a result of the Merger, the separate corporate existence of ACNB will cease and Carolina First Bank, as the surviving entity, will possess all rights, franchises and interests of ACNB. On the Effective Date of the Merger, each outstanding share of ACNB common stock will be converted into 1.125 shares of CFC common stock.


    Cash will be paid to holders of ACNB common stock in lieu of any fractional share that would otherwise be issuable. The amount of such cash to be paid in lieu of fractional shares will be based on the Fair Market Value of the CFC common stock on the last trading day immediately preceding the Effective Date. The "Fair Market Value" of the CFC common stock means, with respect to a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding four business days.


    The Merger Agreement provides that Carolina First Corporation and ACNB will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Merger Agreement, including fees of attorneys and accountants.


    The Merger will become effective on the Effective Date, which will be specified in the articles of merger to be filed with the South Carolina Secretary of State. On the Effective Date, by operation of law, ACNB shareholders will automatically become owners of CFC common stock and will no longer be owners of ACNB common stock. After the Effective Date, each outstanding certificate representing shares of ACNB common stock prior to the Effective Date shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of ACNB common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC common stock in exchange therefor as provided in the Merger Agreement.



BACKGROUND OF AND REASONS FOR THE MERGER


    Since the passage of legislation in 1986 permitting bank holding companies in the southeastern region to operate in more than one state, the banking industry in the Southeast has undergone a great deal of consolidation. This consolidation has resulted in the acquisition of substantially all of the large South Carolina banks by the larger out-of-state regional banking concerns. It was in this consolidating environment that both Carolina First Corporation and ACNB were created. Both institutions sought to target individuals and small to medium-sized businesses in South Carolina that were believed to be ignored by the larger regional banking concerns.


    Carolina First Corporation's objective is to become the leading South Carolina-based banking institution which is headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Since its inception, it has pursued a strategy of growth both internally and through acquisitions. As a result of such strategy, Carolina First Corporation has engaged in numerous acquisitions of financial institutions, branch locations and other financial assets over the past five years. In the course of its continuing review of potential acquisition candidates and markets, Carolina First Corporation began considering the possibility of entering the Aiken market and the related acquisition of ACNB.


    Carolina First Corporation first approached ACNB about the possibility of a business combination in May of 1994. Carolina First Corporation was assisted and advised in this regard by Blalock & Company, a company headquartered in Aiken, South Carolina which, among other things, provides consulting services to financial institutions.


    The ACNB Board of Directors initially determined, however, that it would not be appropriate to pursue discussions about a business combination at that time and chose not to engage in any specific negotiations with Carolina First Corporation. Subsequently, in the summer of 1994, ACNB was approached by another financial institution regarding the possibility of a business combination between the two institutions. The Board of Directors of ACNB considered the possibility of such a combination. Although the Board recognized that it might be appropriate to consider a business combination with such institution, it decided that before it could make a well-reasoned and informed decision, the Board needed to make an effort to determine what other alternatives might be available. Accordingly, the Board began studying the relative merits of remaining independent and, at the same time, contacted several other financial institutions to see whether any of them had an interest in some form of business combination with ACNB. ACNB received proposals from three financial institutions, one of which was again Carolina First Corporation.



    After considering each of the proposals and the alternative of remaining independent, ACNB's Board of Directors determined that the Carolina First Corporation proposal contained terms that it believed to be in the best interests of the ACNB stockholders and more favorable than the two other proposals. During September and October, 1994, further discussions were held with Carolina First Corporation regarding the terms of a possible transaction. On October 4, 1994, the Board of Directors of ACNB met and considered the proposed transaction and voted to enter into a letter of intent with Carolina First Corporation outlining the basic terms of an agreement regarding the proposed transaction. From October 4, 1994 to October 13, 1994, ACNB, with the assistance of its legal advisors, negotiated the terms of a definitive agreement.


    At a meeting of the ACNB Board of Directors on October 13, 1994, the management of ACNB, as well as ACNB's legal advisors, reviewed for the ACNB Board of Directors, among other things, a summary of management's discussions with Carolina First Corporation and the terms of the Merger Agreement. Based upon that review and consideration of various other factors, the ACNB Board of Directors unanimously approved and authorized the execution and adoption of the Merger Agreement and executed the Merger Agreement on the same date.


    In December 1994, the ACNB Board of Directors was informed of the corporate reorganization and securitization plans of Carolina First Corporation, the facts of which are discussed below in "INFORMATION ABOUT CAROLINA FIRST CORPORATION-- Recent Developments--Corporate Restructuring." After reviewing these transactions and engaging in discussions with Carolina First Corporation management, ACNB's Board of Directors affirmed their intention to pursue the Merger.


    During the course of negotiating the letter of intent and the Merger Agreement, the Carolina First Corporation Board of Directors unanimously approved the terms of the proposed acquisition. No significant alternative transactions were pursued by Carolina First Corporation in the Aiken market after May 1994.

    The terms of the Merger Agreement, including the consideration to be paid to ACNB shareholders, were the result of arm's length negotiations between Carolina First Corporation and ACNB.


ACNB REASONS. In reaching its determination that the Merger Agreement is fair to, and in the best interests of, ACNB and its stockholders, the ACNB Board of Directors consulted with its legal advisors, as well as with ACNB management, and considered a number of factors, including the following:


    (i) the ACNB Board of Directors' familiarity with and review of ACNB's business, operations, earnings, managerial requirements and resources, prospects and financial condition, including the prospects of continuing to operate under ACNB's consent agreement with the OCC and the time, financial and regulatory burdens associated therewith (See "INFORMATION ABOUT ACNB--Consent Agreement with the OCC");


    (ii) the ACNB Board of Directors' review of Carolina First Corporation's business, operations, earnings and financial condition, on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies that could result from the Merger, the enhanced opportunities for growth in the Aiken market that the Merger would make possible, and the respective contributions the parties would bring to a combined institution;


    (iii) the commitments of Carolina First Corporation to retain ACNB employees and to make substantial contributions in the communities served by ACNB;


    (iv) the ACNB Board of Directors' assessment that the terms of the Merger Agreement and, based on historical stock prices and the conversion ratio of 1.125, the consideration to be received by the ACNB shareholders, were favorable to the ACNB shareholders;


    (v) the Board of Directors' assessment of Carolina First Corporation as an ongoing institution, which it believes to have good asset quality, reserve coverage, capital adequacy and profitability, as well as an active market for its stock;


    (vi) the ACNB Board of Directors' review of alternatives to the Merger, including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the company, and remaining independent and growing through future acquisitions;


    (vii) the ACNB Board of Directors' review of possible affiliation partners for ACNB (other than Carolina First Corporation), the prospects of such other possible affiliation partners, the likelihood of any such affiliation, and the fact that none of the other potential partners expressed a present interest in a transaction with terms as favorable as the Carolina First Corporation proposal;


    (viii) the ACNB Board of Directors' belief, based on an analysis of the anticipated financial effects of the Merger on Carolina First Corporation that, upon consummation of the Merger, Carolina First Corporation and its subsidiaries would exceed all applicable regulatory capital requirements;


    (ix) the ACNB's Board of Directors' belief, based upon the anticipated financial effects of the Merger, that CFC would be able to continue to pay dividends at its current rate which would, under the projected exchange ratio, result in previously unavailable dividend income to ACNB stockholders;

    (x) the ACNB Board of Directors' belief that, in light of the reasons discussed above, the respective geographic areas in which ACNB and Carolina First Corporation operate and the similarity in business outlook and approach and corporate cultures between ACNB and Carolina First Corporation, Carolina First Corporation was the most attractive choice as a long term affiliation partner for ACNB;


    (xi) the increased liquidity of the CFC common stock as compared to the ACNB common stock;


    (xii) the expectation that the Merger will generally be a tax-free transaction to ACNB and its stockholders (see "--Certain Income Tax Consequences of the Merger");

    (xiii) the current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including ACNB; and

    (xiv) the ACNB Board of Directors' assessment of the benefits of the Merger to the employees of ACNB and the communities served by ACNB.


    The ACNB Board of Directors did not assign any specific or relative weight to the factors in their consideration.


    Subsequent to entering into the Merger Agreement and pursuant to the requirements of the Merger Agreement, ACNB obtained the financial opinion of Carson Medlin that the exchange ratio to be paid ACNB shareholders by Carolina First Corporation is fair, from a financial point of view, to the unaffiliated shareholders of ACNB.


    After receiving the opinion of Carson Medlin, the ACNB Board of Directors met again and consulted with Carson-Medlin about the Merger. After further considering the Merger and consulting with Carson-Medlin, ACNB's Board of Directors reaffirmed its conclusion that the Merger and the Merger Agreement are in the best interest of ACNB and its shareholders and recommended that the ACNB shareholders vote for approval of the Merger Agreement.


CAROLINA FIRST CORPORATION REASONS. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for entering the Aiken market. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a market presence in Aiken is a necessary component to this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of entry into a market, as compared to beginning operations de novo, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that ACNB has valuable community relationships which it will be able to use to expand its banking operations in the Aiken market. Carolina First Corporation also believes that terms of the proposed Merger are fair from its point of view, from a financial perspective.



OPINION OF FINANCIAL ADVISOR


    The Board of Directors of ACNB retained Carson Medlin to render its opinion as to the fairness of the terms of the Merger to the unaffiliated shareholders of ACNB from a financial point of view. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in valuation of southeastern United States financial institutions and transactions relating to their securities. ACNB selected Carson Medlin as its financial adviser on the basis of Carson Medlin's experience and expertise in transactions similar to the Merger. Carson Medlin is being paid $15,000 by ACNB for its services under the terms of an engagement letter dated November 29, 1994.


    Carson Medlin has delivered a written opinion dated as of the date of this Proxy Statement/Prospectus to the Board of Directors of ACNB stating that the consideration to be received by the unaffiliated shareholders of ACNB for their ACNB Common Stock is fair, from a financial point of view. The full text of Carson Medlin's written opinion is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualification and limitations on the review undertaken by Carson Medlin in connection therewith. Carson Medlin's opinion is addressed to the ACNB Board only and does not constitute a recommendation to any ACNB shareholder as to how such shareholder should vote at the ACNB Special Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix C hereto. Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of such opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets of ACNB and Carolina First Corporation, nor was it furnished with any such appraisals.


    In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analysis must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion regarding the Merger. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ACNB and Carolina First Corporation and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.


    In connection with rendering its opinion dated the date hereof, Carson Medlin reviewed (i) the Merger Agreement, (ii) ACNB's Annual Reports to shareholders, including the audited financial statements of ACNB and the unaudited financial statements of ACNB, (iii) the Annual and Quarterly Reports on Forms 10-K and 10-Q of Carolina First Corporation for the five years ended December 31, 1993 and the nine months ended September 30, 1994, (iv) monthly interim financial statements of ACNB for the period January to November 1994,
(v) certain financial and operating information with respect to the business, operations and prospects of ACNB and Carolina First Corporation, and (vi) this Proxy Statement/Prospectus.


    Carson Medlin also (a) held discussions with members of the senior management of ACNB and Carolina First Corporation regarding the historical and current business operations, financial condition and future prospects of their respective companies, (b) reviewed the historical market prices and trading activity for the common stocks of ACNB and Carolina First Corporation and compared them with the historical prices and trading activities of certain publicly-traded companies which it deemed to be relevant, (c) compared the results of operations of ACNB and Carolina First Corporation with those of certain banking companies which it deemed to be relevant, (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations, (e) analyzed the pro forma financial impact of the Merger on Carolina First Corporation, and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

    The following is a summary of selected analyses performed by Carson Medlin in connection with its opinion.


    STOCK TRADING HISTORY. Carson Medlin examined the history of the trading prices for the CFC common stock and the relationship between movements of its price and movements in the Standard & Poor's ("S&P") 500 Index. This analysis showed that for the five year period ended December 31, 1994, the increase in the market value of the CFC common stock (including the reinvestment of cash dividends) was 17% compared to an increase (including dividend reinvestment) in the S&P 500 Index of 52%. During the five year period considered, the equities markets increased their valuation of Carolina First Corporation less than the S&P 500 companies. However, the analysis also showed that for the three year period ended December 31, 1994, the increase in the market value of CFC common stock (including the reinvestment of cash dividends) was 77% compared to an increase (including dividend reinvestment) in the S&P 500 Index of 20%.


    Carson Medlin also compared Carolina First Corporation's stock price performance for the year ended December 31, 1994 to that of 25 NASDAQ National Market-traded banks (the "NASDAQ NM Banks"), selected from among a group of 40 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia (the "SIBR Banks") as contained in the SOUTHEASTERN INDEPENDENT BANK REVIEW (trade mark appears here) (the "Bank Review"), a proprietary research publication published by Carson Medlin quarterly since 1991. For the year ended December 31, 1994, the CFC common stock price increased 13% compared to a 9% average increase for the NASDAQ NM Banks. The S&P 500 Index (excluding reinvestment of dividends) declined by approximately 2% during the year. On this basis, the CFC common stock price increased by more than either of the S&P 500 Index or the NASDAQ NM Banks during 1994.


    Carson Medlin also examined the recent trading volume in CFC common stock, which trades on the NASDAQ National Market System. Carson Medlin considers the CFC common stock to be liquid and marketable in comparison with other community bank holding companies.


    Carson Medlin also compared Carolina First Corporation's stock price performance during the period of January 1, 1991 to September 30, 1994 to those of the SIBR Banks. The SIBR Banks range in asset size from approximately $70 million to $2.2 billion and in shareholders' equity from approximately $9 million to $217 million. Approximately 72% are listed on NASDAQ or the American Stock Exchange and 28% are not traded in an established market. Carson Medlin considers this group of financial institutions more comparable to Carolina First Corporation and ACNB than larger, more widely-traded regional financial institutions for the purposes of evaluating financial characteristics, stock price performance, and trading volume.


    For the four quarters ending September 30, 1994, the ratio of stock price to latest year-to-date earnings (annualized) for SIBR Banks in the seven state southeastern region was: low 11.1x, high 13.3x, mean 12.2x. For SIBR banks in South Carolina only, the price to earnings ratio during the four quarters was: low 10.7x, high 13.9x, mean 12.2x. Over the same period Carolina First Corporation's price to earnings ratio ranged from a low of 12.6x to a high of 15.0x with a mean of 14.3x. Carolina First's common stock has traded on average at a higher price to earnings ratio than both South Carolina SIBR banks and all SIBR banks.


    For the four quarters ending September 30, 1994, the stock price as a percentage of book value for SIBR Banks in the Southeast was: low 139%, high 155% and mean 146%. For SIBR banks in South Carolina only, the price to book ratio for the four quarters was: low 126%, high 147% and mean 138%. On the basis of stockholders' equity as stated, Carolina First Corporation's recent price to book ratio ranged from a low of 111% to a high of 149% with a mean of 132%. On a tangible stockholders' equity basis, Carolina First Corporation's price to book ratio for the four quarter ranged from a low of 185% to a high of 223% with a mean of 208%, Carolina First Corporation's common stock has traded on average at a lower price to stated book value ratio than both South Carolina SIBR banks and all SIBR banks. This level may have resulted in part from Carolina First Corporation's material level of intangible assets.


    For the four quarters ending September 30, 1994, the stock price as a percentage of assets for SIBR Banks in the Southeast was: low 13.5%, high 16.9%, mean 14.6%. For SIBR banks in South Carolina only, the price as a percentage of assets for the four quarters was: low 8.2%, high 10.3%, mean 9.2%. Carolina First Corporation's recent price to assets ratio ranged from a low of 6.3% to a high of 8.0% with a mean of 7.2%. Carolina First Corporation's common stock has traded on average at a lower price to assets ratio than the SIBR banks in South Carolina and the Southeast as a whole.


    INDUSTRY COMPARATIVE ANALYSIS. In connection with rendering its opinions, Carson Medlin compared selected operating results of ACNB to the SIBR Banks. Carson Medlin compared, among other factors, the profitability, capitalization, deposit growth rate, loan to deposit ratio, and asset quality of ACNB to these financial institutions. ACNB has a lower level of total assets and shareholders' equity than the average SIBR Bank. In addition, ACNB has been less profitable and is less well capitalized than the average SIBR Bank, ACNB's asset quality ratios are substantially less favorable than the SIBR Banks.


    Carson Medlin also compared selected operating results of Carolina First Corporation to a peer group of three SIBR Banks located in South Carolina. Carolina First Corporation is the largest of the four institutions in terms of assets and the second largest in market capitalization among these four SIBR Banks. Carolina First Corporation's profitability is lower than and its asset quality and capitalization measures are higher than these South Carolina SIBR Banks.


    COMPARABLE TRANSACTION ANALYSIS. Carson Medlin reviewed all transactions that were announced publicly between January 1, 1993 and November 30, 1994 which involved the acquisition of commercial banks in seven southeastern states, including South Carolina. This search resulted in an analysis of the terms of 129 transactions. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarter's earnings, stated book value and total assets and deposit premiums (the ratio of the purchase premiums over stated book value compared to total deposits). Carson Medlin determined that of the 129 transactions considered, 41 transactions were most comparable to the acquisition of ACNB by Carolina First Corporation (comparability being based on size, profitability, type of market and other characteristics of the acquired and acquiring banks).


    In comparing the terms of the Merger Agreement to those of comparable transactions, Carson Medlin assumed a per share market value for the CFC common stock of $15.00 (the "CAFC Share Value"), which was a value between the market price of the stock as of the date of the initial public announcement of the Merger and the date of this Proxy Statement/Prospectus.

    Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the comparable transactions of from a low of 117.5% to a high of 248.3%, with a mean of 189.7%. These transactions indicated a range of aggregate value for ACNB of from $4.5 to $9.5 million, with mean $7.2 million. The aggregate consideration implied by the terms of the Merger Agreement assuming the CAFC Share Value is approximately $6.8 million and implies a price to book value multiple of 178% or slightly below the average for the comparable transactions.


    Carson Medlin calculated a range of purchase prices as a multiple of earnings for the comparable transactions of from a low of 8.0x to a high of 24.7x, with a mean of 16.9x. These transactions indicated a range of aggregate value for ACNB of from $1.7 to $5.1 million, with a mean of $3.5 million. The aggregate consideration implied by the terms of the Merger Agreement at announcement is approximately $6.8 million and implies a price to earnings multiple of 32.7x, almost twice the average for the comparable transactions.



    Carson Medlin calculated the deposit premiums for the comparable transactions and found a range of values of from a low of 1.7% to a high of 24.9%, with a mean of 10.9%. These transactions indicated a range of aggregate value for ACNB of from $4.5 to $13.5 million, with a mean of $8.1 million. The premium on ACNB's core deposits implied by the terms of the Merger
Agreement is 7.7%, below the average deposit premium for the comparable transactions.


    Finally, Carson Medlin also calculated a range of purchase prices as a percentage of total assets for the comparable transactions of from a low of 10.0% to a high of 26.7%, with a mean of 17.7%. The indicated range of aggregate value for ACNB under the price to assets approach is from $4.3 to $11.5 million, with a mean value of $7.6 million. The percentage of total assets implied by the terms of the Merger Agreement is approximately 15.8%, slightly below the average for the comparable transactions.


    No company or transaction considered (for comparative purposes) in the preceding Industry Comparative or Comparable Transaction Analyses sections is identical to ACNB, Carolina First Corporation or the Merger. Accordingly, an evaluation of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of ACNB and Carolina First Corporation, and other factors that could affect the value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.


    REVIEW OF RESEARCH ON CAROLINA FIRST CORPORATION. Carson Medlin reviewed research information concerning Carolina First Corporation published in 1994 by certain investment and investment-related firms, including J.C. Bradford & Co., Fox-Pitt, Kelton Inc., and S&P. Information considered in these reports by Carson Medlin included, but was not limited to, the authors' qualitative assessment of Carolina First Corporation as well as estimates of Carolina First Corporation's future profitability. Carson Medlin concluded that these research findings, considered collectively, were favorable regarding Carolina First Corporation's operations and future prospects.


    PRESENT VALUE ANALYSIS. Carson Medlin calculated the present value of ACNB Common Stock on the basis of ACNB remaining an independent bank for the next five years, while increasing its assets by from 5% to 7% annually, earning from .75% to 1.00% annually on average assets, and paying out from 5% to 20% of earnings as dividends during the period. The analysis used discount rates of 12% to 18% and assumed an exit point of 5 years at 200% of their book value. On the basis of these various assumptions, Carson Medlin calculated a present value of ACNB on a stand-alone basis ranging from $5.7 to $7.4 million.

The aggregate consideration implied by the terms of the Merger Agreement, assuming the CAFC Share Value is approximately $6.8 million, near the upper end of this valuation range.


    CONTRIBUTION ANALYSIS. According to the terms of the Merger Agreement, the shareholders of ACNB will receive approximately 452,813 shares of CFC common stock. At September 30, 1994, there were 4,524,361 shares of CFC common stock outstanding. For the three months ended September 30, 1994, there were 4,519,486 and 7,464,782 common shares of CFC common stock outstanding on average on a primary basis and a fully diluted basis, respectively. Accordingly, on a pro forma basis, for the three months ended September 30, 1994, holders of ACNB would have held approximately 9.1% and 5.7% of the average outstanding common shares of Carolina First Corporation subsequent to the Merger on a primary basis and a fully diluted basis, respectively.


    Carson Medlin analyzed the contribution of each of ACNB and Carolina First Corporation to the assets, liabilities and earnings of the pro forma combined company as of and for the nine months ended September 30, 1994. During the first nine months of 1994, ACNB would have contributed 3% of core earnings, 3% of net income before preferred dividends, and 4% of net income after preferred dividends. At September 30, 1994, ACNB would have contributed 4% of earning assets, 4% of total assets, 4% of total deposits, 7% of stated common shareholders' equity, 14% of tangible common shareholders' equity, 4% of stated total shareholders' equity, and 6% of tangible total shareholders' equity.


    DILUTION ANALYSIS. Carson Medlin evaluated the potential impact of the Merger on Carolina First Corporation's earnings and common shareholders' equity per share. Based on certain assumptions as to the future profitability of ACNB and Carolina First Corporation, Carson Medlin estimated that pro forma common shareholders' equity per share would be reduced by approximately 2% and that estimated 1995 earnings per common share would be reduced by approximately 1%. Carson Medlin considers these levels of pro forma dilution of per share values to be reasonable and typical for transactions such as the Merger.


    SHAREHOLDER CLAIMS ANALYSIS. Carson Medlin compared the ownership of 1.125 shares of CFC common stock to the ownership of one share of ACNB Common Stock from the perspective of claims on various balance sheet and income statement variables. This analysis indicated that ACNB shareholders would have a claim to less in the way of tangible common equity, but more in the way of stated common equity, earnings, dividends, expected market value of stock, deposits and total assets. Carson Medlin considers these factors to indicate that 1.125 shares of CFC common stock is likely to have a higher expected value than one share of ACNB as the date of consummation of the Merger.


    The opinions expressed by Carson Medlin were based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinions. Events occurring after the date of reaching the opinions, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of ACNB and Carolina First Corporation, could materially affect the assumptions used in preparing the opinions and the conclusions reached.



EXCHANGE OF ACNB STOCK CERTIFICATES


    As soon as practicable after the Effective Date, ACNB shareholders will be sent transmittal forms for use in forwarding to Carolina First Corporation stock certificates previously representing ACNB common stock for surrender and exchange for certificates representing CFC common stock.

    ACNB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.


    After the surrender of ACNB stock certificates by an ACNB shareholder, Carolina First Bank, as transfer agent for Carolina First Corporation (the "Agent"), will deliver certificates to such shareholder representing the aggregate number of shares of CFC common stock to which such shareholder is entitled under the Merger Agreement. Certificates for CFC common stock distributable to the former shareholders of ACNB shall not be delivered to any shareholder except upon surrender by such shareholder of the certificate or certificates for shares of ACNB common stock with respect to which the shares of CFC common stock are deliverable, or upon appropriate arrangements with respect to missing certificates, which may include the furnishing of a satisfactory indemnity bond. Any dividends or other distributions with respect to CFC common stock for which certificates have not been delivered will be remitted by Carolina First Corporation to the Agent and held by the Agent until the expiration of one year after the Effective Date. During such one year period, upon the subsequent delivery by ACNB shareholders of certificates or the making of appropriate arrangements with respect to missing certificates, such dividends or other distributions shall be paid by the Agent to the former ACNB shareholders, without any interest thereon. After the expiration of such one year period, any remaining funds deposited by Carolina First Corporation with the Agent shall be returned to Carolina First Corporation and any former ACNB shareholder entitled thereto shall look only to Carolina First Corporation for payment.



CONDITIONS TO CONSUMMATION OF THE MERGER


    The respective obligations of Carolina First Corporation, Carolina First Bank and ACNB to consummate the Merger are subject to the satisfaction of certain conditions, including, without limitation, the taking of all necessary corporate action with respect to the Merger Agreement, including the approval of the Merger Agreement by the stockholders of ACNB; the continuing effectiveness of the registration statement under the Securities Act and applicable state securities or "Blue Sky" laws or exemptions to those laws; the receipt of all necessary regulatory approvals for the Merger and expiration of all notice periods and waiting periods required after the granting of any such approvals; the receipt of an opinion from Wyche, Burgess, Freeman & Parham, P.A., in form and substance reasonably satisfactory to ACNB, substantially to the effect that the Merger will, upon compliance with reasonable conditions, qualify as a tax free reorganization under Section 368(a) of the Code; the absence of any order, writ decree or injunction of a judicial authority or agency which enjoins or prohibits consummation of the transactions contemplated by the Merger Agreement; the receipt of all permits, consents or other authorizations necessary to the consummation of the Merger; the accuracy of the representations and warranties set forth in the Merger Agreement in all material respects as of the Effective Date as though made on and as of such date; the performance by ACNB and Carolina First Corporation in all material respects of all material obligations and compliance with all material covenants required by the Merger Agreement; and the receipt of certain opinions of counsel and certificates from officers of Carolina First Corporation and ACNB.


    Consummation of the Merger also is subject to the conditions that from the date of the Merger Agreement through the Effective Date, the business of ACNB shall have been conducted in the usual and customary manner, and neither Carolina First Corporation nor ACNB shall have suffered a material casualty or a material adverse change in their business or financial condition. It is also a condition that Carolina First Corporation will have determined that the Merger will qualify for the pooling-of-interests method of accounting and received written agreements from the affiliates of ACNB that they will not sell any shares of CFC common stock received upon consummation of the Merger (a) in such a manner so as to destroy the tax-free status of the Merger or the qualification by the Merger as a pooling-of-interests transaction, and (b) except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and rules and regulations promulgated thereunder. A further condition of the Merger is that dissenters' rights pursuant to 12 U.S.C. B 214a with respect to the Merger will not have been exercised by the holders of more than 10% of the outstanding shares of ACNB common stock. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of ACNB."


    Carolina First Corporation and ACNB may waive certain of the conditions imposed with respect to their respective obligations to consummate the Merger.



TERMINATION


    The Merger Agreement may be terminated at any time on or prior to the Effective Date by the mutual consent in writing of the parties. Either party may elect to terminate the Merger Agreement (i) if a permanent injunction or other order shall have been issued by any state or federal court, or governmental or regulatory body preventing consummation of the transactions contemplated by the Merger Agreement; (ii) if the other party has failed to comply with the agreements or fulfill the conditions contained in the Merger Agreement if such failure of compliance or fulfillment is material to the consolidated businesses of either Carolina First Corporation or ACNB and the breaching party has been given notice of the failure to comply and a reasonable time to cure; (iii) if the Closing has not occurred by April 30, 1995; or (iv) by ACNB if the average of the closing sales price of CFC common stock for any period of ten consecutive trading days from October 13, 1994 through the day before the closing date is less than $12.00 per share.



AMENDMENT


    The Merger Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation and ACNB.



    CONDUCT OF ACNB'S AND CAROLINA FIRST CORPORATION'S BUSINESS PRIOR TO THE EFFECTIVE DATE


    Under the terms of the Merger Agreement, ACNB may not, without the prior written consent of Carolina First Corporation, which consent may not be unreasonably withheld, among other things: (i) carry on its business other than in the ordinary course in substantially the same manner as theretofore conducted; (ii) amend its Articles of Association or Bylaws; (iii) except for existing items or in the ordinary course of business in accordance with past practice, issue, grant, pledge, sell, or authorize the issuance of, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares; (iv) declare, set aside or pay dividends or change its equity capital structure; (v) take, agree to take or knowingly permit any action that would be contrary to or breach any of the terms or provisions of the Merger Agreement, or which would cause ACNB's representations in the Merger Agreement to be or become untrue in any material respect; (vi) incur any indebtedness for borrowed money other than in the ordinary course of business; (vii) except for expenses attendant to the Merger and current contractual obligations, incur any expense in excess of $25,000;
(viii) grant any executive officers any increase in compensation, except in the ordinary course in accordance with past practice and only upon prior notice to Carolina First Corporation, or enter into any employment agreement with any executive officer; or (ix) acquire or agree to acquire any business. The Merger Agreement also requires ACNB to promptly advise Carolina First Corporation of any change in its business which is or may be reasonably expected to be materially adverse to ACNB's business.

    Under the terms of the Merger Agreement, Carolina First Corporation may not, without the prior written consent of ACNB, which consent may not be unreasonably withheld, among other things: (i) carry on its business other than in the ordinary course in substantially the same manner as theretofore conducted; (ii) amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the ACNB stockholders in any material respect; (iii) create or issue any shares of capital stock except (A) shares it is already obligated to issue (including shares in connection with prior offerings of convertible preferred stock), or (B) shares in connection with pending acquisitions, or in the ordinary course in accordance with past practice (such as employee stock grants or options); or (iii) take, agree to take or knowingly permit any action that would be contrary to or breach any of the terms or provisions of the Merger Agreement, or which would cause Carolina First Corporation's representations in the Merger Agreement to become untrue in any material respect. The Merger Agreement also requires Carolina First Corporation to promptly advise ACNB of any change in its business which is or may reasonably be expected to be materially adverse to Carolina First Corporation.



REQUIRED REGULATORY APPROVALS


    The Merger is subject to certain regulatory approvals as set forth below.
To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.


    The Merger of ACNB with Carolina First Bank is subject to approval of the FDIC pursuant to the Bank Merger Act (12 U.S.C. 1828 ET SEQ.). The Bank Merger Act requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Merger if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if the effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the Bank Merger Act provides that no bank merger may be consummated until the 30th day after approval, during which time the United States Department of Justice (the "DOJ") may challenge the merger on antitrust grounds. Carolina First Corporation has submitted an application to the FDIC for approval to consummate the Merger, which application is currently pending.


    The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making this determination, the State Board will wait until after the FDIC makes its determination and will deny the application only if the State Board finds that the FDIC's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the FDIC. Carolina First Corporation has submitted an application to the State Board for approval to consummate the Merger, and that application currently is pending.


    Carolina First Corporation and ACNB expect that all necessary approvals will be granted. However, there can be no assurance that such approvals will be received and, if they are, there can be no assurance as to the date of such approvals, that such approvals will not be conditioned upon matters that could cause the Carolina First Corporation Board of Directors to abandon the Merger, or that an action will not be brought by the DOJ challenging the Merger on antitrust grounds.


    The Merger will not proceed in the absence of all required approvals for the Merger. Carolina First Corporation and ACNB are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger.



OPERATIONS AFTER THE MERGER


    After consummation of the Merger, the former ACNB banking locations will be operated as branch locations of Carolina First Bank and such locations are expected to conduct their business in substantially the same manner as prior to the Merger. The ACNB officers and employees will continue as officers and employees of Carolina First Bank in an at-will employment capacity, except that certain ACNB employees will serve under employment contracts. See "THE PROPOSED TRANSACTION--Interests of Certain Persons in the Merger." The ACNB officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. The former ACNB directors will constitute an Advisory Board for Carolina First Bank for the Aiken market.


    After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in substantially the same manner in which it is now conducted.



ACCOUNTING TREATMENT


    Carolina First Corporation expects to account for the acquisition of ACNB as a pooling-of-interests. For the transaction to qualify for the pooling-of-interests method, it must satisfy certain conditions, including the condition that substantially all (90% or more) of the outstanding ACNB common stock must be exchanged for CFC common stock. Under the pooling-of-interests method, the assets and liabilities of Carolina First Bank and ACNB will be combined and carried forward at their previously recorded amounts. The revenues and expenses of Carolina First Bank and ACNB will be retroactively combined for the entire fiscal period in which the combination occurs and for all periods prior to the combination at historically recorded amounts. The consummation of the Merger is conditioned upon Carolina First Corporation receiving reasonable assurance from Elliott, Davis & Company, LLP that the Merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the ACNB common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to ACNB shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to ACNB shareholders who acquired their shares of ACNB's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The summary does not address the state, local or foreign tax consequences of the Merger, if any.


    Pursuant to the terms of the Merger Agreement, ACNB will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Date, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Merger Agreement and assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by ACNB and Carolina First Corporation, for federal income tax purposes:


    (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;


    (2) No gain or loss will be recognized by either Carolina First Corporation or ACNB as a result of the Merger;


    (3) No gain or loss will be recognized by ACNB shareholders on the exchange of their shares of ACNB common stock for CFC common stock (disregarding for this purpose any cash received for fractional share interests or in connection with the exercise of dissenters' rights);


    (4) The tax basis of the CFC common stock to be received by ACNB shareholders in connection with the Merger will be the same as the basis in ACNB common stock surrendered in exchange therefor; and


    (5) The holding period of the CFC common stock to be received by ACNB shareholders in connection with the Merger will include the holding period of ACNB common stock surrendered in exchange therefor, provided that ACNB common stock is held as a capital asset at the date of the exchange.


    FRACTIONAL SHARE INTERESTS. An ACNB shareholder who receives cash in lieu of a fractional share interest in CFC common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the ACNB common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the CFC common stock received, determined as set forth above, is longer than one year.


    CASH RECEIVED BY HOLDERS OF ACNB COMMON STOCK WHO DISSENT. A shareholder of ACNB who perfects his dissenter's rights under federal law and who receives payment of the value of his shares of ACNB common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of ACNB common stock are held by the holder as a capital asset at the Effective Date, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of ACNB common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.


    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGEDTOCONSULTWITHTHEIROWNTAXADVISORSWITHRESPECTTOTHEFEDERALINCOME TAX
CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.



RESTRICTIONS ON RESALES BY AFFILIATES


    The issuance of the CFC Shares has been registered under the Securities
Act. Accordingly, resales of the CFC Shares by non-affiliates of ACNB will not require registration. However, under existing law, any person who is an affiliate of ACNB at the time the proposed exchange is submitted to a vote of the ACNB shareholders who wishes to sell CFC Shares will be required to either
(a) register the sale of the CFC Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be ACNB affiliates resell their CFC Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such CFC Shares are sold within the first two years after receipt thereof. After two years, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former ACNB affiliate may freely sell the CFC Shares without limitation. After three years from the issuance of the CFC Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such CFC Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings.


    It is a condition to the consummation of the Merger, that affiliates of ACNB agree in writing that they will not sell or reduce their risk with respect to the CFC common stock to be received by them until Carolina First Corporation has published financial results covering at least 30 days of post-exchange combined operations. Stop transfer instructions will be given by Carolina First Corporation to the Agent with respect to the CFC common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended.


    An "affiliate" of ACNB, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, ACNB at the time of consummation of the Merger Agreement. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of ACNB common stock (and any relative or spouse of any such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

RIGHTS OF DISSENTING SHAREHOLDERS OF ACNB


    THE FOLLOWING DISCUSSION IS MERELY A SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO FEDERAL LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF 12 U.S.C. (SECTION MARK) 214A(B), A COPY OF WHICH IS INCLUDED HEREWITH AS APPENDIX B. DISSENTING SHAREHOLDERS HAVE ONLY THOSE RIGHTS PROVIDED BY 12 U.S.C.(SECTION MARK) 214A(B). ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY.


    Any shareholder of ACNB who has voted against the Merger at the Special Meeting, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the Merger, shall be entitled to receive the value of the shares so held by him upon written request made to Carolina First Corporation at any time before thirty days after the date of consummation of the Merger, accompanied by the surrender of his stock certificates.


    The value of such shares shall be ascertained, as of the date of the Special Meeting, by an appraisal made by a committee of three persons, composed of (1) one selected by the majority vote of the dissenting shareholders entitled to payment in cash; (2) one selected by the directors of Carolina First Corporation; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appealing shareholder.


    If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Carolina First Corporation.



RECOMMENDATION OF BOARD OF DIRECTORS


    THE BOARD OF DIRECTORS OF ACNB HAS CONCLUDED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF ACNB AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE ACNB BOARD OF DIRECTORS RECOMMENDS THAT THE ACNB SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

                PRO FORMA COMBINED FINANCIAL INFORMATION

    The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First Corporation (as used in the financial statements contained in this Section, "CFC") at September 30, 1994 with the balance sheet of ACNB at the same date, and adjusting for the issuance of additional shares expected to be issued in the Merger. It also reflects adjustments anticipated in connection with the acquisition of Midlands National Bank by Carolina First Corporation. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Recent Developments."


    The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at September 30, 1994 with the capitalization of ACNB at the same date, and adjusting for the issuance of additional shares expected to be issued in the Merger. It also reflects adjustments anticipated in connection with the acquisition by Carolina First Corporation of Midlands National Bank (as used in the financial statements contained in this Section, "Midlands").


    The unaudited Pro Forma Combined Condensed Summary of Earnings (Excluding Midlands National Bank) combines the consolidated statements of income of Carolina First Corporation for the years ended December 31, 1991, 1992 and 1993 and the nine months ended September 30, 1994 with the consolidated statements of income of ACNB for the same periods but does not reflect adjustments anticipated in connection with the acquisition of Midlands National Bank by Carolina First Corporation. The unaudited Pro Forma Combined Condensed Summary of Earnings (Including Midlands National Bank) combines the consolidated statements of income of Carolina First Corporation for the years ended December 31, 1991, 1992 and 1993 and the nine months ended September 30, 1994 with the consolidated statements of income of ACNB and Midlands National Bank for the same periods.


    The Merger is expected to be accounted for under the pooling of interests method of accounting and pro forma data is derived in accordance with such method.


    Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

                                  Pro Forma Combined Condensed Balance Sheet
                                              September 30, 1994

                                            (dollars in thousands)


                                                                                  Pro Forma                              Pro Forma
                                             CFC          ACNB     Adjustments    Combined     Midlands    Adjustments    Combined

  Assets:
    Cash and due from banks . . . .     $   43,444     $  2,432    $   --      $   45,876   $    1,789   $      --      $   47,665
    Federal funds sold  . . . . . .          8,904        2,110        --          11,014        3,060   $      --          14,074
    Investment securities . . . . .        116,538        5,645        --         122,183        8,500   $      --         130,683
    Loans . . . . . . . . . . . . .        817,404       30,525        --         847,929       27,885   $      --         875,814
      Less unearned income  . . . .         (1,063)         --         --          (1,063)         --           --          (1,063)
      Less allowance for loan losses        (5,029)        (529)                   (5,558)        (418)                     (5,976)
         Net loans . . . . . . . . .       811,312       29,996         0         841,308       27,467           0         868,775
      Premises and equipment  . . . .       36,389        1,720        --          38,109        1,317          --          39,426
      Other assets  . . . . . . . . .       51,077        1,136        --          52,213          762          --          52,975
         Total assets  . . . . . .    $  1,067,664    $  43,039   $     0     $ 1,110,703   $   42,895    $      0     $ 1,153,598

   Liabilities and stockholders' equity:
      Liabilities
      Deposits
         Noninterest-bearing . . . .  $    108,575   $  3,932     $    --     $    112,507  $    2,722     $    --     $    115,229
         Interest bearing  . . . . .       831,700     35,113          --          866,813      35,829          --          902,642
           Total deposits  . . . . . .     940,275     39,045           0          979,320      38,551           0        1,017,871
         Borrowed funds  . . . . . . .      31,926         --          --           31,926          42          --           31,968
         Other liabilities . . . . . .       8,439        186          --            8,625         280          --            8,905
           Total liabilities . . . . .     980,640     39,231           0        1,019,871      38,873           0           94,854

      Total stockholders' equity  . . .     87,024      3,808          --           90,832       4,022          --        1,058,744

      Total liabilities and stockholders'
      equity  . . . . . . . . . . . .  $ 1,067,664 $   43,039     $     0      $ 1,110,703   $  42,895    $      0     $  1,153,598



                                       Pro Forma Combined Capitalization
                                              September 30, 1994

                                            (dollars in thousands)

                                                                                    Pro Forma                             Pro Forma
                                                   CFC       ACNB    Adjustments    Combined  Midlands      Adjustments   Combined

Long-term debt:
ESOP loan payable in annual installments of
   $50,000, plus interest at 90% of prime. .    $    176   $   --     $   --     $    176    $    --        $    --        $    176
Mortgage debt . . . . . . . . . . . . . . .        1,089       --         --        1,089         --             --           1,089
     Total long-term debt  . . . . . . . .         1,265        0          0        1,265         0               0           1,265

Stockholders' equity:
   Preferred stock-authorized  . .                37,063       --         --       37,063         --             --          37,063
   Common stock  . . . . . . . . .                 4,524    2,013     (1,560)(A)    4,977      1,772         (1,188)(B)       5,561
   Surplus . . . . . . . . . . . .                38,247    1,985      1,560 (A)   41,792      1,773          1,188 (B)      44,753
   Retained earnings . . . . . . .                 8,591     (174)       --         8,417        551             --           8,968
   Noninvested restricted stock  .                  (547)      --        --          (547)        --             --            (547)
   Guarantee of ESOP debt  . . . .                  (176)      --        --          (176)        --             --            (176)
   Unrealized loss on securities available for sale (678)     (16)       --          (694)       (74)            --            (768)
   Total stockholders' equity  . .                87,024    3,808         0        90,832      4,022              0          94,854
      Total capitalization  . .                $  88,289  $ 3,808   $     0     $  92,097   $  4,022         $    0      $   96,119


(A) Reflects the effects of issuing 453,000 shares of CFC common stock to holders of ACNB common stock.
(B) Reflects the effects of issuing 584,000 shares of CFC common stock to holders of Midlands common stock.


                              PRO FORMA COMBINED CONDENSED SUMMARY OF EARNINGS
                                              (Excluding Midlands)

                                                                                     Nine months ended
                                                       Years ended December 31,         September 30,
                                              1991               1992         1993         1994

                                                 (dollars in thousands, except per share data)


Interest income . . . . . . . . . . . . . . $ 39,025         $  41,703    $  51,760    $  52,024
Interest expense . . . . . . . . . . . . . .  24,730            22,334       23,187       21,762
 Net interest income. . . . . . . . . . . . $ 14,295            19,369       28,573       30,262

Provision for loan losses. . . . . . . . . .   1,687             1,828          961          480


 Net interest income after provision
   for loan losses. . . . . . . . . . . . . . 12,608            17,541       27,612       29,782

Noninterest income. . . . . . . . . . . . . .  2,473             3,691        6,463        6,416
Noninterest expenses. . . . . . . . . . . . . 12,889            17,689       26,855       28,540

 Income before income taxes . . . . . . . . .  2,192             3,543        7,220        7,658

Income taxes . . . . . . . . . . . . . . . . .   454             1,160        2,173        2,255

 Net income. . . . . . . . . . . . . . . . . . 1,738             2,383        5,047        5,403

Dividends on preferred stock. . . . . . . . .     --               625        1,930        1,702

 Net income applicable to
   common shareholders. . . . . . . . . . . . $ 1,738        $   1,758     $  3,117    $   3,701

Net income per common share
 Primary . . . . . . . . . . . . . . . . . . . $ 0.47       $     0.47     $   0.82    $    0.74
 Fully diluted . . . . . . . . . . . . . . . .    n/a              n/a          n/a         0.72

Average shares outstanding

Primary . . . . . . . . . . . . . . . . . .  3,719,100       3,743,504    3,784,599    4,963,556
Fully diluted . . . . . . . . . . . . . . .  3,719,100       4,495,895    5,930,215    7,273,430

                               PRO FORMA COMBINED CONDENSED SUMMARY OF EARNINGS
                                             (Including Midlands)


                                                                                     Nine months ended
                                                       Years ended December 31,        September 30
                                               1991             1992          1993        1994

                                                   (dollars in thousands, except per share data)

Interest income . . . . . . . . . . . . . . $ 41,964         $  44,811    $  55,016    $  54,467
Interest expense . . . . . . . . . . . . .    26,613            24,010       24,608       22,754
 Net interest income. . . . . . . . . . . . $ 15,351            20,801       30,408       31,713

Provision for loan losses. . . . . . . . . .   1,846             2,238        1,106          517


 Net interest income after provision
   for loan losses. . . . . . . . . . . . .   13,505            18,563       29,307       31,196

Noninterest income. . . . . . . . . . . . .    2,743             4,116        6,764        6,603
Noninterest expenses. . . . . . . . . . . .   13,875            18,898       28,295       29,615

 Income before income taxes . . . . . . . .    2,373             3,781        7,771        8,184

Income taxes . . . . . . . . . . . . . . . .     458             1,184        2,386        2,440

 Net income. . . . . . . . . . . . . . . . .   1,915             2,597        5,385        5,744

Dividends on preferred stock. . . . . . . . .      0               625        1,930        1,702

 Net income applicable
 to common shareholder                       $ 1,915         $   1,972    $   3,455    $   4,042

Net income per common share
 Primary . . . . . . . . . . . . . . . . .   $  0.47         $    0.48    $    0.83    $    0.75
 Fully diluted . . . . . . . . . . . . . .       n/a               n/a          n/a         0.72

Average shares outstanding
 Primary . . . . . . . . . . . . . . . . . 4,091,295         4,108,262    4,151,552    5,337,645
 Fully diluted . . . . . . . . . . . . . . 4,091,295         4,806,653    6,297,168    7,647,519

                  INFORMATION ABOUT CAROLINA FIRST CORPORATION

IN GENERAL

CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its two subsidiaries: Carolina First Bank and Carolina First Mortgage Company, which is a mortgage loan origination and servicing company headquartered in Columbia, South Carolina. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 47 locations in South Carolina and is the fifth largest independent South Carolina-headquartered financial institution holding company. At September 30, 1994, it had total assets of approximately $1.07 billion, total loans of approximately $816 million and total deposits of approximately $940 million.


    Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.


    Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves three principal market areas: the Greenville metropolitan area and surrounding counties (located in the "Upstate" region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the "Midlands" region of South Carolina); and Georgetown and Horry counties (located in the "Coastal" region of South Carolina). Carolina First Corporation's principal market areas are located in three of the four largest Metropolitan Statistical Areas of the state.


    Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on January 20, 1995) and the acquisition of 12 branch locations of Republic National Bank in March 1993, in which deposits of approximately $190 million were assumed. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."


    Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiary. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries. See "--Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of certain subsidiaries to pay dividends to Carolina First Corporation.


CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 44 locations, which are located throughout South Carolina. It began its operations in December 1986 and at September 30, 1994, had total assets of approximately $805 million, total loans of approximately $609 million and total deposits of approximately $717 million.
 Its deposits are insured by the FDIC.



RECENT DEVELOPMENTS


    CORPORATE RESTRUCTURING. IN GENERAL. In the fourth quarter of 1994, Carolina First Corporation initiated a reorganization which was designed to improve the long-term competitive position of Carolina First Corporation. This reorganization had several different components, although none of the components was contingent upon or related to the other components. The reorganization involved the merger of Carolina First Savings Bank and Carolina First Bank, the transfer of Carolina First Bank's credit card portfolio off balance sheet to a master trust, and the write-off of certain intangible assets. In connection with these transactions, Carolina First Corporation incurred in the fourth quarter of 1994, an aggregate one-time, after-tax write-down of approximately $6 million and a tax liability of $1 million. Such writedowns offset all earnings of Carolina First Corporation in 1994. However, Carolina First Corporation expects that on a going-forward basis, the aggregate effect of the reorganization will be to increase Carolina First Corporation's pre-tax income by approximately $2.8 million a year. The reorganization was undertaken by Carolina First Corporation in an effort to improve its financial performance by reducing expenses and finding alternative off-balance sheet income sources. Absent the one-time charge associated with these corporate transactions, Carolina First Corporation anticipates that it would have had net income of approximately $7 million during 1994.


    MERGER OF CAROLINA FIRST SAVINGS BANK AND CAROLINA FIRST BANK. In 1990, Carolina First Corporation acquired First Federal Savings and Loan Association of Georgetown, which was subsequently renamed Carolina First Savings Bank ("CF Savings Bank"). From 1990 until its merger with Carolina First Bank on January 20, 1995, CF Savings Bank was operated as a separate savings bank subsidiary of Carolina First Corporation. As part of the reorganization, Carolina First Corporation determined to merge CF Savings Bank into Carolina First Bank. In connection with such merger, Carolina First Corporation incurred a one-time tax liability of approximately $1 million as a result of the different tax treatment accorded the allowance for loan losses of CF Savings Bank and Carolina First Bank. This merger is expected to result in significant savings for Carolina First Corporation on a going-forward basis, primarily as a result of the elimination of duplicative administration, the reduction of regulatory burdens and the facilitation of corporate management.


    SECURITIZATION OF CREDIT CARD PORTFOLIO. In December 1994, Carolina First Bank began negotiations with an investment banking firm with a view toward the securitization of substantially all of its credit card portfolio. These negotiations are ongoing and Carolina First Bank consummated such securitization, which is described below, on late January 24 1995. As a result of the pending securitization and in anticipation of its consummation, Carolina First Bank wrote down approximately $4 million (after-tax) in intangible assets in the fourth quarter of 1994. Although, Carolina First Bank believes that such securitization will be consummated, no assurance of such fact may be given.


    In connection with the securitization, Carolina First Bank transferred substantially all of its credit card accounts and receivables (approximately $100 million) to a trust. Carolina First Bank retained an interest in approximately 30% of the assets of the trust, while certain interests in approximately 70% of the trust were sold to accredited institutional investors. In connection with the transfer, Carolina
First Bank received proceeds of approximately $66,000,000. The various interests in the trust have different rights with respect to the payments received by the trust, and a substantial portion of Carolina First Bank's interest subordinated

(with respect to losses) to such institutional investors' interests. One of the principal benefits of this structure is that Carolina First Bank will receive income from the trust (assuming its continued viability), while the assets (except for the 30% interest retained) are not included on Carolina First Bank's balance sheet. In addition, this transaction is expected to provide Carolina First Bank with significant liquidity to make loans in its market areas. The trust documents provide that the trust arrangement may be terminated in certain events, including in the event that credit card loan losses exceed a stated percentage or in the event that principal repayments exceed a stated percentage. In the event that the trust is terminated, Carolina First Corporation will generally not be required to repurchase the credit card accounts represented by the 70% interest sold to accredited institutional investors. Carolina First Corporation believes that the liability associated with the securitization is not materially greater than the liability that would exist if Carolina First Bank retained its credit card portfolio.


    WRITEDOWN OF CERTAIN INTANGIBLE ASSETS. In the third quarter of 1994, Carolina First Corporation retained a consulting firm to determine whether any of its intangible assets were impaired and should be written off. Such intangible assets were created principally in connection with acquisitions of financial institutions and financial assets, and the origination of credit card accounts. Such study determined that Carolina First Corporation should write off after-tax approximately $2 million in intangible assets associated with the origination of credit card accounts. Such writedown occurred in the fourth quarter of 1994 in connection with the securitization of Carolina First Bank's credit card portfolio and the merger of CF Savings Bank into Carolina First Bank.


PROPOSED ACQUISITION OF MIDLANDS NATIONAL BANK. On November 14, 1994, Carolina First Corporation and Carolina First Bank entered into a reorganization agreement with Midlands National Bank ("Midlands National"), which provides for the acquisition of Midlands National by Carolina First Corporation through the merger of Midlands National with and into Carolina First Bank (the "Midlands Transaction"). The Midlands Transaction is expected to be accounted for as a pooling-of-interests and to result in the issuance of up to 584,000 shares of CFC common stock in exchange for the outstanding shares of Midlands National common stock. At December 31, 1994, Midlands National operated through three locations in Prosperity, Newberry and Chapin, South Carolina and had approximately $43 million in assets. In connection with the Midlands Transaction, Carolina First Bank is expected to receive approximately $28 million in loans and approximately $38 million in deposits. At September 30, 1994, Midlands National's non-performing assets (which includes loans which are 90 days or more past due and still accruing interest) totalled 2.62% of total loans and other real estate owned. For the years ended December 31, 1992 and 1993, Midlands National had net income of $214,000 and $338,000, respectively. For the nine months ended September 30, 1994, Midlands National had net income of $341,000.


    Carolina First Corporation has filed all regulatory applications necessary to its acquisition of Midlands National. Such regulatory applications are currently pending. This transaction requires the approval of the Midlands National Bank shareholders. Although Carolina First Corporation expects that its acquisition of Midlands National will be consummated in March or April of 1995, no assurance of such fact may be given. For additional information concerning the Midlands Transaction and its anticipated effect on Carolina First Corporation, see "PRO FORMA COMBINED FINANCIAL INFORMATION" above.


    OTHER ACQUISITIONS. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.



    MARKET PRICES OF AND DIVIDENDS PAID ON CFC COMMON STOCK


    The CFC common stock is, and the CFC Shares offered hereby will be, traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of CFC common stock as reported by the Nasdaq Stock Market and the cash dividends per share of the CFC common stock. The dividend and stock price information has been adjusted to reflect stock dividends.


                    Price Range of CFC
                      Common Stock
                      High      Low            Dividends
1992
 First Quarter.... $  9.50    $  7.34            $   --
 Second Quarter...    9.75       8.16                --
 Third Quarter....   10.66       8.62                --
 Fourth Quarter...   12.02      10.20                --

1993
 First Quarter.... $ 11.79    $ 10.43            $   --
 Second Quarter...   12.38      10.48                --
 Third Quarter....   12.38      11.43                --
 Fourth Quarter...   14.05      11.67                --

1994
 First Quarter.... $ 12.86    $ 11.43            $ 0.05
 Second Quarter...   15.00      12.50              0.05
 Third Quarter....   15.75      14.00              0.05
 Fourth Quarter...   14.00      13.25              0.06

    Carolina First Corporation intends to continue its present policy of paying quarterly cash dividends to its shareholders. However, the timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Carolina First Corporation and its subsidiaries, applicable government regulations and other factors deemed relevant by Carolina First Corporation management. As described under "--Certain Regulatory Matters," various state and federal laws limit the ability of Carolina First Bank to pay dividends to Carolina First Corporation.



SPECIAL CONSIDERATIONS


    In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors should be considered carefully when evaluating Carolina First Corporation and the CFC common stock.


    DEPENDENCE ON SENIOR MANAGEMENT. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.

    GROWTH THROUGH ACQUISITIONS. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions accounted for as a pooling of interests. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership.


    ANTI-TAKEOVER MEASURES. Carolina First Corporation has certain anti-takeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the CFC common stock holdings of certain shareholders who acquire 20% or more of the CFC common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."



INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


    The following documents are hereby incorporated by reference:


    Carolina First Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;


    Carolina First Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;


    Carolina First Corporation's Current Reports on Form 8-K dated May 2, 1994, November 22, 1994 and January 24, 1995; and


    The description of the CFC common stock which is contained in its registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


    All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents.


    Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy
Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.



CERTAIN REGULATORY MATTERS


GENERAL


    Carolina First Corporation and its subsidiaries are extensively regulated under federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws may have a material effect on the business and prospects of Carolina First Corporation. The operations of Carolina First Corporation may be affected by possible legislative and regulatory changes and by the monetary policies of the United States.


    Carolina First Corporation. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), Carolina First Corporation is subject to regulation and supervision by the Federal Reserve. Under the BHCA, Carolina First Corporation's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits Carolina First Corporation from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock, or substantially all of the assets of any bank, or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibits Carolina First Corporation from acquiring control of any bank operating outside the State of South Carolina (until September 29, 1995) unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. See " --Certain Regulatory Matters--Interstate Banking."


    Additionally, the BHCA prohibits Carolina First Corporation from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking-related entities.


    Further, the Federal Deposit Insurance Act, as amended ("FDIA"), authorizes the merger or consolidation of any Bank Insurance Fund ("BIF") member with any Savings Association Insurance Fund ("SAIF") member, the assumption of any liability by any BIF member to pay any deposits of any SAIF member or vice versa, or the transfer of any assets of any BIF member to any SAIF member in consideration for the assumption of liabilities of such BIF member or vice versa, provided that certain conditions are met and, in the case of any acquiring, assuming or resulting depository institution which is a BIF member, that such institution continues to make payment of SAIF assessments on the portion of liabilities attributable to any acquired, assumed or merged SAIF-insured institution (or, in the case of any acquiring, assuming or resulting depository institution which is a SAIF member, that such institution continues to make payment of BIF assessments on the portion of liabilities attributable to any acquired, assumed or merged BIF-insured institution).


    There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of defaulting or in default under its obligations to repay deposits. For example, under current federal law, to reduce the likelihood of receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the BHCA to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.


    In addition, the "cross-guarantee" provisions of the FDIA require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF, or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.


    Carolina First Corporation is subject to the obligations and restrictions described above. However, management currently does not expect that any of these provisions will have any material impact on its operations.


    As a bank holding company registered under the South Carolina Bank Holding Company Act, Carolina First Corporation also is subject to regulation by the State Board. Consequently, Carolina First Corporation must receive the approval of the State Board prior to engaging in the acquisitions of banking institutions or assets. Carolina First Corporation must also file with the State Board periodic reports with respect to its financial condition and operations, management, and intercompany relationships between Carolina First Corporation and its subsidiaries.


    Carolina First Bank. Carolina First Bank is an FDIC-insured, South Carolina-chartered banking corporation and is subject to various statutory requirements and rules and regulations promulgated and enforced primarily by the State Board and the FDIC. These statutes, rules and regulations relate to insurance of deposits, required reserves, allowable investments, loans, mergers, consolidations, issuance of securities, payment of dividends, establishment of branches and other aspects of the business of Carolina First Bank. The FDIC has broad authority to prohibit Carolina First Bank from engaging in what it determines to be unsafe or unsound banking practices. In addition, federal law imposes a number of restrictions on state-chartered, FDIC-insured banks and their subsidiaries. These restrictions range from prohibitions against engaging as a principal in certain activities to the requirement of prior notification of branch closings. Carolina First Bank also is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit and fair credit reporting laws. Carolina First Bank is not a member of the Federal Reserve System.


    Dividends. The holders of CFC common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. The holders of Carolina First Corporation's outstanding series of preferred stock are also entitled to receive dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor and as set forth in Carolina First Corporation's Articles of Incorporation. For a description of the dividends to which holders of such preferred stock are entitled, see "CAROLINA FIRST CORPORATION CAPITAL STOCK." Carolina First Corporation is a legal entity separate and distinct from its subsidiaries and depends for its revenues on the payment of dividends from its subsidiaries. Current federal law would prohibit, except under certain circumstances and with prior regulatory approval, an insured depository institution, such as Carolina First Bank, from paying dividends or making any other capital distribution if, after making the payment or distribution, the institution would be considered "undercapitalized," as that term is defined in applicable regulations. In addition, as a South Carolina-chartered bank, Carolina First Bank is subject to legal limitations on the amount of dividends it is permitted to pay. In particular, Carolina First Bank must receive the approval of the South Carolina Commissioner of Banking prior to paying dividends to Carolina First Corporation.



CAPITAL ADEQUACY


    Carolina First Corporation. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common stockholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At September 30, 1994, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio, with consolidated Tier 1 capital of 8.84% of risk-weighted assets, total capital of 9.47% of risk-weighted assets and a leverage capital ratio of 6.73%.


    Carolina First Bank. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve System, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At September 30, 1994, Carolina First Bank had Tier 1 capital of 7.91% of risk-weighted assets, total capital of 8.48% of risk-weighted assets, and a leverage capital ratio of 6.36%.



    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991


    The Federal Deposit Insurance Corporation Improvement Act of 1991
("FDICIA") required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Federal Reserve, the FDIC and the OCC have issued a joint advance notice of proposed rulemaking, and have issued a revised proposal, soliciting comments on a proposed framework for implementing these revisions. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighted by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. The notice also asked for comments on how the risk-based capital guidelines of each agency may be revised to take account of concentration and credit risk and the risk of nontraditional activities. Carolina First Corporation cannot assess at this point the impact the proposal would have on the capital requirements of Carolina First Corporation or its subsidiary depository institutions.



INSURANCE


    As an FDIC-insured institution, Carolina First Bank is subject to insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by FDIC-insured institutions shall be as specified in a schedule required to be issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to increase the FDIC insurance fund's reserve ratio to 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute) in 15 years. Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury (the "Treasury Department").


    Effective January 1, 1993, the FDIC implemented a risk-based assessment schedule, having assessments ranging from 0.23% to 0.31% of an institution's average assessment base. The actual assessment to be paid by each FDIC-insured institution is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of FDICIA (see "--Certain Regulatory Matters--Other Safety and Soundness Regulations"), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. As a result of the current provisions of federal law, the assessment rates on deposits could increase over the next 15 years over present levels. Based on the current financial condition and capital levels of Carolina First Bank, Carolina First Corporation does not expect that the current FDIC risk-based assessment schedule will have a material adverse effect on Carolina First Bank's earnings. Carolina First Bank's risk-based insurance assessment currently is set at 0.26% of its average assessment base.


    In connection with the merger of CF Savings Bank into Carolina First Bank and Carolina First Bank's assumption of other SAIF-insured deposits in connection with various acquisitions, approximately 28% of

Carolina First Bank's total deposits are subject to SAIF insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by SAIF-insured institutions must be the greater of 0.15% of the institution's average assessment base (as defined) or such rate as the FDIC, in its sole discretion, determines to be appropriate to be able to increase (or maintain) the SAIF reserve ratio to 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute) within a reasonable period of time. From January 1, 1994 through December 31, 1997, the assessment rate must not be less than 0.18% of the institution's average base assessment. In each case, the assessment rate may be higher if the FDIC, in its sole discretion, determines a higher rate to be appropriate. In addition, the FDIC has adopted for SAIF assessments the risked based assessment schedule described above. Carolina First Bank's risk-based insurance assessment on its SAIF-insured deposits has been set at 0.23% of its average assessment base.



OTHER SAFETY AND SOUNDNESS REGULATIONS


    Prompt Corrective Action. Current law provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized, "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under uniform regulations defining such capital levels issued by each of the federal banking agencies, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.
 An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered
(A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMEL rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier 1 risk-based capital ratio of less than 3%, or (iii) a leverage ratio of less than 3%; and
(C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. Carolina First Corporation and Carolina First Bank each currently meet the definition of adequately capitalized.


    Brokered Deposits. Current federal law also regulates the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" depository institution to accept brokered deposits without prior regulatory approval. Under FDI Cregulations,"well capitalized" insured depository institutions may accept brokered deposits without restriction, "adequately capitalized" insured depository institutions may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of interest rates) while "undercapitalized" insured depository institutions may not accept brokered deposits. The regulations provide that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of FDICIA (as described in the previous paragraph). Carolina First Corporation does not believe that these regulations will have a material adverse effect on its current operations.


    Other FDICIA Regulations. To facilitate the early identification of problems, FDICIA required the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC has issued final regulations implementing those provisions. The rule, among other things, requires that management report on the institution's responsibility for preparing financial statements and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness, and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC approved audit procedures.


    FDICIA required each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions (such as Carolina First Bank) and depository institution holding companies (such as Carolina First Corporation), including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies has issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation fees and benefits. The proposed rule also establishes a maximum ratio of classified assets to capital, and requires institutions to meet minimum capital standards as a measure of whether such institutions have minimum earnings sufficient to absorb losses without impairing capital. Finally, the proposed rule would define compensation as excessive if it is unreasonable or disproportionate to the services actually performed. Bank holding companies would not be subject to the standards on compensation. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. Carolina First Corporation has not yet determined the effect the proposed rule would have on its operations and the operations of its depository institution subsidiary if it is adopted substantially as proposed.



COMMUNITY REINVESTMENT ACT


    Carolina First Bank is subject to the requirements of the CRA. The CRA requires that financial institutions have an affirmative and ongoing obligation to meet the credit needs of their local communities, including low-and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Carolina First Bank received an outstanding rating in its most recent evaluation.


    As a result of a Presidential initiative, each of the federal banking agencies has issued a notice of proposed rulemaking that would replace the current CRA assessment system with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Under the proposal, each institution would be evaluated based on the degree to which it is providing loans (the lending test), branches and other services (the service test) and investments to low- and moderate-income areas (the investment test). Under the lending test, as proposed, an institution would be evaluated on the basis of its market share of reportable loans in low- and moderate-income areas in comparison to other lenders subject to CRA in its service area, and in comparison with the institution's market share of reportable loans in other service areas. An institution would be evaluated under the investment test based on the amount of investments made that have had a demonstrable impact on low- and moderate-income areas or persons as compared to its risk-based capital. The service test would evaluate a retail institution primarily based on the percentage of its branches located in, or that are readily accessible to, low- and moderate-income areas. Each depository institution would have to report to its federal supervisory agency and make available to the public data on the geographic distribution of its loan applications, denials, originations and purchases. Small institutions could elect to be evaluated under a streamlined method that would not require them to report this data. All institutions, however, would receive one of five ratings based on their performance: Outstanding, High

Satisfactory, Low Satisfactory, Needs to Improve or Substantial Noncompliance. An institution that received a rating of Substantial Noncompliance would be subject to enforcement action. Carolina First Corporation currently is studying the proposal and determining whether the regulation, if adopted, would require changes to Carolina First Bank's CRA action plans.



    TRANSACTIONS BETWEEN CAROLINA FIRST CORPORATION, ITS SUBSIDIARIES AND AFFILIATES


    Carolina First Corporation's subsidiaries are subject to certain restrictions on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Aggregate limitations on extensions of credit also may apply. Carolina First Corporation's subsidiaries also are subject to certain lending limits and restrictions on overdrafts to such persons.


    Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its nonbank subsidiary, on investments in their securities and on the use of their securities as collateral for loans to any borrower. Such restrictions may limit Carolina First Corporation's ability to obtain funds from its bank subsidiary for its cash needs, including funds for acquisitions, interest and operating expenses.


    In addition, under the BHCA and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, a subsidiary may not generally require a customer to obtain other services from any other subsidiary or Carolina First Corporation, and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.



INTERSTATE BANKING


    In 1986, South Carolina adopted legislation which permitted banks and bank holding companies in certain southern states to acquire banks in South Carolina to the extent that such other states had reciprocal legislation which was applicable to South Carolina banks and bank holding companies. The legislation resulted in a number of South Carolina banks being acquired by large out-of-state bank holding companies. Size gives the larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of South Carolina and the region. As a result, Carolina First Corporation does not generally attempt to compete for the banking relationships of large corporations, but concentrates its efforts on small to medium-sized businesses and on individuals. Carolina First Corporation believes it has competed effectively in this market segment by offering quality, personal service.


    In July 1994, South Carolina enacted legislation which effectively provides that, after June 30, 1996, out-of-state bank holding companies (including bank holding companies in the Southern Region, as defined under the statute) may acquire other banks or bank holding companies having offices in South Carolina upon the approval of the South Carolina State Board of Financial Institutions and assuming compliance with certain other conditions, including that the effect of the transaction not lessen competition and that the laws of the state in which the out-of-state bank holding company filing the applications has its principal place of business permit South Carolina bank holding companies to acquire banks and bank holding companies in that state. Although such legislation may increase takeover activity in South Carolina, Carolina First Corporation does not believe that such legislation will have a material impact on its competitive position. However, no assurance of such fact may be given.


    Congress recently enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which will increase the ability of bank holding companies and banks to operate across state lines. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the existing restrictions on interstate acquisitions of banks by bank holding companies will be repealed one year following enactment, such that Carolina First Corporation and any other bank holding company located in South Carolina would be able to acquire a bank located in any other state, and a bank holding company located outside South Carolina could acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Carolina First Corporation believes that this legislation may result in increased takeover activity of South Carolina financial institutions by out-of-state financial institutions. However, Carolina First Corporation does not presently anticipate that such legislation will have a material impact on its operations or future plans.



CHANGE IN BANK CONTROL


    The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either Federal Reserve approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, such as Carolina First Corporation, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under Section 12 of the Exchange Act (which Carolina First Corporation has done with respect to the Common Stock) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.


    Approval of Senior Officers. Banks and their holding companies which have undergone a change in control within the past two years or which have been deemed by their primary federal bank regulator to be troubled institutions must give their primary federal bank regulator or the Federal Reserve, respectively, 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, their primary federal bank regulator or the Federal Reserve, as the case may be, may approve or disapprove any such appointment. Neither Carolina First Corporation nor Carolina First Bank currently meet the criteria which trigger this additional approval.

OTHER REGULATIONS


    Interest and certain other charges collected or contracted for by Carolina First Bank and Carolina First Mortgage Company are subject to state usury laws and certain federal laws concerning interest rates. Carolina First Bank's and Carolina First Mortgage Company's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, CRA requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of Carolina First Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

                                INFORMATION ABOUT ACNB
GENERAL


    ACNB is a national bank which was chartered in 1987. ACNB operates from its main office at 142 Chesterfield Street, S.E., and a branch office at 2040 Whiskey Road in Aiken, South Carolina. ACNB's primary market area is comprised of the City of Aiken and the immediately surrounding area. Its broader market includes all of Aiken County and, to a limited extent, the surrounding counties.



    ACNB offers a full range of commercial banking services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, Christmas Club accounts and other deposit services. All deposits are insured up to applicable limits by the FDIC. Most of ACNB's deposit customers are individuals and small businesses.


    ACNB offers secured and unsecured, short- to intermediate-term loans, with floating and fixed interest rates for commercial and consumer purposes. Consumer loans include car loans, boat loans, mobile home loans, home equity improvement loans (secured by first and second mortgages), personal expenditure loans, and education loans. Commercial loans include short term unsecured loans, short and intermediate term real estate mortgage loans, loans secured by listed stocks, and loans secured by equipment, inventory and accounts receivable. ACNB's loans are not concentrated within a single industry or group of related industries.


    Other services offered by ACNB include safe deposit boxes, night depository service, VISA and Master Card credit cards (through a correspondent bank), discount brokerage services, and twenty-four hour automated teller service.


    ACNB began its operations in 1987 and, accordingly, has a limited history. Based on its experience to date, management has had no indication that a significant portion of ACNB's business is seasonal.


    At September 30, 1994, ACNB employed 30 persons full-time, including 2 principal officers, and 3 part-time employees. Management of ACNB believes that its employee relations are good.



COMPETITION


    The market for financial institutions in the Aiken area is highly competitive, both with respect to generating deposits and with respect to making commercial, mortgage and consumer loans. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. ACNB encounters strong competition from most of the financial institutions in ACNB's market area. In the conduct of certain aspects of its banking business, ACNB also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restriction imposed upon ACNB. Many of ACNB's competitors have substantially greater resources and lending limits than ACNB and offer certain services, such as international banking services and trust services, that ACNB does not provide. Moreover, most of these competitors have numerous branch offices located throughout the market area, a competitive advantage that ACNB does not have. ACNB has attempted to compensate for its smaller size by offering more personalized service than many of its competitors.

    At December 31, 1994, there were a total of six FDIC-insured banking institutions in the City of Aiken and the immediately surrounding area (including ACNB). At such date, these institutions operated through an aggregate of 16 banking locations.



CONSENT AGREEMENT WITH THE OCC


    As a result of deficiencies found by the OCC in its March 10, 1992 Report of Examination of ACNB, in April, 1992, ACNB entered into a written consent agreement with the OCC within the meaning of 12 U.S.C. (Section Mark) 1818(e)(1) and (i)(2) (the "OCC Consent Agreement"). These deficiencies principally related to problems with credit quality and loan documentation, the absence of credit procedures, the need for capable lending personnel and other problems related to management.


    Pursuant to the OCC Consent Agreement, ACNB was required to make certain changes in management, obtain a management study, improve its loan administration and review policies and procedures, provide for ongoing review and elimination of problem assets, provide for ongoing review and maintenance of adequate loan loss allowances, increase its regulatory capital levels, develop a three-year capital program, amend and refile certain reports of condition with the FDIC, and correct certain violations of law cited in OCC examination reports. ACNB's Board of Directors was also required to establish a compliance committee comprised of at least five directors who were not officers of ACNB to monitor ACNB's compliance with the OCC Consent Agreement and to submit periodic reports thereon to the Board of Directors to be forwarded to the OCC.


    Efforts to comply with the requirements of the OCC Consent Agreement are ongoing. Such efforts are not only expensive to ACNB, but also require the expenditure of significant amounts of time by ACNB's senior management and Board of Directors. To date, the Board of Directors has taken the following actions, among others, to comply with the requirements of the OCC Consent Agreement:


    1. The Board has appointed a compliance committee comprised of five directors who are not officers of ACNB. The compliance committee monitors ACNB's efforts pursuant to the OCC Consent Agreement and provides monthly written progress reports to the Board of Directors, which the Board then submits with its comments to the OCC.


    2. The Board has obtained a written report from an independent outside management consultant relating to the adequacy of staffing for current levels of operations and qualifications of such staff to perform assigned duties. After receiving the report, the compliance committee prepared and submitted to the OCC a plan of implementation. Efforts to comply with such plan are ongoing.



    3. The Board has developed a written program to improve ACNB's loan administration in the areas of (a) procedures to ensure satisfactory and perfected collateral documentation; (b) procedures to ensure renewals or extensions of credit are subject to analysis of current, satisfactory credit information; (c) procedures to ensure accuracy of internal management information systems; and (d) procedures to ensure reasonable repayment terms that relate directly to the source of repayment. Efforts to implement this program are ongoing.


    4. The Board has established an independent loan review system to periodically review ACNB's loan portfolio to assure timely identification and categorization of problem credits. The review must be conducted at least semiannually and a report must be filed with the Board after each review. The OCC has been critical of the system established by the Board and the Board's efforts to satisfy the OCC are continuing.

    5. The Board has revised ACNB's written policy setting forth criteria under which renewals of extensions of credit may be approved.


    6. The Board has adopted a written program designed to eliminate the basis of criticism of assets criticized in the OCC's Report of Examination as "doubtful," "substandard," or "other assets especially mentioned." Although the program is structured according to the requirements of the OCC Consent Agreement, implementation has been problematic because of the unavailability of, or the difficulty in obtaining from borrowers, the required information. The Board of Directors is required to review certain aspects of this program on a monthly basis. A copy of each review must be forwarded to the OCC. Compliance with this program has been a continuing source of criticism by the OCC.


    7. The Board has adopted written policies and procedures governing the supervision and control of nonaccrual loans and for auditing accrued interest on loans.


    8. The Board has reviewed the adequacy of ACNB's Allowance for Loan and Lease Losses and has established a program for the maintenance of an adequate Allowance. The program requires quarterly review of the Allowance by the Board and maintenance of written documentation indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.


    9. ACNB maintains capital levels not less than the minimums required by the OCC Consent Agreement.


    10.  The Board has developed a three year capital program which includes
(a) specific plans for maintenance of adequate capital; (b) projections for growth and capital requirements based on a detailed analysis of ACNB's assets, liabilities, earnings, fixed assets, and off-balance sheet activities; (c) projections of the sources and timing of additional capital to meet current and future needs; and (d) a dividend policy that permits declaration of a dividend only when ACNB is in compliance with the capital program, and with the written approval of the OCC. The capital program required approval of the OCC and such approval has been granted. The Board is required to review and update the program at least annually, or more frequently if necessary, and to submit copies of its reviews to the OCC.


    11. The Board has caused ACNB to file amended Reports of Condition and Income for the periods ended June 30, 1991 and September 30, 1991 and has adopted policies and procedures to cause such reports to comply with OCC guidelines.


    The OCC Consent Agreement also required the Board to employ a senior loan administrator with skills and experience necessary to ensure effective supervision and administration of ACNB's lending activities. The Board has not employed such a senior loan administrator, and if the Merger is consummated, it will not be necessary for ACNB to employ such a person. If, however, the Merger is not consummated, ACNB will be required to employ a senior loan administrator, and the cost to ACNB of employing such a person would be expected to be significant.


    The OCC Consent Agreement also requires ACNB to take all steps necessary to correct each violation of law, rule or regulation cited in any Report of Examination and to notify the OCC of the steps taken in this regard. The Board is also required to adopt and implement specific procedures to prevent future violations of law and to implement procedures relating to compliance and internal control systems. Although such procedures have been adopted and efforts at compliance are ongoing, because of the complexity and volume of applicable laws and regulations, ACNB has had difficulty implementing the procedures. Furthermore, in some instances, correction of past violations of law may be extremely difficult, if not impossible. Accordingly, ACNB's compliance with the requirements of this portion of the OCC Consent Agreement has been a source of continuing criticism by the OCC.

    Although the Board has worked, and continues to work, diligently and in good faith to comply with the requirements of the OCC Consent Agreement, and has made substantial progress toward compliance, the OCC may continue to criticize certain aspects of the compliance effort. If the Board is unable to satisfy the OCC with its compliance efforts, the OCC may decide to take further enforcement action against ACNB. The Board believes that, with continued diligence, it should be able to satisfy the OCC that it has substantially complied with the requirements of the OCC Consent Agreement, but there can be no assurance to that effect, and there can be no assurance as to how long it would take to achieve such result. While ACNB remains subject to the OCC Consent Agreement, it continues to incur substantial expenses for compliance, which necessarily have an adverse impact on net income. Furthermore, compliance efforts, particularly the review and reporting requirements, consume a significant amount of the Board's and management's time and tend to distract them from everyday efforts to operate ACNB and increase earnings.



DIVIDENDS


    As a national bank, ACNB's ability to pay dividends is restricted by federal banking law and the regulations of the OCC. See "-- Supervision and Regulation of ACNB -- Payment of Dividends." ACNB has never paid dividends. Furthermore, ACNB is presently a party to the OCC Consent Agreement, which permits ACNB to pay dividends only if it is in compliance with its approved capital program under such agreement and has obtained the prior written approval of the OCC. See " --Consent Agreement with the OCC."



    MARKET PRICE OF ACNB COMMON STOCK AND RELATED ACNB STOCKHOLDER MATTERS


    Trading in ACNB common stock is limited. There are no market makers for the ACNB common stock, and it is not listed on any exchange or with the Nasdaq Stock Market. Management is aware of transactions in the ACNB common stock at prices ranging from $9.50 to $13.50 per share over the past two years. The most recent trade of which management is aware occurred in September, 1994 in which 3,400 shares were traded at $10.00 per share. Such trades may not be arm's length transactions and may not be indicative of the market value of the ACNB common stock.


    For information regarding the stock ownership of certain persons, including directors and executive officers of ACNB (both before and after the Merger), see "MANAGEMENT INFORMATION -- Management and Principal Shareholders of ACNB."



RECENT DEVELOPMENTS


    ACNB took the following actions in the fourth quarter of 1994:


    INVESTMENT SECURITIES PORTFOLIO. In December 1994, the ACNB Board of Directors approved the sale of three U.S. Government Agency securities at a loss of approximately $159,000. Proceeds from these sales will be reinvested in loans or investment securities with yields at higher current market rates.


    NONPERFORMING LOANS; OTHER PROBLEM ASSETS. In the fourth quarter of 1994, the reserve for other real estate was increased $221,000 to a balance at December 31, 1994 of $236,000, or 20% of the carrying value of other real estate. This adjusted reserve balance more fully covers potential losses which may occur upon the liquidation of other real estate based upon ongoing efforts to sell such properties.

    ALLOWANCE FOR LOAN LOSSES. Based upon its assessment of total nonperforming loans, ACNB charged-off approximately $240,000 of such loans in December 1994. These charge-offs, combined with the additional provision for loan losses in the fourth quarter of 1994, will provide an allowance for loan losses to gross loans of approximately 1.35% at December 31, 1994, compared to 1.98% at December 31, 1993.


    MISCELLANEOUS RESERVES. In anticipation of the Merger, ACNB charged approximately $50,000 to earnings related to post-employment benefits to a former senior officer of ACNB. ACNB also charged approximately $25,000 to earnings related to the estimated residual value of certain computer hardware and software.



    The combined effect of the above charges to earnings in the fourth quarter will create a loss for the year ended December 31, 1994 of $306,000.



    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following information should be read in conjunction with the financial statements of ACNB, the accompanying footnotes and supplemental financial data contained herein.


    Total assets decreased $1,335,000, or 3%, from December 31, 1992 to December 31, 1993. From December 31, 1993 to September 30, 1994, total assets decreased $913,000, or 2%, to $43,039,000 at September 30, 1994. The decrease resulted generally from the continuation of the strategy to reduce the level of higher-cost funds (particularly CD's) and thereby increase the net interest margin.


    Loans, net of unearned discounts, are ACNB's largest single category of assets. From December 31, 1992 to December 31, 1993, total loans, net of unearned discounts, decreased $1,215,000, or 4.1%. This decrease resulted primarily from the more stringent lending standards implemented pursuant to the OCC Consent Agreement. See " -- Consent Agreement with the OCC." From December, 31, 1993 to September 30, 1994, ACNB's total loans increased $1,217,000, or 4.23% to $29,996,000 at September 30, 1994. The increase in loans was attributable to the addition of two new loan officers with experience in ACNB's market.


    Total investment securities increased $1,656,000, or 31%, from December 31, 1992 to December 31, 1993. The increase in the investment portfolio was funded largely through the investment of excess cash, as cash and due from banks and federal funds sold decreased by $1,693,000, or 26.7%, from December 31, 1992 to December 31, 1993. Total investment securities decreased $1,356,000, or 19.37%, from December 31, 1993 to September 30, 1994. As investment securities matured or were sold, the proceeds were reinvested in loans.


    Total liabilities decreased $1,448,000, or 3.5%, from December 31, 1992 to December 31, 1993, largely as a result of a $1,339,000 decrease in total deposits. Time deposits of $100,000 or more, comprised primarily of certificates of deposits and which represented 6.9% of total deposits at December 31, 1993, increased $102,000, or 3.84%, from December 31, 1992 to $2,762,000 at December 31, 1993. The decrease in total deposits was attributable primarily to ACNB's determination to lower deposit rates, in relation to its competition, in order to lower its cost of funds and increase its net interest margin. Total liabilities decreased $1,019,000 or 2.53%, from December 31, 1993 to September 30, 1994, largely as a result of a $1,046,000 decrease in deposits. This decrease in deposits was attributable primarily to the continuation of relatively lower deposit rates, which were designed to increase ACNB's net interest margin.


    Shareholders' equity increased $112,000, or 3.1%, from December 31, 1992 to $3,701,000 at December 31, 1993. Shareholders' equity increased $107,000, or 2.89%, from December 31, 1993 to $3,808,000 at September 30, 1994. These
increases resulted from positive earnings for the periods.

RESULTS OF OPERATIONS



    RESULTS OF OPERATIONS SEPTEMBER 30, 1993 COMPARED WITH SEPTEMBER 30, 1994 AND CHANGES IN FINANCIAL POSITION FROM DECEMBER 31, 1993 TO SEPTEMBER 30, 1994


    ACNB's net income increased $66,000 to $156,000, or $.38 per share, for the nine months ended September 30, 1994, compared with $90,000, or $.22 per share, for the nine months ended September 30, 1993. The primary reason for this increase was a continuing increase in net interest income brought about by a reduction in ACNB's cost of funds.


    Net interest income for the nine months ended September 30, 1994 increased $167,000, or 13.6%, to $1,398,000 compared to the same nine month period in 1993. The increase in net interest income was attributable primarily to the continued decline in rates paid on interest bearing liabilities and changes in the volume of interest earning assets and interest bearing liabilities.


    Average earning assets for the nine month period ending September 30, 1994 decreased $1,046,000, or 2.56% to $39,759,000 when compared to the averages for the period ending December 31, 1993. Average loans remained relatively unchanged while average investment securities decreased $160,000, or 2.55% to $6,107,000 and average federal funds sold decreased $1,049,000 or 22.29% from the year-ended 1993 to $3,670,000. The yield on average earning assets and on average loan balances increased over 1993 approximately 0.17% to 7.73% and 0.14% to 8.67%, respectively.


    Total interest bearing deposits decreased $1,661,000, or 4.52% from December 31, 1993 to $35,113,000 at September 30, 1994. Interest bearing transaction accounts for the same period increased $454,000, or 6.29%, to $7,673,000, while money market accounts decreased $1,410,000, or 19.2%, to $5,942,000, and other time deposits decreased $1,646,000, or 10.2%, to $14,478,000. The net decrease in interest bearing deposits coupled with the continued increasing rate environment resulted in a 0.51% decrease in the cost of interest bearing deposits to 3.33%.


    Interest income for the nine month period ending September 30, 1994 decreased $58,000 to $2,296,000 when compared to the nine month period ending September 30, 1993. Total interest expense, for the same period, decreased $225,000, or 20%, to $898,000. This resulted in a $167,000 increase in net interest income.


    Other income increased $63,000, or 42%, to $213,000 for the nine months ended September 30, 1994, while non-interest expense increased $116,000, or 9.4%, to $1,354,000 for the 1994 period. The increase in non-interest income was attributable primarily to increases in fees associated with deposit accounts. The increase in non-interest expense was attributable primarily to increases in attorney and professional fees associated with problem loans.

1993 COMPARED WITH 1992


    ACNB's net income for the year ended December 31, 1993 increased $246,000 to $112,000, or $.28 per share, compared with a loss of $134,000 in 1992, or ($.33) per share. The increase in 1993 net income was attributable primarily to a $323,000 decrease in the provision for loan losses. As a result of improving loan quality and reduced levels of expected loss, management decreased the provision for loan losses from $375,000 in 1992 to $52,000 in 1993. This resulted in a slight reduction in the allowance for loan losses at December 31, 1993.


    Net interest income, the major component of ACNB's income, increased $80,000, or 5.16%, from $1,550,000 in 1992 to $1,630,000 in 1993. The increase in net interest income resulted primarily from a continued decline in market interest rates and changes in the volume of interest earning assets and interest bearing liabilities, which resulted in an improved net interest margin.



    Average earning assets decreased $212,000, or 0.52%, from $41,017,000 in 1992 to $40,805,000 in 1993. Although average balances on investment securities increased $1,229,000, or 24.39%, to $6,267,000, and average federal funds sold increased $2,381,000, or 100.2%, to $4,719,000, over the 1992 amounts, interest income on these categories of earning assets decreased as a result of a reduction in the yield on such investments precipitated by the declining market interest rate environment. In addition, average loans decreased $3,732,000, or 11.1%, from $33,551,000 in 1992 to $29,819,000 in 1993. The reduction in loans was primarily the result of more stringent lending standards instituted to improve the credit quality of the loan portfolio. As a result of the changes in earning assets and the declining rate environment, the yield on earning assets decreased from 8.60% in 1992 to 7.56% in 1993.


    Total interest bearing deposits decreased $1,151,000, or 3.03%, from $37,925,000 in 1992 to $36,774,000 in 1993. Interest bearing transaction accounts increased $1,213,000, or 18.38%, to $7,813,000 and money market accounts increased $267,000, or 4.3%, to $6,472,000, while other time deposits decreased $3,535,000, or 19.88%, to $14,246,000. The net decrease in interest bearing deposits, coupled with the declining rate environment, resulted in a 25.4% decrease in the cost of interest bearing deposits. Total interest paid on interest bearing deposits decreased $542,000, or 27.39%, from $1,979,000 in 1992 to $1,437,000 in 1993.


    Other income, comprised primarily of fees and service charges, decreased $24,000 from $235,000 in 1992 to $211,000 in 1993. Other expense increased
$133,000 from $1,543,000 to $1,677,000 in 1993.  Of this amount, approximately
$60,000 was due to increases in salaries and employee benefits caused by changes in ACNB's senior management dictated by the OCC. The remaining increase in non-interest expense resulted primarily from payment of $45,000 in consulting fees incurred in connection with the OCC-mandated review of ACNB's operations, increased charges related to other real estate owned, and increases in general expenses.


    As a result of net operating loss carryforwards, ACNB was not required to pay income taxes in 1993.



1992 COMPARED WITH 1991


    ACNB's net income for the year ended December 31, 1992 decreased $192,000, to a loss of $134,000, or ($.33) per share, compared with a profit of $59,000, or $.15 per share, for 1991. The decrease in 1992 net income was attributable primarily to decreases in income on earning assets resulting from declining market interest rates and increases to the provision for loan losses.


    Although average earning assets increased $2,443,000, or 6.33%, to $41,017,000 during 1992, declining market interest rates during 1992 caused the yield on average total earning assets to decrease to 8.60% from the 9.64% for 1991. As a result, income on average earning assets decreased $191,000 from the 1991 level to $3,528,000 during 1992.


    Total interest bearing deposits decreased from $39,197,000 in 1991 to $37,925,000 during 1992. Interest expense decreased $312,000 from $2,291,000 in 1991 to $1,979,000 in 1992. The decrease in interest expense was attributable to the repricing of liabilities, which caused the rate paid on interest bearing liabilities to decline from 6.84% in 1991 to 5.17% for 1992. As a result of these decreases in the rates paid by ACNB in 1992, net interest income increased $121,000 from $1,429,000 in 1992 to $1,550,000 in 1992.


    Continuing loan problems during 1992 caused ACNB to increase the provision for loan losses by $110,000 from $264,000 in 1991 to $374,000 in 1992. See " --
Loan Portfolio".

    Other income, comprised primarily of fees and service charges, increased $48,000 from $187,000 in 1991 to $235,000. Other expenses increased $262,000, or 20.4%, from $1,282,000 in 1991 to $1,544,000 in 1992. This increase in other expenses was attributable primarily to an increase of $82,000, or 13.9%, in salaries and employee benefits, and a significant increase of $90,000 in legal and professional fees. These increases were associated with efforts to resolve problem loans during 1992.





NET INTEREST INCOME


    Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits and short-term borrowings), and is the principal source of ACNB's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.


    The "Comparative Average Balances, Yields and Rates" table below provides a detailed analysis of the effective yields and rates on the various categories of interest earning assets and interest bearing liabilities for the years ended December 31, 1991, 1992 and 1993.



                                                            COMPARATIVE AVERAGE BALANCES - YIELDS AND COSTS
                                                                        (dollars in thousands)

                                                                      Years ended December 31,
                                                          1991                         1992                         1993
                                              Average    Income/    Yield/    Average  Income/   Yield/   Average  Income/   Yield/
                                              Balance    Expense    Rate      Balance  Expense   Rate     Balance  Expense   Rate
ASSETS
   Earning assets
     Loans (net of unearned income)(1)          $31,852   $3,200    10.05%   $33,551   $3,023    9.01%   $29,819   $2,526    8.47%
     Investment securities (taxable)(2)           4,548      393     8.64      5,038      366    7.26      6,267      399    6.37
     Investment securities (nontaxable)
     Federal funds sold                           1,994      111     5.57      2,338       83    3.55      4,719      143    3.03
     Interest bearing deposits with other banks     180       15     8.83         90        5    5.56
        Total earning assets                     38,574    3,719     9.64%    41,017    3,477    8.48%    40,805    3,068    7.52%
Non-earning assets                                1,612                        3,936                       3,664
        Total assets                            $40,186                      $44,953                     $44,469

LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities
     Interest-bearing liabilities
        Interest-bearing deposits
          Interest checking                     $ 4,398   $  230     5.23%   $ 6,126   $  236    3.85%   $ 7,219      193    2.67%
          Savings                                 1,652       90     5.45      2,964      122    4.12      3,499      114    3.26
          Money market                            3,388      204     6.02      4,773      202    4.23      7,352      233    3.17
          Certificates of deposit>$100,000        2,914      170     5.83      3,805      183    4.81      3,204      110    3.43

                                                                 59

          Other                                  21,122    1,596     7.56     20,194    1,236    6.12     16,124      787    4.88
           Total interest-bearing deposits       33,474    2,290     6.84     37,862    1,979    5.23     37,398    1,437    3.84

           Total interest-bearing liabilities    33,474    2,290     6.84     37,862    1,979    5.23     37,398    1,437    3.84
     Non-interest bearing liabilities
        Non-interest bearing deposits             2,418                        2,950                       3,186
        Other non-interest bearing liabilities      505                          366                         265
           Total liabilities                     36,397                       41,178                      40,849
     Stockholders' equity                         3,789                        3,775                       3,620
           Total liabilities and stock-
         holders' equity                        $40,186                      $44,953                     $44,469

Net interest income and net yield
   on earning assets (3)                                  $1,429     3.70%             $1,498    3.65%             $1,631    4.00%
Interest rate spread(4)                                              2.80%                       3.25%                       3.72%


(1) Includes non-accrual loans.
(2) Fully tax-equivalent basis at 34% tax rate.
(3) Net interest income divided by total average interest earning assets.
(4) Total interest earning assets yield minus total interest bearing liabilities rate.

    The "Analysis of Changes in Net Interest Income" table below provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities for the years ended December 31, 1993, 1992 and 1991.



                                            ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                      (dollars in thousands)

                                                   1991 compared to 1992              1992 compared to 1993
                                                       Amount       Amount                Amount        Amount
                                                       Caused       Caused                Caused        Caused
                                                           By           By                    By            By
                                               Total Change in    Change in      Total Change in     Change in
                                              Change  Volume(1)     Rate(1)     Change    Volume(1)    Rate(1)

EARNINGS ASSETS
    Loans (net of unearned income)(2)        $ (177)    $ 172     $  (349)    $  (496)    $  (336)    $  (143)
    Investment securities (taxable)              24        42         (18)         33         102        (120)
    Investment securities (nontaxable)(3)        --        --          --          --          --          --
    Federal funds sold and interest-bearing
      deposits with other banks                 (13)      (11)        (45)         (3)        (81)        (26)
             Total interest income             (191)      225        (416)       (460)       (153)       (289)

INTEREST-BEARING LIABILITIES
    Interest-bearing deposits
         Interest-bearing checking                6        90         (84)        (43)         42         (85)
         Savings                                 32        71         (39)         (8)         22         (30)
         Money market                            (2)       83         (85)         31         109         (78)
         Certificates of deposit                 13        52         (39)        (73)        (29)        (44)
         Other                                 (383)      (70)       (313)       (426)       (245)       (181)
             Total interest-bearing deposits   (334)      226        (560)       (541)       (101)       (418)
               Total interest expense           143        (1)        144          81         (52)        129


(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.
(2)    Non-accruing loans have been included.
(3) Investment Securities (nontaxable) are included in taxable figures for September 1993 and September 1994 for comparative purposes.Income is included on a fully tax-equivalent basis at 34%.

LIQUIDITY AND INTEREST RATE SENSITIVITY


    Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect. At December 31, 1993, approximately 51.75% of ACNB's interest earning assets repriced within one year compared to approximately 91.45% of interest bearing liabilities, resulting in a negative gap position.


    The table below reflects the balances, at December 31, 1993, of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts of amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Deposits in other banks and debt securities are reflected in each instrument's ultimate maturity date. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, ACNB is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates.


                                                     INTEREST RATE SENSITIVITY
                                                                                                   Over One
                                                                                        Total       Year or
                                                0-3          4-6          7-12         Within        Non-
                                               Months       Months       Months       One Year    sensitive     Total
Assets                                                           (dollars in thousands)

Earning assets
    Loans, net of unearned income............ $ 14,191     $  1,710     $  2,708     $  18,609     $14,428    $33,037
    Investment securities, taxable...........      751          100            -           851       4,050      4,901
    Investment securities, nontaxable                -            -            -             -         600        600
    Federal funds sold.......................    2,110            -            -         2,110           -      2,110
      Total earning assets...................   17,052        1,810        2,708        21,570      19,078     40,648
   Non-earning assets - net..................        -            -            -             -       3,304      3,304
           Total assets......................   17,052        1,810        2,708        21,570      22,382     43,952

Liabilities and Stockholders' Equity
  Liabilities
    Interest-bearing liabilities
      Interest-bearing deposits
      Savings................................ $  4,168     $      -     $      -     $   4,168     $     -    $ 4,168
      Money market/Super NOW.................   13,369            -            -        13,369           -     13,369
      Certificates of deposit
        over $100,000........................    2,054          400          826         3,280       1,083      4,363
      Other certificates of deposit..........    3,634        3,024        3,365        10,023       3,180     13,203
         Total interest-bearing deposits.....   23,225        3,424        4,191        30,840       4,263     35,103
    Short-term Borrowings....................        -            -           24            24           -         24
           Total interest-bearing liabilities   23,224        3,424        4,215        30,864       4,263     35,127

    Non-interest-bearing liabilities
      Non-interest-bearing deposits..........        -            -            -             -       3,318    $ 3,318
      Other non-interest bearing
        liabilities - net....................        -            -            -             -       1,806      1,806
           Total liabilities.................   23,224        3,424        4,215        30,864       9,387     40,251
           Stockholders' equity..............        -            -            -             -       3,701      3,701

Total liabilities and stockholders equity.... $ 23,224     $  3,424     $  4,215     $  30,864     $13,088    $43,952

Interest sensitive gap....................... $ (6,173)    $ (1,614)    $ (1,507)    $ ( 9,294)    $ 9,294          -
Cumulative interest sensitive gap............ $ (6,173)    $ (7,787)    $ (9,294)    $ ( 9,294)


PROVISION FOR LOAN LOSSES


    The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $52,000 and $375,000 for the years ended December 31, 1993 and 1992, respectively. The lower provision in 1993 is due to the identification of specific potential problems during 1992 and allocations therefor.


    At December 31, 1993, the allowance for loan losses as a percentage of outstanding loans was 2.02% compared to 2.07% at December 31, 1992. Management determines the adequacy of ACNB's loan loss allowance on a quarterly basis. Factors considered in determining the adequacy of the allowance for loan losses include: (1) previously classified loans deemed less than 100% collectible, (2) loans reflecting a recurring delinquent status, (3) past-due loans on which interest is not being collected in accordance with the terms of the loan, and loans whose terms have been modified by reducing the interest rates or deferring interest, (4) excessive loan renewals or payment extensions, (5) general and local economic conditions, (6) risk in consumer credit products, (7) subjective considerations as a result of internal discussions with ACNB's loan officers,
(8) known loan deteriorations and/or concentrations of credit, (9) historical loss experience based on volume and types of loans, (10) trends in portfolio volume, maturity and composition, (11) projected collateral values, (12) off balance sheet risk, and (13) depth and experience of ACNB's existing lending staff. By considering the above factors, management attempts to determine the amount of allowances necessary to provide for potential losses in the loan portfolio.



INVESTMENT SECURITIES PORTFOLIO


    The following tables summarize the book value and approximate market value amounts of investment securities held by ACNB at December 31, 1991, 1992 and 1993 and at September 30, 1994, and the maturities and weighted average yields of those securities at September 30, 1994:


                                      INVESTMENT PORTFOLIO COMPOSITION, MATURITIES AND YIELDS

                                                       (dollars in thousands)

                                              1991                           1992                       1993
                                 Book   Gain/Loss Fair Value    Book   Gain/Loss Fair Value    Book  Gain/Loss  Fair Value
Treasury & Government Agencies $ 4,542    $ 201    $ 4,743    $ 5,345    $ 159    $ 5,504    $ 7,002    $ 113    $ 7,115
State and Municipals                --       --         --         --       --         --         --       --         --
Equity                             113       --        113        116       --        116        157       --        157
   Total                       $ 4,655    $ 201    $ 4,856    $ 5,461    $ 159    $ 5,620    $ 7,159    $ 113    $ 7,272

                                          September 30, 1994
                               Book Value    Gain/Loss   Fair Value

                                           Available For Sale
Treasury & government agencies $ 1,449    $         (16) $     1,433

                                          Hold To Maturity
Treasury & government agencies $ 3,450    $        (183) $     3,267
State and Municipals               599              (34)         565
Equity                             163              ---          163
 Total                         $ 4,212    $        (217) $     3,995
    Total                      $ 5,661    $        (233) $     5,428

                                                           MATURITIES & YIELDS

                                                            Available for Sale
                         1 Yr   Yield      1-5 Yrs    Yield    5-10 Yrs    Yield     >10 Yrs   Yield       Total     Yield
Treasuries & Government
   Agencies              $100     7.87%    $   598     7.06%    $        -- 0.00%    $   751     4.36%    $ 1,449     5.72%

                                                                Held to Maturity
                         1 Yr   Yield      1-5 Yrs    Yield     5-10 Yrs   Yield      >10 Yrs   Yield      Total     Yield
Treasuries & Government
   Agencies                --     0.00%    $ 2,952     5.41%    $   498     4.74%    $    --     0.00%    $ 3,450     5.31%
State and Municipals (1)   --     0.00%        399     5.75%        200     6.21%         --     0.00%        599     5.87%
Equity                     --     0.00%         --     0.00%         --     0.00%        163     6.00%        163     6.00%

Total                      --                3,351     5.45%         698    5.16%        163     6.00%      4,212     5.39%
Total                    $100              $ 3,949              $            698     $   914              $ 5,661
Yield                             7.87%                5.70%                5.16%                4.65%                5.50%

    The weighted average yields set forth in the foregoing table are calculated on the basis of cost and effective yields for the scheduled maturity of each security. At December 31, 1993, the market value of the securities portfolio was $113,000 more than its book value, the average maturity of the securities portfolio was 41 months, and the average adjusted tax equivalent yield on the portfolio was 5.50%. As of December 31, 1993, gross unrealized securities gains totaled $115,000, and gross unrealized losses totaled $2,000.


    Decisions involving investment securities are based upon management's expectations for interest rate movements, overall market conditions, pledging requirements, and the composition and structure of the balance sheet in conjunction with asset/liability management.


    SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued by the Financial Accounting Standards Board in May, 1993. The provisions of this Statement are required to be adopted for fiscal years beginning after December 15, 1993. As required, ACNB implemented SFAS No. 115 effective January 1, 1994. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and for all investments in debt securities. According to the Statement, equity and debt securities are to be classified in three categories: held-to-maturity, trading and available-for-sale. Securities classified as held-to-maturity are those for which the positive intent and ability to hold such securities to ultimate maturity is present. These securities will continue to be accounted for at amortized cost. Securities classified as trading are those which are purchased primarily for sale in the near term, and will be accounted for on a fair value basis with unrealized gains and losses included in earnings. Available-for-sale securities are those which do not fall in the held-to-maturity or trading categories, and are to be accounted for at fair value, with unrealized holding gains and losses excluded from the income statement and recorded directly in a separate shareholders' equity account, net of applicable income tax effects.


    As of January 1, 1994, and September 30, 1994, management assessed the categorization of investment securities using the criteria set forth by SFAS No.
115. At such dates, investment securities with an amortized cost of $1,928,998 and $1,612,000, respectively, and market values of $1,974,799 and $1,596,000, respectively, were classified as available-for-sale. All other investment securities were classified as held-to-maturity for which no change in the method of accounting is required. The effect of this change in accounting principle on January 1, 1994, was to increase the book value of investment securities $45,801, and directly increase shareholders' equity $31,145, net of income tax effects of $14,656.

LOAN PORTFOLIO


    Management of ACNB believes the loan portfolio is adequately diversified. There are no significant concentrations of loans with any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.


    The amount of loans outstanding at December 31, 1989, 1990, 1991, 1992 and 1993 and at September 30, 1994 are shown in the following table according to type of loan:


                                                    LOAN PORTFOLIO COMPOSITION

                                                         Years ended December 31,            September 30,
                                           1989      1990       1991       1992      1993       1994
                                                      (dollars in thousands)
Commercial, financial, and agricultural $ 4,533    $ 6,247    $ 9,515    $ 9,110    $ 9,777    $10,643
Real estate - construction                1,397      3,152      4,037      2,078      1,569      1,259
Real estate - mortgage                    1,826      2,552      3,041      3,206      3,133      8,914
Installment loans to individuals          6,573     10,011     12,204     11,313     10,057      5,911
Other                                     2,670      3,654      4,732      4,908      4,825      3,798
    TOTAL                               $16,999    $25,616    $33,529    $30,615    $29,361    $30,525

    A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.


    Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1993, total commercial, industrial and business purpose loans secured by real estate (nonfarm, nonresidential) increased $574,000, or 7.2%. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower's cash flows and other financial information is required.


    Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds.


    Loans secured by real estate mortgages comprised approximately 30.8% and 30.0% of ACNB's loan portfolio at the end of 1993 and 1992, respectively. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and
                                      65
commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

NONPERFORMING LOANS; OTHER PROBLEM ASSETS


                                                   NONACCRUAL AND PAST DUE LOANS

                                                   Years ended December 31,            September, 30
                                      1989    1990      1991       1992       1993        1994
                                                           (dollars in thousands)

Non-accrual Loans                    $ 28    $ 282    $   936    $ 1,628    $ 1,539    $ 1,404
Loans contractually past due 90 days
   or more on which interest
   is still being accrued              51      181        295          6         --         --
Other real estate                      --       --        751      1,445      1,413        776
     Total nonperforming assets      $ 79    $ 463    $ 1,982    $ 3,079    $ 2,952    $ 2,180

    When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. At December 31, 1993, ACNB had $1,539,110 in non-accrual loans, no loans past due 90 days and still accruing interest, and $1,413,300 in other real estate owned, compared to $1,628,565, $6,000 and $1,444,719, respectively, at December 31, 1992. Non-accrual loans amounted to 5.1% of total loans at December 31, 1993, compared to 5.3% of total loans at December 31, 1992.


    When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated net realizable value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.


    Net loan charge-offs for 1993 were $92,000 or .39% of average loans compared to $262,000 or .78% of average loans for 1992.


    Interest income that would have been recorded if nonaccrual loans had been current in accordance with their original terms amounted to $289,190 and $173,313 for 1993 and 1992, respectively. No interest income was recognized on these loans during 1992 and 1993. As of December 31, 1993, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.


    The Financial Accounting Standards Board adopted Statement 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN", in May, 1993. This statement requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the original contractual terms of the loan. If a loan is impaired, the lender will be required to record a loan valuation allowance equal to the present value of the estimated future cash flows discounted at the loan's effective rate. This accounting change, effective for years beginning after December 15, 1994, will significantly change the accounting by lenders presently allowed under Statement 15. The statement does not require restatement for previously restructured loans which are performing in accordance with their restructured terms. Based upon the present status of the loan portfolio, management does not believe this statement will have a material adverse effect on ACNB.



POTENTIAL PROBLEM LOANS


    Management has identified and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status or past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms.


    The total amount of loans outstanding at December 31, 1993 and September 30, 1994 determined by management to be potential problem loans was $1,185,000 and $1,975,000, respectively. This amount does not represent management's estimate of potential losses since a large proportion of such loans are secured by various types of collateral. The following table presents information about the categories and types of collateral with respect to potential problem loans at December 31, 1993 and September 30, 1994.


                                                      POTENTIAL PROBLEM LOANS
                                                       (dollars in thousands)

                                          December 31, 1993   September 30, 1994
                                                 Percent of             Percent of
                                        Amount   Category     Amount    Category
Commercial and industrial:
 Equipment and inventory              $   289      3.36%    $    18      0.21%
 Unsecured                                 --        --          --        --
Real estate - mortgage:
 Commercial                               178      5.42%        982     16.92%
 1-4 family residential                   718     24.00%        965     22.36%
Consumer installment:
 Vehicles, mobile homes and equipment      --        --          10      0.23%
 Unsecured                                 --        --          --        --
   Total                              $ 1,185      4.04%    $ 1,975      6.47%

OTHER REAL ESTATE


    Other real estate totaled $1,413,300 at December 31, 1993, and consisted of foreclosed properties. Other real estate held is located in and around the city of Aiken. Other real estate is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition. The market for real estate in Aiken has been impacted by the uncertainty of the future of Westinghouse's Savannah River Site, the area's largest employer.

ALLOWANCE FOR LOAN LOSSES


    The purpose of the allowance for loan losses is to absorb loan losses that occur in the loan portfolio. Management considers a variety of factors in establishing a level of allowance for losses and the related provision, which is charged to expense. The factors used in this determination are historical net charge-off experience, growth in the loan portfolio, present and forecasted economic environment, management's evaluation of specifically identified loans, internal classification of the loan portfolio and consultation with regulatory authorities.


    The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy management considers, among other factors, ACNB's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions and the values of collateral securing loans.


    While it is ACNB's policy to charge off in the current period loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily imprecise. ACNB is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer companies, identified by the regulatory agencies.


    In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which much be charged off and to assess the risk characteristics of the portfolio in the aggregate. The review considers the judgments of management and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process.
The OCC, as part of its routine examination process of various national banks, may require additions to the allowance for loan losses based upon the regulators' credit evaluations differing from those of management.


    On December 31, 1993, the allowance for loan losses was $582,000 compared with $621,000 for the prior year. The ratio of the allowance for loan losses to net loans outstanding was 2.02% at December 31, 1993 compared to 2.07% at December 31, 1992.


    During 1993, ACNB experienced net charge-offs of $91,000 compared to net charge-offs of $262,000 one year earlier. Installment loan net charge-offs were $24,000 in 1993 versus $56,000 in 1992. Commercial loan net charge-offs were $106,000 in 1992 compared to net recoveries of $1,000 in 1993. Real estate loan net charge-offs were $115,000 in 1993 compared to $30,000 in 1992.


    Management will continue to closely monitor the levels of nonperforming and potential problem loans and will address the weaknesses in these credits to enhance the amount of ultimate collection on recovery of these assets. Should increases in the overall level of nonperforming and potential problem loans accelerate from the current trend, management will adjust the methodology for determining the allowance for loan losses to increase the provision and allowance for loan losses. This would likely decrease net income.


    The following table summarizes loan balances of ACNB at the end of each period and averages for each period, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance which have been charged to expense.


                                                  SUMMARY OF LOAN LOSS EXPERIENCE
                                                                                                Nine Months ended
                                                        Years ended December 31,                   September 30,
                                            1989       1990      1991       1992         1993         1994
                                                             (dollars in thousands)
Balance at beginning of period            $    57     $  249     $  328     $   508     $   621     $  582
Charge-offs:
  Commercial, financial and agricultural     (139)       (26)        (9)       (192)        (34)       (31)
  Real estate - mortgage                       --         --        (31)        (30)        (55)       (37)
  Consumer                                     --         --        (31)        (56)        (24)       (13)
  Other                                        --         --        (13)        (12)         (1)       (15)
    Total loans charged-off               $  (139)    $  (26)    $  (84)    $  (290)    $  (114)    $  (96)

Recoveries:
  Commercial, financial and agricultural       --        101         --          28          --         --
  Real estate mortgage                         --         --         --          --          23         --
  Consumer                                     --         --         --          --          --         --
  Other                                        --         --         --          --          --         13
Net charge-offs                              (139)        75        (84)       (262)        (91)       (83)
  Provision charged to expense                331          4        264         375          52         30
     Balance at end of period             $   249     $  328     $  508     $   621     $   582     $  529

Ratio of net charge-offs to average loans     .83%       .36%       .26%        .78%        .31%       .28%

    Management considers the allowance for loan losses adequate to cover possible losses on the loans outstanding at December 31, 1993. In the opinion of management, there are no material risks or significant loan concentrations, and the allowance for loan losses is adequate to absorb anticipated loan losses in the present loan portfolio. It must be emphasized, however, that the determination of the allowance for loan losses using ACNB's procedures and methods rests upon various judgments and assumptions about future economic conditions and other factors affecting loans. No assurance can be given that ACNB will not in any particular period sustain loan losses which are sizable in relationship to the amount reserved or that subsequent evaluation of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for loan losses or future charges to earnings. The allowance for loan losses is also subject to review and approval by various regulatory examinations. Such examinations could result in required changes to the allowances for loan losses.



DEPOSITS


    The average amounts and percentage composition of deposits held by ACNB for the years ended December 31, 1991, 1992, 1993, are summarized below:

                                                                 AVERAGE DEPOSITS

                                                            Years Ended December 31,
                                              1991                     1992                    1993
                                       Amount        %         Amount         %         Amount        %
                                                             (dollars in thousands)
Noninterest bearing demand            $  3,186       7.85%    $  2,950       7.23%    $  2,418       6.73%
Interest bearing transaction accounts    7,219      17.79        6,126      15.01        4,398      12.25
Savings                                 10,851      36.74        7,737      18.95        5,040      14.04
Time deposits $100,000 and greater       3,204       7.89        3,805       9.32        2,914       8.12
Other time deposits                     16,124      39.73       20,194      49.48       21,122      58.84
     Total deposits                   $ 40,584     100.00%    $ 40,812     100.00%    $ 35,892     100.00%

    The vast majority of time deposits $100,000 and over are acquired from customers within ACNB's service area in the ordinary course of business. ACNB does not purchase brokered deposits. While most of the large time deposits are acquired from customers with standing relationships with ACNB, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.



RETURN ON EQUITY AND ASSETS


    The following table shows the return on assets (net income divided by average total assets), return on equity, (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for each period indicated.


                         Years ended December 31,
                        1991        1992     1993

                         (dollars in thousands)

Return on assets        0.15%     (.30)%     0.25%
Return on equity        1.54      (3.55)     3.10
Equity to assets        9.43       8.40      8.14

LIQUIDITY


    Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within ACNB's service area. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 76.89% of average total assets during 1993 compared with 75.76% during 1992. Local governmental deposits comprised approximately 1.1% and 1.0% of total deposits at the end of 1993 and 1992, respectively. ACNB has available an unused short-term line of credit to purchase up to $1,000,000 of federal funds from an unrelated correspondent institution. The line is available on a one to seven day basis. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Investment securities, particularly those maturing within one year, also provide a secondary source of liquidity. While most investment securities are generally purchased with the intent of being held to maturity, such securities are marketable and occasional sales may occur prior to maturity as a part of the process of liquidity management. In addition, funds from maturing loans are a source of liquidity. Management believes that ACNB's overall liquidity sources are adequate to meet its operating needs.



CAPITAL ADEQUACY AND RESOURCES


    ACNB is subject to regulatory risk-based capital adequacy standards. Under these standards, banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of FDICIA, federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. See - "--Supervision and Regulation of ACNB."



INFLATION


    Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.


    While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.



PROPERTIES


    ACNB operates through its main office, located at 142 Chesterfield Street, S.E., and one branch office, located at 2040 Whiskey Road, in Aiken, South Carolina. Both facilities are owned by ACNB and were built specifically for ACNB. The main office contains approximately 6,688 square feet and the branch office contains approximately 2,900 square feet. ACNB believes that these facilities are adequate for its current operations.



SUPERVISION AND REGULATION OF ACNB


    As a national bank with deposit accounts insured by the FDIC, ACNB is subject to extensive federal regulation. The following discussion is a summary of certain provisions of law and regulation that apply to ACNB and is qualified in its entirety by reference to the applicable laws or regulations.



CAPITAL ADEQUACY REQUIREMENTS FOR NATIONAL BANKS


    The OCC has adopted capital adequacy regulations for national banks. Under the regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, long term preferred stock, convertible preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital ratio, the OCC has adopted a minimum level of Tier 1 (leverage) capital ratio, under which a national bank must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a national bank which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other national banks are expected to maintain a ratio of at least 1% to 2% above the stated minimum. Pursuant to the OCC Consent Agreement, ACNB is required to maintain ratios of at least 9.5% of Tier 1 capital to risk-weighted assets and 6.5% of Tier 1 capital to adjusted total assets.

    The table below summarizes ACNB's capital position at December 31, 1994.

                                       December 31, 1994
Primary capital to total assets                     8.31%
Total capital to total assets                       9.29%
Tier 1 capital to risk weighted assets             10.19%
Total capital to risk weighted assets              11.37%


    See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Certain Regulatory Matters --Federal Deposit Insurance Corporation Improvement Act of 1991," for a discussion of certain proposed rules relating to risk-based capital standards that also relate to ACNB. The management of ACNB is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.



PAYMENT OF DIVIDENDS


    If a national bank's surplus fund equals the amount of its capital stock, the directors may declare quarterly, semiannual or annual dividends out of the bank's net profits, after deduction of losses and bad debts. If the surplus fund does not equal the amount of capital stock, a dividend may not be paid until one-tenth of the bank's net profits of the preceding half year, in the case of quarterly or semi-annual dividends, or the preceding two years, in the case of an annual dividend, are transferred to the surplus fund.


    The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the total of its retained net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. OCC regulations provide that provisions for possible credit losses cannot be added back to net income and charge-offs cannot be deducted from net income in calculating the level of net profits available for the payment of dividends.


    The payment of dividends by ACNB may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the OCC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the OCC may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the OCC and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.


    ACNB does not currently qualify to pay dividends under the National Bank Act. Furthermore, ACNB's ability to pay dividends is currently limited by the OCC Consent Agreement. See " --Consent Agreement with the OCC."



FDIC INSURANCE ASSESSMENTS


    Because ACNB's deposits are insured by the BIF, ACNB is subject to insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by BIF-insured institutions is as specified in a schedule issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designated to increase the FDIC insurance funds' reserve ratios to 1.25% of estimated insured deposits (or such higher ratio
                                       72
as the FDIC may determine in accordance with the statute) in 15 years.
Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the Treasury Department. The FDIC has implemented a risk-based assessment schedule, imposing assessments ranging from 0.23% to 0.31% of an institution's average assessment base. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of FDICIA (see "---Other Safety and Soundness Regulations"), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Based on its current financial condition and capital levels, ACNB does not expect that the current BIF risk-based assessment schedule will have a material adverse effect on its earnings.



OTHER REGULATORY MATTERS


    ACNB is also subject to examination by the OCC bank examiners. In addition, ACNB is subject to various other state and federal laws and regulations. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Certain Regulatory Matters -- Other Regulations" for a discussion of these other state and federal laws and regulations.


    ACNB is also subject to the requirements of the CRA. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Certain Regulatory Matters -- Community Reinvestment Act" for a discussion of the CRA and the proposed rule issued by each of the federal banking agencies, including the OCC.




OTHER SAFETY AND SOUNDNESS REGULATIONS


    See "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Certain Regulatory Matters--Other Safety and Soundness Regulations" for a discussion of other laws and regulations that are also applicable to ACNB.



INTERSTATE BANKING


    Congress recently enacted legislation which will increase the ability of bank holding companies and banks to operate across state lines. For further discussion of such legislation, see "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Certain Regulatory Matters -- Interstate Banking." ACNB is unable to determine at this time what effect such legislation is likely to have on it and its operations.

                           MANAGEMENT INFORMATION

    MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CAROLINA FIRST CORPORATION


    The following table sets forth the persons serving as the Carolina First Corporation's directors and executive officers, their respective ages, positions, and the dates of service, as well as the number of shares of CFC common stock owned beneficially or of record by the directors, the named executive officers and by all directors and executive officers of Carolina First Corporation as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed. Ownership by the named individuals of Carolina First Corporation preferred stock is set forth in the footnotes.


                                                             Officer/      Amount and        Percent      Percent
                               Position or Office with       Director   Nature of Bene-       of            of
Name                     Age   Carolina First Corporation     Since      ficial Ownership   Class(1)      Class(2)
DIRECTORS
Judd B. Farr             68    Director                        1994          49,410         1.08%               *
C. Claymon Grimes, Jr.   72    Director                        1990          41,637            *                *
M. Dexter Hagy           50    Director                        1993           5,476 (3)        *                *
Robert E. Hamby, Jr.     48    Director                        1993           8,763 (4)        *                *
William S. Hummers III   49    Director                        1990          36,836 (5)        *                *
R. Glenn Hilliard        52    Director                        1986          21,049            *                *
Richard E. Ingram        53    Director                        1986          52,668         1.15%            1.05%
Charles B. Schooler      66    Director                        1990          24,868            *                *
Elizabeth P. Stall       63    Director                        1986          35,880 (6)        *                *
William R. Timmons, Jr.  70    Chairman                        1986         225,888 (7)     4.87%            4.44%
William M. Webster III   61    Director                        1986          70,387 (8)     1.53%            1.40%
Mack I. Whittle, Jr.     46    Director                        1986         110,888 (9)     2.42%            2.20%
EXECUTIVE OFFICERS
Mack I. Whittle, Jr.     46    President and CEO               1986         110,888 (9)     2.13%            1.65%
William S. Hummers III   49    Executive Vice President        1988          28,023 (5)        *                *
James W. Terry, Jr.      47    President and Director of       1991          18,416 (10)       *                *
                                Carolina First Bank
David L. Morrow          44    Executive Vice President of     1992           7,803(11)
                                Carolina First Bank
Joseph C. Reynolds       49    President and Director of       1993          11,210(12)        *                *
                               Carolina First Mortgage Company
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)                721,181       15.47%           14.10%



*  Less than 1%.



(1) The calculation is based on a total of 4,581,247 shares of CFC common stock outstanding as of January 16, 1995 and assumes no issuance of CFC common stock in connection with the Merger, no issuance of CFC common stock in connection with Carolina First Corporation's acquisition of Midlands National Bank, and no conversion of any shares of any series of Carolina First Corporation preferred stock (except for shares of preferred stock owned by the named individual).

(2) The calculation is based on a total of 5,034,060 shares of Common Stock outstanding as of January 16, 1995 and assumes the issuance of 452,813 shares of CFC common stock in connection with the Merger, no issuance of CFC common stock in connection with Carolina First Corporation's acquisition of Midlands National Bank, and no conversion of any shares of any series of Carolina First Corporation preferred stock (except for shares of preferred stock owned by the named individual).

(3) Assumes conversion of 400 shares of Series 1994 Preferred Stock owned by Mr. Hagy.

(4) Assumes conversion of 2,000 shares of Series 1993 Preferred Stock and 2,000 shares of Series 1994 Preferred Stock.

(5) Includes 17,427 shares of Common Stock owned by Mr. Hummers through the Restricted Stock Plan.

(6) Includes 1,575 shares of Common Stock owned by the estate of Ms. Stall's spouse and assumes conversion of 1,950 shares of Series 1994 Preferred Stock owned by the estate of Ms. Stall's spouse and 1,000 shares of Series 1994 Preferred Stock owned by Ms. Stall.

(7) Includes 88,023 shares of Common Stock owned by Canal Insurance Company ("Canal"), of which Mr. Timmons is an officer and assumes conversion of 3,000 shares of Series 1994 Preferred Stock owned by Mr. Timmons and 30,000 shares of Series 1994 Preferred Stock owned by Canal.


(8) Assumes conversion of 4,000 shares of Series 1994 Preferred Stock owned by Mr. Webster and includes 5,197 shares of Common Stock owned by Mr. Webster's spouse.

(9) Includes 29,646 shares of Common Stock owned by Mr. Whittle through the Restricted Stock Plan and assumes conversion of 492 shares of Series 1993B Preferred Stock and 300 shares of Series 1994 Preferred Stock owned by Mr. Whittle.

(10)Includes 10,780 shares of Common Stock owned by Mr. Terry through the Restricted Stock Plan.

(11)Includes 7,183 shares of Common Stock owned by Mr. Morrow through the Restricted Stock Plan.

(12) Includes 8,200 shares of Common Stock owned by Mr. Reynolds through the Restricted Stock Plan and assumes conversion of 700 shares of Series 1993 Preferred Stock owned by Mr. Reynolds.

    BUSINESS EXPERIENCE OF CAROLINA FIRST CORPORATION DIRECTORS


    Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as President since the opening of Greenco Beverage, Inc. in 1965.


    Mr. Grimes is an attorney in private practice in Georgetown, South Carolina. From 1987 until 1992 Mr. Grimes was of counsel with The McNair Law Firm in its Georgetown, South Carolina office.


    Mr. Hamby is Senior Vice President-Finance and Administration and Chief Financial Officer of Multimedia, Inc.,a diversifiedmediacompany headquarteredinGreenville, SouthCarolina whichownsand operatesnewspapers, television and radio stations, cable television systems and media productions. Mr. Hamby became Multimedia, Inc.'s Chief Financial Officer in 1987 and Senior Vice President in 1993. Prior to 1985, when Mr. Hamby first became affiliated with Multimedia, Inc., Mr. Hamby was a partner in the accounting firm of KPMG Peat Marwick. Mr. Hamby is a director of Multimedia, Inc.


    Mr. Hagy is President of Vaxa Corporation, an investment holding company located in Greenville, South Carolina which was formed in 1987. From 1991 through 1993, Mr. Hagy (through Vaxa Corporation) owned Siteguard Security Holding Company, a security alarm business headquartered in Greenville, South Carolina. Mr. Hagy is a director of Multimedia, Inc.


    Mr. Hilliard is President and Chief Executive Officer of ING Life
Companies, a company which is engaged in insurance related operations. From 1989 until 1992, Mr. Hilliard served as President and Chief Executive Officer of Security Life of Denver. Prior to 1989, he was Chairman and Chief Executive Officer of Liberty Life Insurance Company, Greenville, South Carolina.


    Mr. Hummers joined the Company in June 1988 in his present capacity. From 1986 to 1988, he was Vice President - Management Reporting with First Union Corporation, Charlotte, North Carolina. From 1982 to 1986, he was Senior Vice President and Controller with Southern Bank and Trust which was acquired by First Union National Bank of South Carolina in 1986. He is also a director of World Acceptance Corporation.


    Mr. Ingram is currently Chairman of Builder Marts of America, Inc., a company engaged in the wholesale distribution of building materials ("Builder Marts"). From 1988 until 1993, Mr. Ingram served as Chief Executive Officer of Builder Marts. Since 1993, Mr. Ingram has also served as Chief Executive Officer of Snyder's Auto Sales, Inc., a company which operates a car dealership in Greenville, South Carolina. Mr. Ingram is also a director of Synalloy Corporation.


    Mr. Schooler is a Doctor of Optometry in Georgetown, South Carolina.


    Ms. Stall is a private investor in Greenville, South Carolina. Ms. Stall is a director of Multimedia, Inc.


    Mr. Timmons is currently Chairman of Canal Insurance Company, an insurer of commercial motor vehicles ("Canal"). From 1947 until 1993, Mr. Timmons served as First Vice President and Secretary of Canal.


    Mr. Webster is, and has been since 1978, a partner in Carabo Capital, a company which owns real property. During the past five years until 1992, he has also served as an executive officer of Litchfield Enterprises, Inc., a resort development company.


    Mr. Whittle has been President and Chief Executive Officer of the Company since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank. Mr. Whittle previously served as Senior Vice President and Regional Officer for Bankers Trust of South Carolina (currently NationsBank of South Carolina) from 1982 until May 1986, when he resigned his position in order to organize the Company.



    BUSINESS EXPERIENCE OF CAROLINA FIRST CORPORATION EXECUTIVE OFFICERS


    Mr. Whittle's business experience is set forth above under "Business Experience of Directors."


    Mr. Hummers' business experience is set forth above under "Business Experience of Directors."

    Mr. Terry has served as the President and a Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of South Carolina in Greenville, South Carolina.


    Mr. Morrow has served as the President and a Director of Carolina First Savings Bank since 1992. From 1988 to 1992, Mr. Morrow was Vice President/City Executive for First Union National Bank of South Carolina in Hilton Head, South Carolina.


    Mr. Reynolds has served as President of Carolina First Mortgage Company since 1993. From 1984 until 1993, Mr. Reynolds was Senior Vice President and Chief Mortgage Banking Officer at South Carolina Federal Savings Bank, F.S.B. in Columbia, South Carolina.



    OTHER INFORMATION REGARDING CAROLINA FIRST CORPORATION


    Other information concerning the directors and executive officers of Carolina First Corporation, compensation of directors and executive officers of Carolina First Corporation and any related transactions in which they have an interest, together with information related to principal shareholders of Carolina First Corporation, is set forth in Carolina First Corporation Proxy Statement, dated February 28, 1994, incorporated herein by reference to Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION -- Incorporation of Certain Information By Reference."

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF ACNB


    As of January 16, 1995, there were no persons or groups known to ACNB which owned five percent or more of its total outstanding common stock.


    The following table sets forth (i) as of January 16, 1995, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of ACNB common stock beneficially owned by all directors and executive officers of ACNB individually and by all directors and executive officers of ACNB as a group; and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of CFC common stock benefically owned by such persons individually and as a group.



                                                                                                     Pro Forma
                                                   Amount and         Percent    Amount and          Percent
Title                                             Nature of Bene-       of       Nature of Bene-     of
of Class               Name of Beneficial Owner   ficial Ownership    Class      ficial Ownership    Class(1)
    DIRECTORS
Common Stock           L. O. Benton, III            15,000             3.7%           16,875            *
Common Stock           Wade M. Brodie               10,000             2.5%           11,250            *
Common Stock           Harold D. Enloe              15,000             3.7%           16,875            *
Common Stock           Michael L. Laughlin          15,900             3.9%           17,887            *
Common Stock           David M. Lock                14,500             3.6%           16,312            *
Common Stock           A. G. Milner, III               200               *               225            *
Common Stock           Ted W. Morton                12,500             3.1%           14,062            *
Common Stock           William H. Nock             2,588(2)              *            19,786(3)         *

    EXECUTIVE OFFICERS
Common    Stock       William H. Nock              2,588(2)              *            19,786(3)         *
Common    Stock       Harriet R. Murray            1,000                 *             1,125            *

   DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
Common Stock          All directors and officers
                         as a group (9 persons)   86,688(2)           21.5%           97,524           2.0%
*  Less than 1%.


    (1) This calculation is based on an aggregate of 4,581,247 shares of Common Stock, which is deemed to be outstanding under Rule 13d-3 of the Exchange Act.


    (2) Does not include an outstanding option to purchase 15,000 shares of ACNB common stock held by Mr. Nock, which option will be cancelled at the Effective Date and replaced with an option to purchase 16,875 shares of CFC common stock.


    (3) Assumes the grant of an option to purchase 16,875 shares of CFC common stock, which option will be granted at the Effective Date of the Merger in exchange for the cancellation of an existing option to purchase 15,000 shares of ACNB common stock.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


    As of the Effective Date of the Merger, Carolina First Corporation will enter into an employment agreement with William H. Nock, who is currently the President and a director of ACNB. The agreement will provide for continued payment of salary in the event of certain types of termination, an employment term of three years, that may be extended by Carolina First Corporation, and for certain other benefits. In connection with the Merger, Carolina First Corporation has also agreed to issue to Mr. Nock, at the Effective Date, an option to purchase 16,875 shares of CFC common stock, which option will be granted at the Effective Date of the Merger in exchange for the cancellation of an existing option to purchase 15,000 shares of ACNB common stock. Mr. Nock will not be considered an executive officer of Carolina First Bank after the Merger.


    In connection with the Merger, Carolina First Corporation also expects to enter into employment contracts with three other ACNB employees. These contracts generally provide for continued payment of salary in the event of certain types of termination, an employment term of two years, and for certain other benefits. None of these three persons will be considered executive officers of Carolina First Bank after the Merger.


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                    COMPARATIVE RIGHTS OF SHAREHOLDERS



    On the Effective Date, all of the outstanding shares of ACNB common stock will be converted into CFC common stock. Accordingly, shareholders of ACNB will become shareholders of Carolina First Corporation, and their rights as Carolina First Corporation shareholders will be determined by South Carolina law and Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of ACNB's shareholders with respect to certain important matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, classification of the board of directors, preemptive rights, cumulative voting rights, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.


    A comparison of the respective rights of ACNB's shareholders and Carolina First Corporation's shareholders with respect to these matters is set forth immediately below. A description of the CFC common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."



    COMPARISON OF CFC COMMON STOCK AND ACNB COMMON STOCK


    The rights of Carolina First Corporation shareholders are governed by Carolina First Corporation's Articles of Incorporation and Bylaws and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Corporations Law"). By contrast, the rights of ACNB shareholders are governed by ACNB's Articles of Association and Bylaws and by federal law. If the holders of ACNB common stock approve the Merger Agreement and the Merger is subsequently consummated, holders of ACNB common stock will become holders of CFC common stock. Although it is impracticable to note all the differences between the South Carolina Corporations Law and federal law generally, and all of the differences between the applicable governing documents of Carolina First Corporation and ACNB, the following is intended to be a summary of certain significant differences between the rights of holders of CFC common stock and ACNB common stock. This comparison of the rights of holders of ACNB common stock and CFC common stock is based on the current terms of the governing documents of the respective companies and on the current provisions of state and federal law and is qualified in its entirety thereby.


    CAPITALIZATION. ACNB is authorized to issue 500,000 shares of common stock, $5.00 par value, of which 402,500 shares were issued and outstanding as of January 16, 1995. Carolina First Corporation has (i) 20,000,000 shares of $1 par value common stock authorized, of which 4,581,247 shares of Common Stock were outstanding as of January 16, 1995, and (ii) 10,000,000 shares of "blank check" preferred stock authorized, of which 621,000 shares of Noncumulative Convertible Preferred Stock Series 1993 (the "Series 1993 Preferred Stock"), 60,000 shares of Noncumulative Convertible Preferred Stock Series 1993B (the "Series 1993B Preferred Stock") and 920,000 shares of Noncumulative Convertible Preferred Stock Series 1994 (the "Series 1994 Preferred Stock") were authorized and outstanding at January 16, 1995.


    VOTING IN GENERAL. In general, holders of both ACNB common stock and CFC common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock. However, in the election of directors, ACNB shareholders have the right to cumulate votes, i.e. the right to give one candidate as many votes as shall equal the number of directors multiplied by the number of his shares, or to distribute them on the same principle among as many candidates as he shall think fit. Holders of CFC common stock are not entitled to cumulate votes under any circumstances.


    MERGERS, CONSOLIDATIONS, EXCHANGES, SALES OF ASSETS OR DISSOLUTION. A vote of two-thirds of the outstanding shares of ACNB is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of ACNB. Carolina First Corporation's Articles of Incorporation require the affirmative vote

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

of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or
(c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.


    DIRECTORS. The Articles of Association of ACNB provide for a Board of Directors having not less than five or more than fifteen members as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of the shareholders of ACNB. Vacancies may be filled by the other or remaining directors, provided, however, that the directors may not increase the number of directors to a number that exceeds by more than two the number of directors last elected by the shareholders where the number was fifteen or less. Carolina First Corporation's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. However, the Board of Directors cannot change the size of the Board by more than 30% without shareholder approval. Vacancies may be filled by existing directors. The Carolina First Corporation Board of Directors currently has twelve members. In accordance with Carolina First Corporation's Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms.


    NOMINATION OF DIRECTORS. The Articles of Association of ACNB provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of ACNB entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing ACNB management must be made in writing and be delivered or mailed to the president of ACNB and to the OCC not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nominations must be mailed or delivered to the president of ACNB and to the OCC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification must contain certain specified information to the extent known to the notifying shareholder. Carolina First Corporation's Articles of Incorporation provide that, in addition to the Board of Directors, any stockholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of stockholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.


    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The governing documents of both Carolina First Corporation and ACNB generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of ACNB or Carolina First Corporation. The governing documents of both Carolina First Corporation and ACNB also provide that the respective companies have the power to pay premiums for insurance covering certain liabilities of directors, officers and employees to the extent such insurance is permitted under South Carolina corporations laws.


    PREEMPTIVE RIGHTS. The Articles of Association of ACNB provide that shareholders have preemptive rights to purchase additional shares of ACNB's stock upon any issuance by ACNB of additional shares thereof. Holders of CFC common stock have no preemptive rights.



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

    ASSESSMENT. Under the National Bank Act, if the capital stock of a national bank (such as ACNB) is impaired, by losses or otherwise, the OCC is authorized to seek payment of the deficiency by assessment upon its shareholders, pro rata, but the assessment is only enforceable by selling the stock of any shareholder who does not pay the assessment. There are no assessment provisions applicable to CFC common stock.


    CONVERSION; REDEMPTION; SINKING FUND. Neither CFC common stock nor ACNB common stock is convertible, redeemable nor entitled to any sinking fund.


    LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the affairs of ACNB, holders of outstanding shares of ACNB common stock are entitled to share, in proportion to their respective interests, in ACNB's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of ACNB. In the event of the liquidation, dissolution or winding-up of the affairs of Carolina First Corporation, holders of CFC common stock are entitled to share, pro rata, in Carolina First Corporation's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Carolina First Corporation, and after payment of all amounts due to holders of Preferred Stock upon liquidation.



    DIVIDENDS. Holders of ACNB common stock and CFC common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor. However, the payment of dividends by ACNB is currently subject to the restrictions of the OCC Consent Agreement. These restrictions are described under "INFORMATION ABOUT ACNB - Supervision and Regulation of ACNB - Payment of Dividends."


    AMENDMENT. ACNB's Articles of Association provide that they may be amended by the affirmative vote of a majority of ACNB's shareholders, unless a greater vote is required by law. Carolina First Corporation's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the votes outstanding, and in certain circumstances, such two-thirds requirement is increased to 80%.


    ANTI-TAKEOVER MEASURES. ACNB has not implemented any material anti-takeover measures. By contrast, Carolina First Corporation has implemented a number of provisions which have the effect of impeding a takeover of Carolina First Corporation that is not favored by Carolina First Corporation management. See "CAROLINA FIRST CORPORATION CAPITAL STOCK." Furthermore, South Carolina law has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management.


    The South Carolina control share statute provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all outstanding company stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.


    The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.


    There are no comparable federal statutes which are applicable to ACNB.


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

                CAROLINA FIRST CORPORATION CAPITAL STOCK


COMMON STOCK


    Carolina First Corporation has 20,000,000 shares of common stock authorized, of which 4,581,247 shares of common stock were outstanding as of January 16, 1995. The holders of the CFC common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Certain Regulatory Matters." All outstanding shares of CFC common stock are fully paid and nonassessable. No holder of CFC common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of CFC common stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, subject to the rights of any holders of the Series 1993 Preferred Stock, the Series 1993B Preferred Stock, Series 1994 Preferred Stock, and any other senior stock which may be issued in the future (although no such issuance is currently contemplated). Holders of the CFC common stock are entitled to one vote per share.



PREFERRED STOCK


    Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized (the "Preferred Stock"), of which 621,000 shares of Series 1993 Preferred Stock, 60,000 shares of Series 1993B Preferred Stock and 920,000 shares of Series 1994 Preferred Stock were authorized and outstanding at January 16, 1995. Carolina First Corporation's Board of Directors has the sole authority, without stockholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the stockholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.


    A summary of the provisions of the outstanding series of Preferred Stock is set forth below under "--Terms of the Preferred Stock."



STOCKHOLDERS' RIGHTS AGREEMENT


    On November 9, 1993, the Board of Directors adopted a Shareholders' Rights Agreement (the "Rights Agreement"). Pursuant to the Rights Agreement, on November 9, 1993, the Board of Directors declared a dividend distribution to stockholders of record at the close of business on November 24, 1993 of one common stock purchase right (a "Right") for each outstanding share of CFC common stock. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of CFC common stock at a cash exercise price of $18.00, subject to adjustment.


    Initially, the Rights are not exercisable and are attached to all outstanding shares of CFC common stock (including to all shares of common stock issued after November 24, 1993). No separate Right Certificates have been or will be distributed. The Rights will separate from the CFC common stock and a "Distribution Date" will

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

occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of CFC common stock (the date of said announcement being referred to as the "Share Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of CFC common stock. Until the Distribution Date, (i) the Rights will be evidenced by the CFC common stock certificates and will be transferred with and only with such certificates, (ii) new CFC common stock certificates issued after November 24, 1993 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for CFC common stock will also constitute the transfer of the Rights associated with the CFC common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 24, 2003, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of CFC common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of CFC common stock issued prior to the Distribution Date will be issued with Rights.


    ln the event that (i) a Person acquires beneficial ownership of 20% or more of the CFC common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the CFC common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of CFC common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding CFC common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of CFC common stock per Right, subject to adjustment as provided in the Rights Agreement.


    The exercise price payable, and the number of shares of CFC common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the CFC common stock, (ii) if holders of the CFC common stock are granted certain rights or warrants to subscribe for CFC common stock or securities convertible into CFC common stock at less than the current market price of the CFC common stock, or
(iii) upon the distribution to holders of the CFC common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).


    The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, CFC common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to the close of business on the tenth day after the Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring


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Person reduces his beneficial ownership to 15% or less of the outstanding shares of CFC common stock in transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring
Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.


    Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date.
After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement.



MANAGEMENT CONTRACTS


    Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III and James W. Terry, Jr. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).




BOARD OF DIRECTORS


    CLASSIFICATION OF BOARD OF DIRECTORS. Carolina First Corporation's Board of Directors currently consists of twelve persons. In accordance with the Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to remove current Directors than would otherwise be the case. In addition, Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director without cause. Accordingly, unless holders of 80% of the outstanding CFC common stock vote to remove one or more Directors, it would take three annual meetings for shareholders to change the composition of the Board. See "-
- -Removal of Directors".


    LIMITATION OF DIRECTOR LIABILITY. The directors of Carolina First Corporation are exempt under Carolina First Corporation's Articles of Incorporation from personal monetary liability to the extent permitted by
Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988, as amended. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.


    REMOVAL OF DIRECTORS. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any


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Director or the entire Board of Directors without cause.  Carolina First
Corporation's Articles of Incorporation also provide that any stockholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of stockholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.


    EVALUATION OF PROPOSED BUSINESS COMBINATIONS. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and
(ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.



VOTING


    NONCUMULATIVE VOTING. Carolina First Corporation's Articles of Incorporation provide that stockholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members.


    SUPERMAJORITY VOTING REQUIREMENTS. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the affirmative approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding stock entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.



    CONTROL SHARE ACQUISITION / BUSINESS COMBINATION STATUTES


    South Carolina Corporations Law has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. These statutes are summarized above in "--Comparison of CFC Common Stock and ACNB Common Stock."



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TRANSFER AGENT


    The transfer agent for the CFC common stock is Carolina First Bank.



DIVIDEND REINVESTMENT PLANS


    Carolina First Corporation has in place dividend reinvestment plans with respect to its common stock, its Series 1993 Preferred Stock, and its Series 1994 Preferred Stock. As set forth in the plans, holders of such shares may elect to receive CFC common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. These plans also provide for purchases of CFC common stock through optional cash payments.



TERMS OF THE PREFERRED STOCK


    SERIES 1994 PREFERRED STOCK. Holders of the Series 1994 Preferred Stock are entitled to receive when, as and if declared by the Board of Directors in their discretion, out of funds legally available therefor, quarterly noncumulative cash dividends of approximately $0.46 per share. To date, Carolina First Corporation has paid all regular dividends on the Series 1994 Preferred Stock and Carolina First Corporation intends to continue to pay the regular cash dividends on the Series 1994 Preferred Stock unless prohibited by Carolina First Corporation's regulatory authorities. Carolina First Corporation may at any time after July 1, 1994, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series 1994 Preferred Stock upon the specified notice and upon receipt of approval of the Federal Reserve. However, if Carolina First Corporation elects to redeem the Series 1994 Preferred Stock prior to 2001, Carolina First Corporation must pay a premium as set forth in its Articles of Amendment establishing the Series 1994 Preferred Stock. However, the Series 1994 Preferred Stock may not be redeemed prior to July 1, 1997, unless, certain market price standards for the CFC common stock are met, all as set forth in the Articles of Amendment establishing the Series 1994 Preferred Stock. The Series 1994 Preferred Stock is convertible at any time at the option of the holder into fully-paid and nonassessable shares of CFC common stock at a conversion price of $13.95 per share of CFC common stock (equivalent to a conversion ratio of approximately 1.7931 shares of CFC common stock for each share of Series 1994 Preferred Stock), subject to adjustment in certain circumstances for equitable purposes. Holders of the Series 1994 Preferred Stock are entitled to vote on each matter on which holders of CFC common stock are entitled to vote and are otherwise accorded all voting powers and rights of CFC common stock. Each share of Series 1994 Preferred Stock has the number of votes equal to the number of shares of CFC common stock into which it is convertible. In the event of any liquidation, dissolution, or winding up of Carolina First Corporation, the holders of shares of the Series 1994 Preferred Stock shall be entitled to be paid, out of the assets of Carolina First Corporation available for distribution to its stockholders whether from capital, surplus or earnings and before any payment shall be made in respect of CFC common stock or on any other class of stock ranking junior to the Series 1994 Preferred Stock (but only after all amounts payable upon liquidation with respect to the Series 1993 Preferred Stock and Series 1993B Preferred Stock have been paid), an amount equal to $25.00 per share.


    SERIES 1993 PREFERRED STOCK. Holders of the Series 1993 Preferred Stock are entitled to receive when, as and if declared by the Board of Directors in their discretion, out of funds legally available therefor, quarterly noncumulative cash dividends of approximately $0.47 per share. To date, Carolina First Corporation has paid all regular dividends on the Series 1993 Preferred Stock and Carolina First Corporation intends to continue to pay the regular cash dividends on the Series 1993 Preferred Stock unless prohibited by Carolina First Corporation's regulatory authorities. Carolina First Corporation may at any time after July 1, 1993, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series 1993 Preferred Stock upon the specified notice and upon receipt of approval of the Federal Reserve. However, if Carolina First Corporation elects to redeem the Series 1993 Preferred Stock prior to July 1, 2000, Carolina First Corporation must pay a premium as set forth in its Articles of Amendment establishing the Series 1993 Preferred Stock. However, the Series 1993

Preferred Stock may not be redeemed prior to July 1, 1996, unless, certain market price standards for the CFC common stock are met, all as set forth in the Articles of Amendment establishing the Series 1993 Preferred Stock. The Series 1993 Preferred Stock is convertible at any time at the option of the holder into fully-paid and nonassessable shares of CFC common stock at a conversion price of $13.04 per share of CFC common stock (equivalent to a conversion ratio of approximately 1.9173 shares of CFC common stock for each share of Series 1993 Preferred Stock), subject to adjustment in certain circumstances for equitable purposes. Holders of the Series 1993 Preferred Stock are entitled to vote on each matter on which holders of CFC common stock are entitled to vote and are otherwise accorded all voting powers and rights of CFC common stock. Each share of Series 1993 Preferred Stock has the number of votes equal to the number of shares of CFC common stock into which it is convertible. In the event of any liquidation, dissolution, or winding up of Carolina First Corporation, the holders of shares of the Series 1993 Preferred Stock shall be entitled to be paid, out of the assets of Carolina First Corporation available for distribution to its stockholders whether from capital, surplus or earnings and before any payment shall be made in respect of CFC common stock or on any other class of stock ranking junior to the Series 1993 Preferred Stock, an amount equal to $25.00 per share.


    SERIES 1993B PREFERRED STOCK. Holders of the Series 1993B Preferred Stock are entitled to receive when, as and if declared by the Board of Directors, in their discretion, out of funds legally available therefor, quarterly cumulative cash dividends of approximately $0.31 per share. The Series 1993B Preferred Stock is subordinate to the Series 1993 Preferred Stock with respect to dividends. The regular cash dividends on the Series 1993B Preferred Stock cumulate, provided that current quarterly earnings are available for payment of such regular cash dividends and assuming that all regular dividends on the Series 1993 Preferred Stock for the current and all past quarters have been paid in cash. The Series 1993B Preferred Stock is not subject to any prescribed redemption provisions, but redemption may be otherwise effected as permitted by applicable law. Each share of Series 1993B Preferred Stock may be converted at any time after issuance, at the option of the holder, until January 31, 1997, into 1.75 fully-paid and non-assessable shares of CFC common stock, subject to equitable adjustment in certain circumstances and to adjustment based on certain earnings goals, all as more particularly set forth in the Articles of Amendment establishing the Series 1993B Preferred Stock. In the event that all outstanding shares of Series 1993B Preferred Stock have not been converted by February 1, 1997, on such date all remaining outstanding shares of the Series 1993B Preferred Stock shall be converted into CFC common stock in accordance with the above-stated conversion ratio. Holders of the Series 1993B Preferred Stock are entitled to vote on each matter on which holders of CFC common stock are entitled to vote and are otherwise accorded all voting powers and rights of CFC common stock. Each share of Series 1993B Preferred Stock has the number of votes equal to the number of shares of CFC common stock into which it is convertible. In the event of any liquidation, dissolution, or winding up of Carolina First Corporation, the holders of shares of the Series 1993B Preferred Stock shall be entitled to be paid, out of the assets of Carolina First Corporation available for distribution to its stockholders whether from capital, surplus or earnings and before any payment shall be made in respect of CFC common stock or on any other class of stock ranking junior to the Series 1993B Preferred Stock (but only after all amounts payable upon liquidation with respect to the Series 1993 Preferred Stock have been paid), an amount equal to $20.00 per share.



LEGAL MATTERS


    Certain legal matters in connection with the Merger Agreement, including the validity of the CFC Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to ACNB regarding the Merger. As of January 16, 1995, members and attorneys of Wyche, Burgess Freeman & Parham, P.A. beneficially owned a total of 38,300 shares of CFC common stock, 2,000 shares of Series 1993 Preferred Stock, and 1,200 shares of Series 1994 Preferred Stock.


    Certain legal matters in connection with the Merger Agreement will be passed upon for ACNB by Sinkler & Boyd, P.A., Columbia, South Carolina.

EXPERTS


    The financial statements of ACNB as of and for each of the years in the three-year period ended December 31, 1993, included in this Proxy Statement/Prospectus have been so included in reliance on the reports of Elliott, Davis & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. Representatives of Elliott, Davis & Company are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


    The consolidated financial statements of Carolina First Corporation as of and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein have been audited by Elliott, Davis & Company, independent certified public accountants, and have been so incorporated by reference on the reports of Elliott, Davis & Company appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.



OTHER MATTERS


    The Board of Directors of ACNB is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of ACNB common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                    AIKEN COUNTY NATIONAL BANK

                       AIKEN, SOUTH CAROLINA

                  REPORT ON FINANCIAL STATEMENTS

     For the three years in the period ended December 31, 1993

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Aiken County National Bank
Aiken, South Carolina

       We have audited the accompanying balance sheets of Aiken County National Bank as of December 31, 1993 and 1992, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aiken County National Bank at December 31, 1993 and 1992 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                    ELLIOTT DAVIS & COMPANY, L.L.P.

January 14, 1994

                                AIKEN COUNTY NATIONAL BANK
                                      BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                 1993                1992
                                 ASSETS

  CASH AND DUE FROM BANKS                                       $1,385,312        $  2,316,984
  FEDERAL FUNDS SOLD                                             3,258,000           4,020,000

     Total cash and cash equivalents                             4,643,312           6,336,984
  INVESTMENTS (market value of $7,114,505 and $5,504,224
   at December 31, 1993 and 1992, respectively) - Note 2         7,001,584           5,345,459


  LOANS (less allowance for loan losses of $582,323
   and $621,278 at December 31, 1993 and 1992,
   respectively) - Note 3                                       28,779,022          29,993,799
  ACCRUED INTEREST RECEIVABLE                                      243,146             242,625

  PREMISES AND EQUIPMENT - Net - Notes 4 and 6                   1,576,189           1,597,979
  OTHER REAL ESTATE OWNED                                        1,413,300           1,444,719

  OTHER ASSETS                                                     295,581              325,988
                                                               $43,952,134          $45,287,553

                           LIABILITIES AND SHAREHOLDERS' EQUITY

  LIABILITIES
   Deposits
     Non-interest bearing                                      $ 3,317,771          $ 3,506,267
     Interest bearing - Note 5                                  36,774,173           37,924,673
                                                                40,091,944           41,430,940
   Accrued interest on deposits                                    102,538              153,299
   Obligations under capital leases - Note 6                        24,423               55,054
   Other                                                            31,803               59,225

      Total liabilities                                          40,250,708          41,698,518
  COMMITMENTS AND CONTINGENCIES - Notes 7 and 12

  SHAREHOLDERS' EQUITY - Note 12
   Common stock, par value $5 per share, authorized
     500,000 shares, issued 402,500 shares                       2,012,500           2,012,500
   Additional paid-in capital                                    1,985,117           1,985,117
   Retained earnings (deficit)                                    (296,191)           (408,582)
      Total shareholders' equity                                 3,701,426           3,589,035

                                                               $43,952,134         $45,287,553





        See Notes to Financial Statements which are an integral part of these statements.

                                AIKEN COUNTY NATIONAL BANK
                                   STATEMENTS OF INCOME

                                                         For the years ended December 31,
                                                      1993                  1992          1991
  INTEREST INCOME
   Interest and fees on loans                         $2,526,344      $  3,022,301   $3,200,406
   Interest on investment securities                     398,689           366,323      393,151
   Interest on federal funds sold and deposits
     in other banks                                      142,545           139,782      125,895
      Total interest income                            3,067,578         3,528,406    3,719,452
  INTEREST EXPENSE ON DEPOSITS                         1,437,329         1,978,826    2,290,741
      Net interest income                              1,630,249         1,549,580    1,428,711
  PROVISION FOR LOAN LOSSES - Note 3                      52,170           375,237      264,110

      Net interest income after provision for
          loan losses                                  1,578,079         1,174,343   1,164,601

  OTHER INCOME
   Service charges and fees                             181,066             163,594   148,157
   Credit life insurance commissions                     13,684             16,987     21,561
   Gain on sale of securities                               -               18,731      2,187
   Other                                                 16,459             35,993     15,498

                                                        211,209            235,305    187,403
  OTHER EXPENSES
   Salaries and employee benefits                       744,080            673,548    592,161
   Occupancy - net                                       86,181             82,045     72,085
   Equipment                                            189,016            193,913    188,421
   Other - Note 8                                       657,620            594,103    429,047

                                                      1,676,897          1,543,609  1,281,714

      Income (loss) before income taxes                 112,391           (133,961)    70,290
  PROVISION FOR INCOME TAXES - Note 9                       -                   -      11,789
      Net income (loss)                               $ 112,391         $ (133,961) $  58,501

  NET INCOME (LOSS) PER SHARE                              $.28             $(.33)  $     .15

       See Notes to Financial Statements which are an integral part of these statements.

                                AIKEN COUNTY NATIONAL BANK
                            STATEMENTS OF SHAREHOLDERS' EQUITY
                  For the years ended December 31, 1993, 1992, and 1991

                                                               Additional   Retained       Total
                                            Common              paid-in     earnings     shareholders'
                                            stock               capital     (deficit)      equity


  BALANCE, DECEMBER 31, 1990               $2,012,500         $1,985,117  $  (333,122)  $3,664,495

     Net income                                      -             -           58,501       58,501

  BALANCE, DECEMBER 31, 1991               2,012,500           1,985,117     (274,621)   3,722,996

     Net loss                                       -              -         (133,961)    (133,961)

  BALANCE, DECEMBER 31, 1992               2,012,500           1,985,117     (408,582)   3,589,035

     Net income                                    -               -          112,391      112,391

  BALANCE, DECEMBER 31, 1993               $2,012,500         $1,985,117  $  (296,191)  $3,701,426


       See Notes to Financial Statements which are an integral part of these statements.

                                AIKEN COUNTY NATIONAL BANK
                                 STATEMENTS OF CASH FLOWS


                                                          For the years ended December 31,
                                                      1993                  1992         1991
  OPERATING ACTIVITIES
   Net income (loss)                                  $ 112,391          $  (133,961)  $    58,501
   Adjustments to reconcile net income (loss) to
          net cash provided by operating activities
     Depreciation and amortization                      146,197              154,329       148,324
     Provision for loan losses                           52,170              375,237       264,110
     Provision for loss on other real estate owned       15,000                  -             -
     (Gain) loss on other real estate owned transactions  3,897                  -          32,500
     Amortization of investment security premiums and
      accretion of discounts                                984               (3,285)       (4,253)
     Realized investment securities gains                   -                (18,731)       (2,187)
     (Increase) decrease in other assets and accrued
        interest receivable                              29,886               24,381       (23,711)
     Increase (decrease) in other liabilities and
        accrued interest payable                        (78,183)            (170,775)       89,585
       Net cash provided by operating activities        282,342              227,195       562,869
  INVESTING ACTIVITIES
   Net decrease in interest-bearing deposits in
     other banks                                           -                  95,000       196,000
   Proceeds from investments sold, called
     or matured                                       1,692,329            4,718,701     1,104,725
   Purchase of investments                           (3,349,438)          (5,502,966)   (1,100,000)
   Net (increase) decrease in loans                   1,080,273             1,959,069   (8,780,744)
   Proceeds from sale of foreclosed property             94,856                   -          -
   Purchase of equipment                                (47,673)             (46,564)      (14,761)
       Net cash provided by (used for)
          investing activities                         (529,653)           1,223,240    (8,594,780)

 FINANCING ACTIVITIES
   Net increase in deposits                           1,610,249            5,369,560     3,296,011
   Net increase (decrease) in certificates
     of deposit                                      (2,949,245)          (5,787,796)    7,017,081
   Repayment of obligations under capital leases       (107,365)            (105,160)      (97,629)
       Net cash provided by (used for) financing
         activities                                  (1,446,461)            (523,396)   10,215,463
       Net increase in cash and cash equivalents     (1,693,672)             927,039     2,183,552

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR       6,336,984            5,409,945     3,226,393
 CASH AND CASH EQUIVALENTS AT END OF YEAR            $4,643,312        $   6,336,984  $  5,409,945

 CASH PAID (RECEIVED) FOR
   Interest                                        $  1,488,090        $   2,405,852  $  2,307,855
   Income taxes                                    $   (105,557)       $     140,384  $     10,893

 NONCASH INVESTING ACTIVITY
   Additions to other real estate owned               $  89,907        $     693,762  $    783,457
   Acquisitions of equipment under capital lease         76,734                  -          -

                                                      $ 166,641        $     693,762  $     783,457


       See Notes to Financial Statements which are an integral part of these statements.

                            AIKEN COUNTY NATIONAL BANK
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentrations of credit risk

The Bank makes loans to individuals and businesses located primarily in Aiken County, South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.

Investments

The accounting for debt securities held as assets is dependent upon their classification as investments, trading assets or assets held
for sale.   Such assets classified as investments  are carried  at cost, adjusted for the amortization of premiums and the accretion of discounts which are recognized as adjustments to interest income using the level yield method. Trading assets are carried at current market values and those debt securities held for sale are carried at the lower of amortized cost or market value. In order to qualify as investment assets, the Company must have the ability to hold the securities to maturity and a positive intention to hold them for
the  foreseeable future.    Management utilizes  these criteria in
determining the accounting treatment accorded such securities. The Bank considers all debt securities acquired to date to be investment
assets.   Gains or losses on dispositions are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans

Loans are placed on a non-accrual basis when they become 90 days past due as to either principal or interest, or when in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual, the accrual of interest is discontinued and previously recorded but unpaid interest is reversed and charged against current earnings.

Allowance for loan losses

The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing
portfolio.   In evaluating the  portfolio, management takes into
consideration  numerous factors, including  current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the
allowance.   Management  considers the  year-end allowance  appropriate and adequate  to  cover possible  losses  in the  loan portfolio;
however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

Other real estate owned (OREO)

OREO includes properties acquired in satisfaction of debt and loans considered to be in substance foreclosures. The properties are carried at the lower of cost or fair market value. Reductions in carrying value are recognized through charges to other operating expenses. The costs of maintaining and operating foreclosed properties are expensed as incurred.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets and on an accelerated basis for tax purposes. The estimated useful lives range from five to twelve years for furniture and equipment and thirty-one years for buildings.

Income taxes

Effective January 1, 1992, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for
Income Taxes".   SFAS 109 replaces SFAS  96 beginning in 1993,  with
early implementation permitted. The Bank previously accounted for income taxes in accordance with Accounting Principles Board Statement Number 23. The impact of the adoption of SFAS 109 is not considered to be material and thus is not separately presented as a change in accounting principle.


(Continued)

Net income (loss) per share

Net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding during the years ended December 31, 1993, 1992 and 1991 was 402,500.

Cash and cash equivalents

For purposes of the Statements of Cash Flows, cash and cash equivalents are defined as cash working funds and federal funds sold.

Recently issued accounting standards

The  Financial  Accounting  Standards  Board  has  issued  Statements of Financial Accounting Standards Nos. 106, 107 and 112. SFAS 106, titled "Employers' Accounting for Postretirement Benefits Other Than Pensions" is effective for calendar year 1993 and requires the accrual of postretirement benefits over the expected service terms of
employees.   SFAS  107,  titled  "Disclosures  about  Fair  Value  of
Financial Instruments" is effective for calendar year 1992, except for entities with less than $150 million in total assets. For those entities, the effective date shall be for financial statements for calendar year 1995. SFAS 107 requires disclosure of fair value of financial instruments for which it is practicable to estimate that value. SFAS 112, titled "Employers' Accounting for Postemployment Benefits", is effective for calendar year 1994 and requires the accrual
of benefits to be paid to employees after   employment  but  before
retirement.   The  Bank  does   not  currently  pay postretirement or
postemployment benefits and thus SFAS 106 and 112 are not expected to have a material impact on the Bank's financial statements.

Reclassifications

Certain items in the financial statements for 1992 and 1991 have been reclassified to conform with the presentation for 1993. Such reclassifications had no effect on the net results of operations.


NOTE 2 - INVESTMENTS

     A comparison of the carrying value and approximate fair value of the Bank's investments is as follows:

                                                               DECEMBER 31, 1993
                                              Carrying             Unrealized
                                               value            Gains       Losses       Fair value
U. S. Treasury Obligations                   $ 797,085        $  59,806   $     -         $  856,891
U. S. Government Agency Obligations          6,204,499           55,583       2,468        6,257,614

                                            $7,001,584       $  115,389      $2,468       $ 7,114,505



                                                                  DECEMBER 31, 1992
                                           Carrying                 Unrealized
                                            value                Gains      Losses        Fair value

U. S. Treasury Obligations                   $1,843,132       $  92,790   $     -        $  1,935,922
U. S. Government Agency Obligations          3,502,327           65,975         -            3,568,302

                                            $5,345,459       $  158,765    $    -        $  5,504,2244



(Continued)

     The carrying value and fair value of investments at December 31, 1993 by contractual maturity are as follows:

                                                             Carrying
                                                              value               Fair value

Due in one year or less                                       $ 400,000          $  408,438
Due in one year through five years                            4,147,951           4,234,747
Due from five years to ten years                                498,531             507,500
Due after ten years                                           1,955,102           1,963,820

                                                              $7,001,584         $7,114,505

     Proceeds from the sale of investments were $1,692,329, $4,718,701 and $204,725, resulting in realized gains of none, $18,731 and $2,187 for the years ended December 31, 1993, 1992 and 1991, respectively.

     U. S. Government and U. S. Government agency obligations of $300,000 were pledged to secure deposits and public funds at December 31, 1993.


NOTE 3 - LOANS


    Loans consisted of the following:

                                                                         DECEMBER 31,
                                                                 1993                1992

Commercial and agricultural                                    $9,777,333          $ 9,109,917
Real estate construction                                        1,569,111            2,077,734
Real estate mortgage                                            3,132,993            3,206,443
Installment and consumer                                       10,056,644           11,313,143
Other                                                           4,825,264            4,907,840

                                                               29,361,345           30,615,077
Less allowance for loan losses                                    582,323              621,278

Net loans                                                     $28,779,022         $29,993,799

     Non-accrual loan information is as follows:


                                                                       DECEMBER 31,
                                                                 1993                1992

Non-accrual loans                                              $1,539,110         $1,628,565
Interest revenue under original terms                          $  289,190         $  173,313

Interest revenue recognized                                    $     -            $-

     Changes in the allowance for loan losses are summarized as follows:


                                                                    DECEMBER 31,
                                                      1993                 1992         1991

Balance at beginning of year                         $621,278          $  507,652  $ 327,546
Provision for loan losses                              52,170             375,237    264,110
Loan charge-offs                                     (114,166)           (290,377)   (84,339)
Recoveries                                             23,041             28,766         335

Balance at end of year                               $582,323          $  621,278  $ 507,652

NOTE 4 - PREMISES AND EQUIPMENT

     Premises and equipment at December 31, is summarized as follows:

                                                               1993               1992
Land                                                           $  550,800         $  550,800
Building                                                          742,437            742,437
Furniture, fixtures and equipment                               1,023,775            899,599
                                                                2,317,012           2,192,836
Less accumulated depreciation                                     740,823             594,857

                                                               $1,576,189         $1,597,979


     Depreciation expense, including amortization of leased property, for the years ended December 31, 1993, 1992 and 1991 was
$146,197,  $154,329   and  $148,324, respectively.


NOTE 5 - DEPOSITS

     At December 31, 1993 and 1992, deposits of $100,000 or more included in time deposits totaled approximately $2,762,000 and $2,660,000, respectively.


NOTE 6 - CAPITAL LEASES

     The Bank utilizes various leased furniture and equipment in its operations. The leases have terms of five years and are classified as capital leases. The present value of minimum lease payments under capital leases due during 1994 is $24,423, net of $1,454 of interest.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the
financing  needs of  its  customers.   These financial  instruments
include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit
risk  in excess of the amount  recognized in the balance sheet.   The
Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is essentially the same as that involved in extending loan facilities to customers. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend  credit are agreements  to lend to a customer as  long as there is  no violation  of  any condition
established in  the contract.    Commitments generally  have fixed
expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to $1,840,088 at December 31, 1993.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments under standby letters of credit amounted to $183,925 at December 31, 1993.

     The Bank had available a $1,000,000 line of credit as of December 31, 1993. No amounts had been drawn on this line.




                                       F-10
(Continued)

     The Bank  is party to  litigation and  claims arising  in the
normal course  of business.    Management,  after consultation  with
legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's financial position.


NOTE 8 - OTHER EXPENSES

     A summary of the components of other expenses is as follows:





                                                      For the years ended December 31,
                                                   1993                  1992           1991

Advertising                                         $  23,885         $   14,107       $17,951
Printing, stationery and supplies                      62,690             46,490        34,952
Legal and professional fees                           112,755             98,701         8,637
Director fees                                           1,500             80,700        44,700
Insurance                                              29,685             26,887        27,428
Automatic teller machine (ATM) charges                 23,692             29,839        30,115
FDIC and Comptroller of Currency fees                 124,873            115,132        85,901
Telephone                                              21,106             18,828        17,544
Loss on other real estate owned                        69,730             -             32,500
Other                                                 187,704            163,419       129,319

                                                   $ 657,620          $  594,103     $ 429,047

NOTE 9 - INCOME TAXES

     The provision for income taxes is as follows:


                                                         For the years ended December 31,
                                                   1993                  1992           1991

Income taxes payable (refundable)                   $ (45,124)       $  (37,493)     $ 88,001
Deferred income taxes                                  45,124             37,493      (76,212)

Provision for income taxes                          $     -            $  -         $  11,789


     The provision for income taxes as of December 31, 1993 is reconciled to the amount of income taxes computed at the federal statutory rate as follows:


                                                               Amount            Percent
Tax expense at statutory rates                                 $  44,138           34%
Reduction in taxes resulting from
Surtax rate reduction                                            (11,750)          (9)
Organizational costs                                              (8,588)          (7)
Other, net                                                       (23,800)         (18)

   Provision for income taxes                                 $     -               -%


                                       F-11                         (Continued)

NOTE 9 - INCOME TAXES

     The deferred income tax assets and liabilities at December 31, 1993 and 1992, consists of the following:


                                                              1993              1992
                                                             Deferred           Deferred
                                                            tax asset           tax asset
                                                            (liability)        (liability)

Bad debts                                                      $  92,673         $98,067
Depreciation                                                     (27,868)        (26,916)
Cash basis adjustment                                            (31,113)        (10,610)
Net operating loss carryforward                                    6,300           -
Other net                                                            945          16,889
                                                                  40,937          77,430
Valuation allowance                                              (40,937)        (32,306)

Deferred taxes                                                 $     -           $45,124

     Included  in  other  assets  is  approximately  $21,194
representing refundable federal income taxes as a result of the carryback of the 1993 loss to 1991.

     At December 31, 1993, the Bank had net operating loss carryforwards of $42,000 for tax purposes, which expire in 1998.


NOTE 10 - RELATED PARTY TRANSACTIONS

     Certain officers, directors, employees and companies in which they have ten percent or more beneficial ownership, were indebted to the Bank in the amount of $1,550,390 and $1,652,615 as of December 31, 1993 and 1992, respectively. Loans to these parties are made on substantially the same terms as those prevailing at the time
for  comparable   transactions  with  unaffiliated  persons  and,  in
the  opinion  of management, do not  involve more than the normal  risk
of collectibility.   An analysis of the activity for related party loans
is summarized as follows:


                                                           For the years ended
                                                                 December 31,
                                                            1993               1992
Balance, beginning of year                               $1,652,615         $1,889,841
Loan advances                                             2,251,623            268,002
Loan repayments                                          (2,598,757)          (284,216)
Other changes                                               244,909           (221,012)

Balance, end of year                                     $1,550,390         $1,652,615


NOTE 11 - EMPLOYEE BENEFIT PLAN

      The Bank maintains an  Employee Savings Plan qualified under
Section 401(k) of the Internal Revenue Code. The Bank matches employee contributions at 50 percent, up to 6.0 percent of salary. Employees of the Bank with one or more years service are eligible to
participate in  the  Plan.   The  amount charged  to expense  was
$9,029, $11,992 and  $11,498 for  1993,  1992 and  1991, respectively.
The  Plan  also has  a provision  for   discretionary  profit-sharing
upon the approval by the Board of Directors, should certain profitability goals be attained. No contributions were made in 1993 and 1992 and $8,704 was contributed for 1991.

NOTE 12 - REGULATORY MATTERS

      The Bank is currently operating under regulatory supervision through an agreement between the Board of Directors and the Office of the Comptroller of the Currency. The agreement requires the Board to make certain changes and improvements in the areas of credit administration, loan underwriting, internal controls and regulatory compliance and to decrease the level of classified and nonperforming loans. To date, the Board is in partial compliance with the regulatory agreement.

      The Bank is  subject to the dividend restrictions  set forth by
the Comptroller of  the  Currency.   Under  such  restrictions, the
Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings, as defined, plus the retained earnings, as defined, from the
prior  two years.   At  December 31,  1993, the  Bank could  not declare
dividends without approval of the Comptroller of the Currency.

      The Bank is required to maintain minimum levels of capital. At December 31, 1993, the Bank was in compliance with its regulatory
capital requirements.   The Bank is also required by  the Federal
Reserve Bank to maintain average cash reserve balances at the Federal Reserve Bank and in working funds.

                                     APPENDIX A

        REORGANIZATION AGREEMENT BY AND BETWEEN CAROLINA FIRST CORPORATION,
                CAROLINA FIRST BANK, AND AIKEN COUNTY NATIONAL BANK
                           Dated as of October 13, 1994.

   This REORGANIZATION AGREEMENT is entered into as of this 13th day of October, 1994 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and Aiken County National Bank ("ACNB"), a national banking association organized and existing under the laws of the United States of America.

   WHEREAS, CFC desires to acquire ACNB through the merger of ACNB with and into CFB (the "Merger");

   WHEREAS, the respective Boards of Directors of CFC, CFB and ACNB have approved such Merger pursuant to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

   WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB and ACNB hereby agree as follows:

SECTION I.  DEFINITIONS

   1.1.   Agreement.   This  Reorganization  Agreement between  CFC, CFB
and ACNB, together with all schedules, exhibits and appendices attached hereto.

   1.2. Articles of Merger. The Articles of Merger to be executed by CFC, CFB and ACNB and in a form appropriate for filing with the Secretary of State of South Carolina and the OCC, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

   1.3. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina, which term shall include, when the context permits, CFC and all CFC subsidiaries.

   1.4. CFC Common Stock. The common stock, par value $1.00 per share, of CFC.

   1.5. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.

   1.6. Closing Date. The term Closing Date shall have the meaning ascribed to it in Section 2.2 hereof.

   1.7.  Confidential Information.   The term "Confidential Information"
shall meanall information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.2 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

   1.8.  Code.  The Internal Revenue Code of 1986, as amended.

   1.9.   Merger.   The merger  of ACNB with  and into CFB as  more
particularly set forth herein and in the Plan of Merger.

   1.10. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

   1.11. Effective Time. The date and time which the Merger becomes effective as more particularly set forth in Section 2.2 of the Plan of Merger.

   1.12. FDIC.  The Federal Deposit Insurance Corporation.

   1.13. ACNB Common Stock. The common stock, par value $5.00 per share, of ACNB.

   1.14. OCC.  The Office of Comptroller of the Currency.

   1.15. OTS.  The Office of Thrift Supervision.

   1.16.  Plan of  Merger.   The  Plan of  Merger  attached to  this
Reorganization Agreement as Appendix A.

   1.17.  Proxy  Statement.    The  proxy  statement  included  in  the
Registration Statement which shall be furnished to the ACNB stockholders in connection with the solicitation by the ACNB Board of Directors of proxies for the approval of this Agreement and the matters contemplated hereby.

   1.18.  Registration Statement.   The  Registration Statement  on Form
S-4 to be filed with the SEC registering the CFC Common Stock to be issued to the ACNB shareholders in connection with the Merger.

   1.19. SEC.  The Securities and Exchange Commission.

   1.20. Securities Act.  The Securities Act of 1933, as amended.

   1.21. State Board.  The South Carolina State Board of Financial
   Institutions.

   1.22. Stockholder Approvals.   This term shall mean, as the context
may require, the written consent (duly authorized) of CFC to the Merger of ACNB with and into CFB and the approval by the requisite vote of the stockholders of ACNB at the Stockholders' Meeting of the Merger of ACNB with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.

   1.23. Stockholders' Meeting. The meeting of the stockholders of ACNB at whichthe Merger shall be voted upon.

   1.24.  Surviving Corporation.   The  surviving corporation after
consummation of the Merger, which shall be CFB.

SECTION II.  THE MERGER

   2.1.    General  Provisions.    Subject  to the  terms  and
conditions of this Agreement, including the Plan of Merger, at the Effective Time, ACNB shall be merged with and into CFB, which shall be the Surviving Corporation and remain a wholly- owned subsidiary of CFC. At the Effective Time, the separate corporate existence of ACNB
shall cease.   CFC  and ACNB  hereby agree  that the  Merger will  be
effected pursuant to the terms set forth in the Plan of Merger.

   2.2.  The Closing.   The Closing of the  transaction contemplated
herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by April 30, 1995, either party hereto shall have the right to terminate this Agreement.

   2.3. Consideration for the Merger. The manner of converting the shares of ACNB into shares of CFC shall be as set forth in Articles II and III of the Plan ofMerger.

   2.4.  Approval  of ACNB Stockholders.   CFC, CFB  and ACNB shall
jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to ACNB shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the necessary regulatory approvals.

   2.5. Tax Treatment. CFC and ACNB intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

SECTION III.  REPRESENTATIONS AND WARRANTIES OF ACNB

   ACNB hereby represents and warrants to CFC the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by CFC, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of ACNB.

   3.1.    Organization,  Good-Standing   and  Conduct  of  Business.
ACNB is a corporation, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly
licensed,  qualified  and  in  good  standing   as  a  foreign
corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by ACNB makes such license or qualification necessary.

   3.2.   Corporate  Authority.   The execution,  delivery and
performance of this Agreement have been duly authorized by the Board of Directors of ACNB. Other than approval of the Merger by the shareholders of ACNB, no other corporate acts or proceedings on the part of ACNB are required or necessary to authorize this Agreement or the Merger.

   3.3.    Binding  Effect.   Subject  to receipt  of Stockholder
Approval and any required regulatory approvals, when executed, this Agreement will constitute a valid and legally binding obligation of ACNB, enforceable against ACNB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) generalprinciples of equity. Each document and instrument contemplated by this Agreement, when executed and delivered by ACNB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by ACNB and enforceable against ACNB in accordance with its terms, subject to the exceptions in the previous sentence.

   3.4.   Capitalization of  ACNB.   The authorized  capital stock of
ACNB consists solely of (i) 500,000 authorized shares of common stock ($5.00 par value), of which 402,500 shares are issued and outstanding. All of the issued and outstanding shares of ACNB are validly issued and fully paid and, except as provided in 12 U.S.C.A. (Section)55, nonassessable. Except for the items set forth on Schedule 3.4 attached hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of ACNB, or pursuant to which ACNB is or may become obligated to issue any shares of its capital stock. None of the shares of the ACNB Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in ACNB's Articles of Association or Bylaws and except for restrictions on account of applicable federal or state
securities laws.   ACNB does not hold 10% of any class of equity
securities of any other company or legal entity.

   3.5. Absence of Defaults. ACNB is not in default under, or in violation of, any provision of its Articles of Association or Bylaws. ACNB is not in default under, or in violation of, any agreement to which ACNB is a party, the effect of which default or violation would have a material adverse effect on ACNB or its business operations or prospects. Except as disclosed in
Schedule 3.5, ACNB is not in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on ACNB or its business operations or prospects.

   3.6.   Non-Contravention  and  Defaults; No  Liens.    Neither the
execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which ACNB is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of ACNB, or (iv) violate any provisions of ACNB's Articles of Association
or Bylaws.   To the best of  ACNB's knowledge, no other party  to any
material agreement to which ACNB is a party is in default thereunder or in breach of any provision thereof. To the best of ACNB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.



   3.7.   Necessary Approvals.   ACNB has  obtained all  certificates of
authority, licenses,  permits,  franchises,  registrations   of  foreign
ownership  or   other regulatory approvals in every  jurisdiction
necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the
financial circumstances  of  ACNB.   Further,  there is  no reasonable
basis for any such expiration, lapse, revocation, threat of revocation
or restriction.    Except   for  any   necessary  filings  with,   and
approvals   and authorizations  of  the   OCC,  the  FDIC,  no
consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of ACNB in connection with the execution and delivery of this Agreement or the consummation by ACNB of the transactions contemplated hereby. Except for the agencies in the preceding sentence or as disclosed in Schedule 3.7 attached hereto, ACNB is not required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of ACNB as a result of this Agreement.


   3.8. Financial Statements. The audited financial statements of ACNB for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of ACNB at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "ACNB Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of ACNB at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto. The books and records of ACNB have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of ACNB.

   3.9. Tax Returns. ACNB files its income tax returns and maintains its tax books and records on the basis of a taxable year
ending December 31.   ACNB has duly filed  all tax  reports and returns
required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and ACNB has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, fran-chises, property, sales, employment or other taxes anticipated to be payable after the date hereof. ACNB is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. ACNB does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. ACNB does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of ACNB which, if determined adversely, would result in the assertion of any deficiency.


   3.10. Undisclosed Liabilities. Except for the liabilities which are disclosed in the ACNB Financial Statements or as set forth on
Schedule 3.10, ACNB has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been (i) no material adverse change in the business or operations of ACNB, (ii) no incurrence by or subjection of ACNB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to ACNB not referred to in this Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the ACNB Financial Statements at and for the periods subsequent to December 31, 1993.

   3.11.  Title to  Properties,  Encumbrances.   All  real property  and
depreciable tangible personal property  owned by ACNB is  set forth on
Schedule 3.11. ACNB has good and marketable title to all of the real property and depreciable tangible personal property set forth on
Schedule 3.11, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, and (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent.

   3.12.  Litigation.   Except as set forth  on Schedule 3.12,  there
are no claims, actions, suits or proceedings pending or threatened against ACNB, or to its knowledge affecting ACNB, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of ACNB, and ACNB knows of no basis
for any  of the foregoing.    There is  no  order, writ,  injunction, or
decree of any court, domestic or foreign, or any Federal or state agency affecting ACNB or to which ACNB is subject.3.13. Reports. ACNB has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of ACNB.

   3.14. Brokers.   ACNB has not incurred any liability for any
commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

   3.15. Expenditures. Schedule 3.15 sets forth any single expenditure of $25,000 or more proposed to be made by ACNB after the date hereof and a summary of the terms and conditions pertaining
thereto.   At least 20 business days prior  to the Closing Date, ACNB will advise CFC of any changes to Schedule 3.15 reflecting additions or deletions thereto since the date hereof.

   3.16.  Insurance.    Attached hereto  as  Schedule 3.16  is a  true
and complete summary of the policies of fire, liability, life and other type of insurance held by ACNB, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of ACNB taking into account the availability and cost of
such coverage.   All  such policies shall  remain in fullforce and
effect for a period of at least 90 days following the Closing Date. There is no reason known to ACNB that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

   3.17. Contracts and Commitments. Schedule 3.17 attached hereto sets forth each contract or other commitment of ACNB which requires an aggregate payment by ACNB after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the ACNB management materially affects the business of ACNB. Except for the contracts and commitments described in this Agreement or as set forth in Schedule 3.17, ACNB is not party to or subject to:

       1. Any contracts or commitments which are material to its business, operations or financial condition;

       2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 day's notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

       3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

       4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

       5.  Any contract or agreement with any labor union;

       6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

       7. Any contract restricting ACNB from carrying on its business anywhere in the United States;

       8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation,
   guaranty,  conditional  sale,   lease-purchase,  or otherwise;

       9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

       10. Any license agreement in which ACNB is the licensor or licensee;

       11. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to ACNB, or any successors or assigns prior to30 days from the date hereof. 3.18. Employee Benefit Plans.

       (a) Except as described on Schedule 3.18, ACNB does not sponsor or maintain and is not otherwise a party to or liable under, any plan, program, fund or arrangement (whether or not qualified for Federal income tax purposes, whether benefiting a single individual or multiple individuals, and whether funded or not) that is an "employee pension benefit plan", or an "employee welfare benefit plan", as such terms are defined in ERISA, or any incentive or other benefit arrangement for its employees, their dependents and beneficiaries.

       (b) ACNB has, for all periods ending on or prior to the date hereto, administered each employee welfare benefit plan described on Schedule 3.18 in material compliance with the reporting, disclosure and all other requirements applicable under ERISA, the Code or any other applicable law.

       (c)  All amounts required to  be accrued under generally accepted
accounting principles  applied  consistently   by  ACNB   under  any
incentive  or   other compensation  plan  have  been accrued  and are
reflected in the balance sheet contained in the December 31, 1993 ACNB Financial Statements.

   3.19. ACNB Information. The written information with respect to ACNB, and its officers, directors, and affiliates which shall be used in soliciting approval of the Merger by shareholders of ACNB will not, on the date the Proxy Statement isfirst mailed to shareholders of ACNB or on the date of the Stockholders' Meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to ACNB shareholders with respect to the Merger.

   3.20. Due Diligence. All information provided by ACNB in connection with the due diligence investigation by CFC was, at the time that such information was provided, fair, accurate and complete in all material respects. ACNB has not failed to provide or make available to CFC all material information regarding ACNB.

   3.21. Resale of CFC Common Stock. ACNB knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of ACNB
Common  Stock  outstanding as  of the  Effective Time.   For  purposes
of this representation, the number of shares of CFC Common Stock which would have been received by any dissenting shareholders of ACNB had they not dissented, and shares of ACNB Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of ACNB and then disposed of by shareholders of ACNB.

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

   CFC and CFB hereby represent and warrant to ACNB the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by ACNB, such breach or inaccuracy must be materially adverse in the aggregate with respect to the businesses of CFC and CFB.

   4.1.   Organization, Good-Standing  and Conduct  of Business.   CFC
and CFB are corporations, duly organized, validly existing and in good standing under the laws of the State of South Carolina, and have full power and authority and all necessary governmental and regulatory authorization to own all of their properties and assets and to carry on their business as they are presently being conducted, and are properly licensed, qualified and in good standing as foreign corporations in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC and CFB makes such license or qualification necessary.


   4.2.    Corporate Authority.   The  execution, delivery  and
performance of this Agreement have been duly authorized by the Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Agreement or the Merger.

   4.3. Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors  of FDIC-insured  institutions  or  the relief  of  debtors
generally,   (ii)  laws  relating  to   the  safety  and   soundness  of
depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB and enforceable against CFC and/or CFB in accordance with its terms, subject to the exceptions in the previous sentence.

   4.4.   Capitalization  of  CFC.   The  authorized capital  stock of
CFC consists solely of (i) 20,000,000 authorized shares of common stock ($1.00 par value), of which 4,523,784 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, of which 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, 60,000 shares of Convertible Preferred Stock
Series 1993B,  and 920,000 shares of 7.32% Noncumulative Convertible
Preferred Stock Series 1994, are outstanding.   All of the issued and
outstanding shares of CFC are validly issued and  fully  paid and
nonassessable.   Except  for (i)  stock  or options  to purchase shares
of CFC Common Stock granted under employee benefit plans, (ii) the 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, (iii) the 60,000 shares of Convertible Preferred Stock Series 1993B, and (iv) the 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994, (v) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, (vi) existing dividend reinvestment plans, or
(vii) as otherwise set forth on Schedule 4.4, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock.
None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Agreement and the Merger will, when issued, be validly issued, fully paid and nonassessable and issued pursuant to an effective registration statement.

   4.5.  Subsidiaries of CFC.   CFC owns 100%  of the issued and
outstanding shares of CFB, Carolina First Savings Bank, F.S.B and Carolina First Mortgage Company. Other than CFC, no individual or entity has rights to acquire shares of CFB, Carolina First Savings Bank, F.S.B or Carolina First Mortgage Company. CFC does not hold 10% of any class of equity securities of any other company or legal entity other than CFB, Carolina First Savings Bank, F.S.B. and Carolina First Mortgage Company.

   4.6.   Absence  of Defaults.   Neither  CFC nor  CFB is in  default
under, or in violation of any provision of their Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any agreement to which they are a party, the effect of which default or violation would have a material adverse effect on CFC or CFB or their business operations or prospects. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a material adverse effect on CFC or CFB or their business operations or prospects.

   4.7.   Non-Contravention  and  Defaults; No  Liens.    Neither the
execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions orprovisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which CFC or CFB is a party or by which they may be bound,
(ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of CFC or CFB, or (iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

   4.8.   Necessary  Approvals.   CFC  and CFB  have  obtained all
certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by their terms which would, upon such expiration, lapse, revocation or restriction, have amaterial adverse effect on the financial circumstances of CFC or CFB. Further, there is no basis for any such expiration, lapse, revocation,
threat of revocation or restriction.   Except  for  (i) any  necessary
filings with, and approvals and authorizations of the OCC, the FDIC and the State Board, and (ii) the filing with the SEC of the Registration Statement and filings with blue sky authorities, no
consent,  approval,  authorization,   registration,  or  filing   with
or  by   any governmental authority, foreign or domestic,  is required on the part of CFC or CFB in connection with the execution and delivery of this Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the agencies and other entities in the preceding sentence, neither CFC nor CFB is required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Agreement.

   4.9.  Financial  Statements.   The audited  financial statements of
CFC for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of CFC at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "CFC Financial Statements") all of which have been provided to ACNB, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes
thereto.   The books and records of CFC have been  kept, and will be
kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.

   4.10. Tax Returns. CFC files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities
(including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, fran- chises, property, sales, employment or other taxes anticipated to be payable in respect of the period subsequent to the period ending after the date hereof. CFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. CFC does not have in effect any waiver relating to any statute oflimitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined adversely, would result in the assertion of any deficiency.

   4.11. Undisclosed Liabilities. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on
Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been no material adverse change in the business or operations of CFC.

   4.12. Litigation. There are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of CFC,
and CFC knows of no basis  for any  of the foregoing.   There  is no
order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or to which CFC is subject, except for a dividend agreement between CFC and theOTS which regulates the payment of dividends from Carolina First Savings
Bank, F.S.B. to CFC.

   4.13. Reports. CFC has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of CFC.

   4.14. CFC Information. The written information with respect to CFC, and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of ACNB, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of ACNB or on the date of the Stockholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to ACNB stockholders with respect to the Merger. The Registration Statement will comply as to form with all applicable laws, including the provisions of the Securities Act.


   4.15. Due Diligence. All information provided by CFC in connection with the due diligence investigation by ACNB was, at the time that such information was provided, fair, accurate and complete in all material respects. CFC has not failed to provide or make available to ACNB all material information regarding CFC.

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING

   5.1. Conduct of ACNB Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, ACNB covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of ACNB before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.

       (a) ACNB will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shallbe unimpaired at the Closing Date. ACNB shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights without the written consent of CFC, which consent shall not be unreasonably withheld.

       (b) ACNB will not amend its Articles of Association or Bylaws as in effect on the date hereof.

       (c) Except for the issuance of capital stock in connection with items set forth on Schedule 3.4, ACNB will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to CFC); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

       (d) ACNB will promptly advise CFC orally and in writing of any change in the businesses of ACNB which is or may reasonably be expected to be materially adverse to the business of ACNB.

       (e) ACNB will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of thebusiness of ACNB, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of ACNB contained herein to be or become untrue in any material respect.

       (f) ACNB will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

       (g) Except for expenses attendant to the Merger and current contractual obligations, ACNB will not incur any expense in an amount in excess of $25,000 after the execution of this Agreement without the prior written consent of CFC.

       (h)   ACNB  will  not   grant  any  executive   officers  any
   increase   in compensation (except in the ordinary course  in
   accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.



       (i) ACNB will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

   5.2.  Conduct of CFC Pending Closing.   During the period commencing
on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that ACNB shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of CFC before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.

       (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.

       (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the ACNB stockholders in any material respect.

       (c)   Except   for  the  issuance  of  stock  (i)  in  connection
   with the Convertible Preferred Stock, (ii) in connection with the items set forth on Schedule 4.4, (iii) in connection with acquisitions (including, but not limitedto, the acquisitions listed on Schedule 4.4), or (iv) in the ordinary course in accordance with past practice (such as employee stock grants or options), CFC will not authorize, create or issue any shares of capital stock.

       (d) CFC will promptly advise ACNB orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.

       (e) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


SECTION VI.  COVENANTS OF THE PARTIES

   6.1. Access to Properties and Records. Between the date of this Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access (with due consideration being given to the fact that CFC is a company traded on the Nasdaq National Market, that CFC is acquiring all of ACNB and that ACNB will constituteonly a small portion of CFC after the consummation of the transactions herein), during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses,
as the  parties shall  from time to time reasonably request.   Each
party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any person. Confidential Information shall be used only for the purpose of and in connection with consummating
the  transaction contemplated  herein.    If  this Agreement  is
terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

   6.2.   Regulatory Filings.   The  parties hereto will  use their
respective best efforts and cooperate with each other to obtain promptly all such regulatory approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. CFC shall be responsible for all filings fees required in connection with such approvals or filings.

   6.3.   Registration Statement/Proxy Statement.   CFC shall  file the
Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the
Registration Statement.   CFC shall  also take  any reasonable action
required to be taken under the blue sky laws in  connection with the
issuance of CFC Common  Stock in  the Merger.   ACNB shall  mail, at its
expense, the  Proxy Statement to its shareholders.

   6.4. Affiliates' Letters. ACNB shall deliver to CFC a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of ACNB, "affiliates" of ACNB for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. ACNB shall use its best efforts to cause each person who is identified as an

"affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, (a) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger in such a manner so as to destroy the tax-free status of the Merger or the qualification by the Merger as a pooling of intereststransaction, and (b) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145.

   6.5.  Listing  of CFC Common  Stock.   CFC shall cause  the shares of
CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the
Effective  Time.   CFC shall give  such notice to Nasdaq as may be
required to permit the listing of the CFC Common Stock issued in connection with the Merger.

   6.6. Letters from Accountants. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, ACNB will deliver to CFC letters from Elliott Davis & Co. addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to ACNB letters from Elliott Davis & Co., addressed to ACNB and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to ACNB, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.

6.7. Tax  Treatment/Accounting Treatment.   ACNB and  CFC shall  each take
such acts within their power as may be reasonably necessary to cause the Merger to qualify (i) as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) as a "pooling of interests" under general accepted accounting practices, except to the extent such performance or failure would be prohibited by law. Such reasonable acts shall include, without limitation, the abstention from resales of CFC Common Stock received in connection herewith.

   6.8.  Expenses.   The  parties shall pay their  own fees and
expenses (including legal and accounting fees) incurred in connection with this transaction.

   6.9. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Section VI or Section VII of this Agreement.

   6.10. Public Announcements. At all times until after the Closing Date, neither ACNB nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ.


SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE

   The obligation of CFC and CFB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

   7.1.   Performance of Acts  and Representations by  ACNB.   Each of
the acts and undertakings of ACNB to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of ACNB set forth in this Agreement shall be true on the Closing Date, except as to transactions contemplated by this Agreement.

   7.2.    Opinion of  Counsel for  ACNB.   ACNB  shall have  furnished
CFC  with an opinion of  its counsel, dated  as of  the Closing Date, and in form  and substance reasonably satisfactory  to CFC  and its counsel,  to the  effect that,  except  as disclosed herein:  (i) ACNB is duly organized, validly existing and in good standing under the  laws of the United States of America; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of ACNB's Articles of Association or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which ACNB is a party, or by which it is  bound, except as such would  not, in the aggregate, have a materialadverse effect on the  business or financial  condition of
ACNB,  or (C) violate  or conflict with any other restriction of any kind or character of which such  counsel has knowledge and to which ACNB is subject; (iii) all of the shares of ACNB Common Stock are validly authorized and issued, fully paid and, except as provided by 12
U.S.C.A. (Section)55, non-assessable; (iv) ACNB has the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) ACNB has full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by ACNB and constitutes a valid and legally binding obligation of ACNB enforceable against ACNB in accordance with its terms, except as such enforceability may be limited by
(x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against ACNB or other parties which would have a material adverse effect on ACNB's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.

   7.3. Conduct of Business. The business of ACNB shall have been conducted inthe usual and customary manner, and there shall have been no material casualty or material adverse change in the business or financial condition of ACNB from the date hereof through the Closing Date.

   7.4.    Consents.    All  permits,  orders,  consents,  or  other
authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome.

   7.5.   Certificate.   CFC shall  have been  furnished with  such
certificates of officers of ACNB and/or such certificates of ACNB stockholders, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.

   7.6. Limit on Dissent. The holders of 10% or more of the ACNB Common Stock outstanding at the time of the Stockholders' Meeting shall not have dissented to the

Merger by demanding payment for fair value of their shares in the manner provided by 12 U.S.C.A. (Section)214a.

   7.7. Pooling of Interests. CFC shall have received reasonable assurance from Elliott, Davis & Co. that the Merger will qualify for pooling of interests accounting treatment under general accepted accounting practices.

   7.8.  Affiliates' Letters.   CFC shall have received letters  from
all affiliates of ACNB as contemplated in Section 6.4 hereof.

   7.9. Due Diligence. CFC shall have completed a due diligence investigation of ACNB by October 27, 1994, the results of which shall be reasonably satisfactory to CFC.

SECTION VIII. CONDITIONS TO THE OBLIGATION OF ACNB TO CLOSE

   The obligation of ACNB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

   8.1. Performance of Acts and Representations by CFC and CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Agreement shall be true on the Closing Date, except as to transactionscontemplated by this Agreement.

   8.2. Opinion of Counsel for CFC. CFC shall have furnished ACNB with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to ACNB and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws,
(B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) CFC and CFB have full corporate power and authority to enter into thisAgreement, and this Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance  with  its terms,  except  as such enforceability  may
be   limited  by   (x)   applicable  bankruptcy,   insolvency,
reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.

   8.3.    Conduct of  Business.   There  shall have  been  no material
casualty or material adverse change in the business or financial condition of CFC from the date hereof through the Closing Date.

   8.4.    Consents.    All  permits,  orders,  consents,  or  other
authorizations necessary, in the reasonable opinion of counsel for ACNB, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the
consummation of  the transactions contemplated hereby.   Approvals of
all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of ACNB, renders the consummation of this transaction unduly burdensome.

   8.5. Certificate. ACNB shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to ACNB, dated as of the Closing Date, certifying to such matters as ACNB may reasonably request, including but not limited to the fulfillment of the conditions specified in this
Section VIII.

   8.6.   Tax Opinion.   ACNB  shall have  received from  Wyche,
Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to ACNB, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.

   8.7.  Fairness Opinion.   The  Board of Directors of  ACNB shall have
received a fairness opinion from a reputable investment banking firm, which opinion is reasonably acceptable to ACNB.

8.8. Stockholder  Approvals.    The  Stockholder  Approvals  shall  have
been obtained.


SECTION IX.   TERMINATIONS

   9.1.  Termination.   This Agreement  may be terminated at  any time
prior to  the Closing Date:

       (a)   by mutual consent of the parties;

       (b) by either CFC or ACNB, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;

       (c) by either CFC or ACNB if the other party has failed to comply with the agreements or fulfill the conditions contained
   herein,  provided, however, that any   such  failure  of  compliance
   or fulfillment must be material to the consolidated businesses of either CFC or ACNB and the breaching must be given notice of the failure to comply and a reasonable period of time to cure;

       (d)   by either CFC or ACNB as set forth in Section 2.2 hereof.

       (e) by ACNB if the average of the closing sales price of CFC Common Stock for any period of ten consecutive trading days from the date hereof through the day before the Closing Date is less than
   $12.00 per share. 9.2.   Effect of Termination.  In  the event of
   termination of this Agreement byeither CFC or ACNB as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of CFC or ACNB, or their respective officers or directors, except for intentional breach; provided, however, that in the event of termination by CFC for any reason other than one set forth in Section 9.1(c) above or one which is beyond the reasonable control of CFC, then CFC shall reimburse ACNB for all reasonable costs and fees incurred in connection with
   the  transactions contemplated by  this Agreement.   In the event
   this Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.

SECTION X.   INDEMNIFICATION

   10.1.    Information  for Application  and  Statements.   Each  of
CFC and ACNB represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and ACNB so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and ACNB agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuraciescontained in such document or draft or indicating the information not furnished expressly for
use therein.   The indemnity  agreement contained  in this Section  X
shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

   10.2.  Indemnication of  Officers and Directors.   CFC covenants and
agrees that it will cause each person who is an officer or director of ACNB on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of ACNB to the maximum extent that a South Carolina corporation is permitted by law to indemnify its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. The indemnification provided in this Section shall also apply to each former director of ACNB named as a defendant in the litigation set
forth on  Schedule  3.12  with respect  to  such  litigation.   The
provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of ACNB benefited by this Section X.

SECTION XI.   MISCELLANEOUS

   11.1.    Survival  of  Representations  and  Warranties.    The
representations, warranties  and covenants  contained in  this Agreement
or in  any other  documents delivered  pursuant  hereto,   shall
survive  the   Closing  of  the   transactionscontemplated hereby.
Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.

   11.2.   Entire Agreement.   This  Agreement, including  any
schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

   11.3.  Binding Agreement.   This Agreement shall be binding  upon and
shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.

   11.4. Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of
receipt.   Unless written designation of a different address is  filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

   For CFC:      William S. Hummers III
                 Carolina First Corporation
                 102 South Main Street
                 Greenville, South Carolina  29601

   Copy to:      William P. Crawford, Jr.
                 Wyche, Burgess, Freeman & Parham, P.A.
                 Post Office Box 728
                 Greenville, South Carolina  29602

   For ACNB:     Michael L. Laughlin
                 Aiken County National Bank
                 Post Office Box 1546
                 Aiken, South Carolina  29802

   Copies to:    James R. Barber III
                 Todd & Barber
                 Post Office Box 1549
                 Columbia, South Carolina 29202
                 George S. King, Jr.
                 Sinkler & Boyd, P.A.
                 Post Office Box 11889
                 Columbia, South Carolina 29211

   11.5.     Counterparts.    This  Agreement   may  be  executed  in
one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   11.6. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

   11.7.  Law  Governing.   This Agreement  shall be  governed by  and
construed  in accordance with the laws of the State of South Carolina.

   11.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

   11.9. Waiver. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

   IN WITNESS WHEREOF, this Agreement has been duly entered as of the date firstwritten above.

                          CAROLINA FIRST CORPORATION

                                          By:   /s/ Mack I. Whittle, Jr.
                                                Mack I. Whittle, Jr.
                                                President and CEO


                                    CAROLINA FIRST BANK

                                          By:   /s/ Mack I. Whittle, Jr.
                                                Mack I. Whittle, Jr.
                                                Chairman


                          AIKEN COUNTY NATIONAL BANK


                                          By:   /s/ Michael L. Laughlin
                                                Michael L. Laughlin
                                                Chairman of the Board of
                                                Directors

                       APPENDIX A TO REORGANIZATION AGREEMENT

   PLAN OF MERGER OF AIKEN COUNTY NATIONAL BANK WITH AND INTO CAROLINA
   FIRST BANK

   Pursuant to this Plan of Merger (the "Plan of Merger"), Aiken County National Bank ("ACNB"), a national banking association existing under the laws of the United States of America, shall be acquired by Carolina First Corporation ("CFC"), a corporation existing under the laws of the State of South Carolina, by the merger of ACNB with and into Carolina First Bank ("CFB"), a banking corporation existing under the laws of the State of South Carolina and a wholly-owned subsidiary of CFC.

                              ARTICLE
I.  DEFINITIONS

   The capitalized terms set forth below shall have the following meanings:

   1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFC, CFB and ACNB and in a form appropriate for filing with the Secretary of State of South Carolina, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

   1.2. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.


   1.3. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of ACNB Common Stock, as calculated pursuant to Section 3.1 hereof.

   1.4. "Dissenting Stockholder" shall mean the holder of shares of ACNB CommonStock who has made a timely demand for payment of the fair value of his or her shares by the effective exercise of dissenters' rights in the manner provided in 12 U.S.C.A. (Section)214a.

   1.5. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof.

   1.6. "Merger" shall mean the merger of ACNB with and into CFB as more particularly set forth herein and in the Reorganization Agreement.

   1.7. "Fair Market Value" shall mean, with respect to the CFC Common Stock for a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding four business days.

   1.8. "OCC" shall mean the Office of Comptroller of the Currency.

   1.9. "Reorganization  Agreement"  shall   mean  the  Agreement  and
Plan of Reorganization among CFC, CFB and ACNB dated the date hereof, to which this Plan of Merger is attached as Appendix A.

   1.10. "Stockholder Approvals" shall mean, as the context may require, the written consent (duly authorized) of CFC to the merger of ACNB with and into CFB and the approval by the requisite vote of the stockholders of ACNB at the Stockholders' Meeting of the merger of ACNB with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.

   1.11. "Stockholders' Meeting" shall mean the meeting of the stockholders of ACNB at which the Merger shall be voted upon.

   1.12. "Surviving Corporation" shall mean CFB after consummation of the Merger.

                              ARTICLE II.  THE MERGER

   2.1.   Merger.    Subject  to   the  terms  and  conditions  set
forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, ACNB shall be merged with and into CFB. CFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of South Carolina.

   2.2. Effective Time. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina as applicable.

   2.3. Capitalization The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.

   2.4. Charter. The charter of CFB as in effect at the Effective Time shall be and remain the charter of the Surviving Corporation.


   2.5.   Bylaws.   The Bylaws of CFB,  as in effect  at the Effective
Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.

   2.6. Properties and Liabilities of ACNB and CFB. At the Effective Time, the separate existence and corporate organization of ACNB shall cease, and CFB shall thereupon and thereafter, to the extent consistent with its charter and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of ACNB without further act or deed.

                     ARTICLE III.  MANNER OF CONVERTING SHARES

   3.1.   ACNB  Common  Stock.      Each share  of  ACNB  Common Stock
issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into one and one/eighth share (1.125 shares) of CFC Common Stock.


   3.2. CFB Common Stock. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.

   3.3.   Treasury  Shares.   Any  and  all shares  of ACNB  Common
Stock held as treasury shares by ACNB shall be cancelled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.3.4.Fractional Shares. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the ACNB Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the CFC Common Stock on the last trading day immediately preceding the Effective Time.

                 ARTICLE IV.  EXCHANGE OF COMMON STOCK CERTIFICATES

   4.1. Issuance of CFC Certificates; Cash for Fractional Shares. After the Effective Time, each holder of shares of ACNB Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFC or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger. The certificate or certificates of ACNB Common Stock so surrendered shall be duly endorsed as CFC or its transfer agent may
require.   To  the extent  required by Section  3.4 of  this Plan of
Merger, each holder of shares of ACNB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CFC Common Stock to which such holder might be entitled.

   4.2.   Authorized Withholdings.    CFC shall  not be  obligated to
deliver theconsideration to which any former holder of ACNB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of ACNB Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or ACNB. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of ACNB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the ACNB Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.

   4.3. Limited Rights of Former ACNB Stockholders. After the Effective Time, each outstanding certificate representing shares of ACNB Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholder of ACNB Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor as provided in this Plan of Merger.

                             ARTICLE V.  STOCK OPTIONS

   5.1.   Options.     At   the  Effective   Time,  all   outstanding
obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of ACNB, shall, after the Effective Date, represent only the right to receive shares of CFC Common Stock based on the Conversion Ratio.

                             ARTICLE VI.  MISCELLANEOUS

   6.1.   Conditions Precedent.   Consummation of  the Merger  is
conditioned upon receipt of the Stockholder Approvals. In addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.

   6.2. Termination. This Plan of Merger may be terminated at any time prior tothe Effective Time as provided in Section IX of the Reorganization Agreement.

   6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Stockholders' Meeting except in accordance with applicable law.

   Dated as of this _____ day of October, 1994.

          APPENDIX B

                                  DISSENTERS' RIGHTS


          (Section) 214a.   Procedure  for  conversion,  merger, or
                    consolidation; vote of stockholders

               A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:


          (a) Approval of board of directors; publication of notice of stockholders; meeting; waiver of publication; notice by registered or certified mail

               The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.


          (b)  Rights of dissenting stockholders

               A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

APPENDIX C

                                   CARSON MEDLIN CO




          February 9, 1995


          The Board of Directors
          Aiken County National Bank
          142 Chesterfield Street S.E.
          Aiken, South Carolina 29801

          Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of Aiken County National Bank (the "Bank" or "ACNB") under the terms of a merger of ACNB with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation (Carolina First Bank and Carolina First Corporation being collectively referred to herein as "CAFC")
          pursuant to an Agreement and Plan of Reorganization and an Agreement of Merger, as amended, both dated October 13, 1994 among ACNB and CAFC (collectively, the "Agreements") (the "Merger"). Upon the effective date of the Merger, each of the approximately 402,500 outstanding shares of the Bank's common stock will be converted into the right to receive 1.125 shares of CAFC common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreements.

          The Carson Medlin Company (Carson Medlin) is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As a part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in the Southeast and the major commercial banks operating in this region. We have been retained by the Bank in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.


          In  reaching  our  opinion,   we  have  analyzed  the  respective
          financial positions, both current and historical, of the Bank and CAFC. We have reviewed (i) the Agreements; (ii) the Annual
          Reports   to  shareholders,   including  the   audited  financial
          statements of ACNB and the unaudited financial statements of ACNB, and the Annual and Quarterly Reports on Forms 10-K and 10-Q of CAFC, for the five years ended December 31, 1993 and the nine months ended September 30, 1994; (iii) the news release of CAFC dated January 25, 1995 describing financial results, on a preliminary basis, for the twelve months ended December 31, 1994;
          (iv) monthly interim financial statements of ACNB for the period January to December 1994; (v) certain financial and operating information with respect to the business, operations and prospects of ACNB and CAFC; and (vi) the Proxy Statement/Prospectus prepared in connection with the special meeting of the shareholders of ACND to be held to approve the merger.

          Carson Medlin also (a) held discussions with members of the senior management of ACNB and CAFC regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of ACNB and CAFC and compared them with the historical prices and trading activities of certain publicly-traded companies which it deemed to be relevant; (c) compared the results of operations of ACNB and CAFC with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on CAFC; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.


          We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Bank or of CAFC. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.


          Based upon the foregoing, it is our opinion that the total consideration to be received by the unaffiliated shareholders of Aiken County National Bank pursuant to the Merger is fair, from a financial point of view, to the unaffiliated shareholders of Aiken County National Bank.

          Very truly yours,




          THE CARSON MEDLIN COMPANY

APPENDIX D



                             CONDENSED SUMMARY OF EARNINGS
                              CAROLINA FIRST CORPORATION



                                    (unaudited)


                                                  Years ended December 31,
                                        1991         1992       1993        1994

                                                  (dollars in thousands)

Interest income..................... $ 35,305    $ 38,174    $48,692    $  71,591
Interest expense....................   22,439      20,335     21,749       29,964
 Net interest income................   12,866      17,819     26,943       41,627

Provision for loan losses...........    1,423       1,453        909          950

 Net interest income after provision
   for loan losses..................   11,443      16,366     26,034       40,677

Noninterest income..................    2,286       3,456      6,252        7,858
Noninterest expenses................   11,607      16,145     25,178       49,960

 Income before income taxes.........    2,122       3,677      7,108       (1,425)

Income taxes........................      442       1,160      2,173          444

 Net income.........................    1,680       2,517      4,935       (1,869)

Dividends on preferred stock........                  625      1,930        2,433

 Net income applicable
 to common shareholder               $  1,680    $  1,892    $ 3,005    $  (4,302)

                               CONDENSED SUMMARY OF EARNINGS
                                     CAROLINA FIRST BANK
                                         (unaudited)

                                                 Years ended December 31,
                                                  (dollars in thousands)
                                        1991        1992       1993         1994
Interest income..................... $ 23,646    $ 24,495    $36,713    $  55,594
Interest expense....................   14,647      11,953     15,688       22,451
 Net interest income................ $  8,999      12,542     21,025       33,143

Provision for loan losses...........    1,108       1,309        809          850

 Net interest income after provision
   for loan losses..................    7,891      11,233     20,216       32,293

Noninterest income..................    2,228       3,361      5,394        5,416
Noninterest expenses................    8,530      11,864     20,028       41,584

 Income before income taxes.........    1,589       2,730      5,582       (3,875)

Income taxes........................      284         819      1,709       (1,239)

 Net income......................... $  1,305    $  1,911    $ 3,873    $  (2,636)


                              CONDENSED SUMMARY OF EARNINGS
                               AIKEN COUNTY NATIONAL BANK
                                       (unaudited)

                                               Years ended December 31,
                                                (dollars in thousands)
                                       1991       1992        1993        1994
Interest income..................... $ 3,719    $ 3,528     $ 3,068    $ 3,031
Interest expense....................   2,291      1,979       1,437      1,187
 Net interest income................ $ 1,429      1,550       1,630      1,844

Provision for loan losses...........     264        375          52        140

 Net interest income after provision
   for loan losses..................   1,165      1,174       1,578      1,704

Noninterest income..................     187        235         211        129
Noninterest expenses................   1,282      1,544       1,677      2,139

 Income before income taxes.........      70       (134)        112       (306)

Income taxes........................      12         --          --         --

 Net income......................... $    59    $  (134)    $   112    $  (306)


                                       CONDENSED BALANCE SHEET
                                      CAROLINA FIRST CORPORATION
                                             (unaudited)

                                                               December 31,
                                                          (dollars in thousands)
                                                           1993           1994
Assets:
 Cash and due from banks....................            $  27,320     $    55,047
 Federal funds sold.........................               54,212             500
 Investment securities......................              114,726         117,059
 Loans......................................              567,379         866,742
   Less unearned income.....................               (2,221)           (873)
   Less allowance for loan losses...........               (5,688)         (5,267)
    Net loans...............................              559,470         860,602
 Premises and equipment.....................               28,990          36,842
 Other assets...............................               31,703          50,047
Total assets................................            $ 816,421     $ 1,120,097

Liabilities and stockholders' equity:
 Liabilities
   Deposits
    Noninterest-bearing.....................            $  39,563     $   119,950
    Interest bearing........................              436,705         805,498
      Total deposits........................              476,268         925,448
   Borrowed funds...........................                3,859         107,200
   Other liabilities........................                4,711           8,408
    Total Liabilities.......................              484,838       1,041,056

Total stockholders' equity..................               44,225          79,041

Total liabilities and stockholders' equity..            $ 529,063     $ 1,120,097


                                  CONDENSED BALANCE SHEET
                                     CAROLINA FIRST BANK
                                         (unaudited)

                                                               December 31,
                                                         (dollars in thousands)
                                                          1993           1994
Assets:
 Cash and due from banks....................            $  28,844     $  49,048
 Federal funds sold.........................               51,641         1,000
 Investment securities......................               96,200        90,192
 Loans......................................              425,953       647,696
   Less unearned income.....................               (2,161)         (819)
   Less allowance for loan losses...........               (4,466)       (3,849)
    Net loans...............................              419,326       643,028
 Premises and equipment.....................               18,263        24,583
 Other assets...............................               23,745        30,104
Total assets................................            $ 634,019     $ 837,955

Liabilities and stockholders' equity:
 Liabilities
   Deposits
    Noninterest-bearing.....................            $  55,111     $  91,618
    Interest bearing........................              513,352       617,425
      Total deposits........................              568,463       709,043
   Borrowed deposits........................               10,394        66,886
   Other liabilities........................                9,332         6,788
    Total Liabilities.......................              588,189       782,717

Total stockholders' equity..................               45,830        55,238

Total liabilities and stockholders' equity..            $ 634,019     $ 837,955


                                CONDENSED BALANCE SHEET
                              AIKEN COUNTY NATIONAL BANK
                                     (unaudited)

                                                             December 31,
                                                       (dollars in thousands)
                                                          1993        1994
Assets:
 Cash and due from banks....................           $  1,385     $  2,204
 Federal funds sold.........................              3,258        2,480
 Investment securities......................              7,002        4,246
 Loans......................................             29,400       29,736
   Less allowance for loan losses...........               (621)        (402)
    Net loans...............................             28,779       29,334
 Premises and equipment.....................              1,576        1,662
 Other assets...............................              1,952        1,700
Total assets................................           $ 43,952     $ 41,625

Liabilities and stockholders' equity:
 Liabilities
   Deposits
    Noninterest-bearing.....................           $  3,318     $  4,580
    Interest bearing........................             36,774       33,442
      Total deposits........................             40,092       38,022
   Borrowed funds...........................                 24            -
   Other liabilities........................                134          211
    Total Liabilities.......................             40,251       38,232

Total stockholders' equity..................              3,701        3,393

Total liabilities and stockholders' equity..           $ 43,952     $ 41,625


                                        PART-II

                       INFORMATION NOT REQUIRED IN THE PROSPECTUS


        Item  20:  Indemnification of Directors and Officers

            Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide (i) that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and
        (ii) that the Corporation shall pay for or reimburse the reasonable ex-penses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which generally makes the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

            Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

            Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state:
        "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."


        Item  21:  Exhibits and Financial Statement Schedules

            (a)  Listing of Exhibits:

        Exhibit

         2.1 -- Reorganization Agreement dated as of October 13, 1994 between and among Carolina First Corporation, Carolina First Bank and
                  ACNB:  Included as Appendix A to this filing.

         3.1 -- Articles of Incorporation: Filed with initial filing of this Registration Statement.

         3.2 -- Bylaws: Incorporated by reference to Exhibit 4.2 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Commission File No. 0-15083.
         4.1 -- Specimen Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
         4.2 -- Specimen Noncumulative Convertible Preferred Stock Series 1993 certificate: Incorporated by reference to Exhibit 4.3 from Carolina First Corporation's Registration Statement on Form S-2, Commission File No. 33-57110.

         4.3  --  Specimen   Convertible   Preferred    Stock   Series    1993B
                  certificate:  Incorporated by  reference to Exhibit 4.3  from
                  Carolina  First   Corporation's  Registration  Statement   on
                  Form S-2, Commission File No. 33-75458.
         4.4  --  Specimen  Noncumulative  Convertible Preferred  Stock  Series
                  1994 certificate:   Incorporated by reference to Exhibit 4.12
                  from Carolina First  Corporation's Registration Statement  on
                  Form S-2, Commission File No. 33-75458.
         4.5  --  Articles of Incorporation: Included as Exhibit 3.1.
         4.6  --  Bylaws: Included as Exhibit 3.2.
         4.7  --  Series  1993  Preferred  Stock  Dividend  Reinvestment  Plan:
                  Incorporated by reference to the Prospectus in Carolina First
                  Corporation's  Registration Statement on Form S-3, Commission
                  File No. 33-72868.
         4.8  --  Common  Stock Dividend  Reinvestment Plan:    Incorporated by
                  reference to the Prospectus  in Carolina First  Corporation's
                  Registration  Statement  on  Form S-3,  Commission  File  No.
                  33-73280.
         4.9  --  Series  1994  Preferred  Stock  Dividend  Reinvestment  Plan:
                  Incorporated by reference to the Prospectus in Carolina First
                  Corporation's Registration Statement on  Form S-3, Commission
                  File No. 33-79774.
         4.10 --  Shareholders' Rights Agreement:  Incorporated by reference to
                  Exhibit 2 of Carolina First  Corporation's Current Report  on
                  Form 8-K dated November 9, 1993, Commission File No. 0-15083.

         5.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of Carolina First Corporation: Filed with initial filing of this Registration Statement.


         8.1 -- Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding federal income tax matters: Filed with initial filing of this Registration Statement.

        10.1  --  Carolina   First  Restricted  Stock   Plan:  Incorporated  by
                  reference  to Exhibit 28.1  of  Carolina First  Corporation's
                  Registration  Statement  on  Form S-8,  Commission  File  No.
                  33-36411, filed with the Commission on August 17, 1990.
        10.2  --  Carolina  First Corporation  Employee  Stock Ownership  Plan:
                  Incorporated by reference to  Exhibit 10.2 of Carolina  First
                  Corporation's Annual  Report on Form 10-K for  the year ended
                  December 31, 1991, Commission File No. 0-15083.
        10.3  --  Carolina  First  Corporation  Incentive  Stock  Option  Plan:
                  Incorporated by reference to  Exhibit 28.1 of Carolina  First
                  Corporation's Registration Statement on Form S-8,  Commission
                  File  No.  33-36412, filed  with the Commission on August 17,
                  1990.
        10.4  --  Carolina   First    Corporation   Salary    Reduction   Plan:
                  Incorporated by reference to  Exhibit 28.1 of Carolina  First
                  Corporation's Registration Statement on Form S-8,  Commission
                  File No.  33-25424, filed with the  Commission on November 9,
                  1988.
        10.5  --  Noncompetition  and  Severance  Agreement  dated  November 9,
                  1993, between Carolina First Corporation and Mack I. Whittle,
                  Jr.: Incorporated  by reference  to Exhibit 10.1 of  Carolina
                  First  Corporation's Quarterly  Report on  Form 10-Q  for the
                  quarter  ended   September  30,  1993,  Commission  File  No.
                  0-15083.
        10.6  --  Noncompetition  and  Severance  Agreement  dated  November 9,
                  1993,  between Carolina  First  Corporation  and  William  S.
                  Hummers  III: Incorporated  by reference  to Exhibit  10.2 of
                  Carolina  First Corporation's  Quarterly Report  on Form 10-Q
                  for the quarter ended September 30, 1993, Commission File No.
                  0-15083.
        10.7  --  Noncompetition  and Severance  Agreement  dated  November  9,
                  1993, between Carolina First  Corporation and James W. Terry,
                  Jr.: Incorporated  by reference  to Exhibit 10.3 of  Carolina
                  First  Corporation's Quarterly  Report on  Form 10-Q  for the
                  quarter  ended   September  30,  1993,  Commission  File  No.
                  0-15083.

        10.8 -- Reorganization Agreement entered into as of November 14, 1994 by and among Carolina First Bank, Carolina First Corporation and Midlands National Bank: Filed with initial filing of this Registration Statement.

        10.9  --  Short-Term Performance  Plan:  Incorporated by  reference  to
                  Exhibit 10.3 of Carolina First Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Commission File No. 0-15083.

        11.1 -- Computation of Per Share Earnings: Filed with initial filing of this Registration Statement.

        21.1  --  Subsidiaries  of  the  Registrant:    Carolina   First  Bank,
                  Carolina  First  Savings  Bank,  F.S.B.  and  Carolina  First
                  Mortgage Company.
        23.1  --  Consents of Wyche, Burgess, Freeman & Parham, P.A.: Contained
                  in Exhibits 5.1 and 8.1.
        23.2  --  Consents of Elliott Davis & Co:  Contained in Part II at II-6
                  and II-7.
        23.3  --  Consent of The Carson  Medlin Company:  Contained  in Part II
                  at II-8.
        24.1  --  The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

        27.1 -- Financial Data Schedules: Filed with initial filing of this Registration Statement.


        99.1 -- Form of Proxy: Filed with initial filing of this Registration Statement.


            (b)   Financial Statement Schedules:   See Financial Statements  of
        Aiken County National Bank.


            (c)  Report,  Opinion or Appraisal:   The opinion of  Carson-Medlin
        is attached to the Proxy Statement/Prospectus as an Appendix.


        Item  22:  Undertakings

           (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable forms.

           (c) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

           (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

           (g) The undersigned Registrant hereby undertakes:

                (1)  To file, during  any period in  which offers or  sales are
           being  made,  a  post-effective   amendment  to  this   Registration
           Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
                (iii) To  include any material information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

                PROVIDED, HOWEVER that paragraphs (g)(1)(i) and (g)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 8, 1995.

                                          CAROLINA FIRST CORPORATION

                                     By:    /s/ William S. Hummers III
                                            William S. Hummers III
                                            Executive Vice President


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:



       Signature                          Title                                           Date

       /s/ William R. Timmons, Jr. *      Chairman of the Board                           February 8, 1995
       William R. Timmons, Jr.

       /s/ Mack I. Whittle, Jr. *         President, Chief Executive Officer              February 8, 1995
       Mack I. Whittle, Jr.               and Director (Principal Executive Officer)

       /s/ William S. Hummers III         Executive  Vice  President, Director            February 8, 1995
       William S. Hummers III             (Principal Accounting and  Financial Officer)

       /s/ Judd B. Farr *                 Director                                        February 8, 1995
       Judd B. Farr

                                          Director                                        February   , 1995
       C. Claymon Grimes, Jr.

       /s/ M. Dexter Hagy *               Director                                        February 8, 1995
       M. Dexter Hagy

       /s/ Robert E. Hamby, Jr. *         Director                                        February 8, 1995
       Robert E. Hamby, Jr.

                                          Director                                        February   , 1995
       R. Glenn Hilliard

                                          Director                                        February   , 1995
       Richard E. Ingram

                                          Director                                        February   , 1995
       Charles B. Schooler

       /s/ Elizabeth P. Stall *           Director                                        February 8, 1995
       Elizabeth P. Stall

                                          Director                                        February   , 1995
       William M. Webster III

       *  By William S. Hummers III Attorney in Fact

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


            We consent to the reference to our firm by Carolina First Corporation under the caption "Experts" and to the use of our report dated February 7, 1994, in the Registration Statement, as amended, No. 33-57389 (Form S-4) for the registration of 452,813 shares of its Common Stock.



                                      ELLIOTT, DAVIS & COMPANY, L.L.P.



       Greenville, South Carolina

       February 8, 1995

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





            We consent to the reference to our firm by Aiken County National Bank under the caption "Experts" and to the use of our report dated January 14, 1994, in the Registration Statement, as amended, No. 33-57389 (Form S-4).





                                      ELLIOTT, DAVIS & COMPANY, L.L.P.


       Greenville, South Carolina

       February 8, 1995

                                CARSON MEDLIN COMPANY




                         CONSENT OF THE CARSON MEDLIN COMPANY


            We hereby consent to the inclusion as Appendix C to the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Carolina First Corporation of our letter to the Board of Directors of Aiken County National Bank and to the references made to such letter and to the firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




                                                     THE CARSON MEDLIN COMPANY

            Raleigh, North Carolina
            February 9, 1995